As filed with the Securities and Exchange Commission on June 23, 2000
                                                     Registration No.
===============================================================================
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                           --------------------
                                 FORM SB-2
                          REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                           --------------------
                         ELECTROPHARMACOLOGY, INC.
             (Exact name of registrant as specified in charter)

      Delaware                 95-4315412                    2834
---------------------    -----------------------    ----------------------

(State or other       (IRS Employer Identification     (Primary Standard
jurisdiction of                    No.)             Industrial Classification
Incorporation or                                          Code Number)
organization)

                         ELECTROPHARMACOLOGY, INC.
                           12085 RESEARCH DRIVE
                          ALACHUA, FLORIDA 32615
                         Telephone: 904-462-2249
                         Telecopier: 904-462-0985
        (Address including zip code, and telephone number, including area code, of registrant's principal executive offices
                                  ------
                              Arup Sen, Ph.D.
                          Electropharmacology, Inc.
                            12085 Research Drive
                           Alachua, Florida 32615
                               904/462-2249
                          Telecopier: 904/462-0985
          (Name, address, including zip code, and telephone number,
                including area code, of agent for service)
                            ---------------------
                       COPIES OF ALL COMMUNICATIONS TO:
                            ---------------------
                            Wendy Mitchler, Esq.
                    2691 East Oakland Park Boulevard
                                 Suite 200,
                         Fort Lauderdale, Florida 33306
                               954/630-8295
                         Telecopier: 954/630-9602


     Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a) may determine.

===============================================================================
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                            Maximum
                                            Amount           Proposed Maximum      Proposed Maximum        Amount of
Title of Each Class of Securities           To be          Offering Price Per         Offering           Registration
          to be Registered                Registered             Share (1)             Price (1)              Fee
------------------------------------   ------------------   --------------------   ------------------   -----------------

Common Stock ...................        5,000,000 Shares            $0.25             $1,250,000              $379
                                                                                      -----------
 TOTALS: ..........................     5,000,000 Shares            $0.25             $1,250,000              $379
                                                                                      ===========

-------------

(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457.

     The Exhibit Index appears on page 111 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits, contains 113 pages.

                          CROSS REFERENCE SHEET


ITEM                                                 SECTIONS IN PROSPECTUS
NO.                                                  -------------------------

 1.  Front of the Registration Statement
     and Outside Front Cover of Prospectus ......   Cover Page
 2.  Inside Front and Outside Back Cover
     Pages Of Prospectus ........................   Inside Front Cover Pages;
                                                    Table of Contents
 3.  Summary Information and Risk Factors .......   Prospectus Summary, High
                                                    Risk Factors
 4.  Use of Proceeds ............................   Prospectus Summary; Use
                                                    of Proceeds
 5.  Determination of Offering Price ............   Not Applicable
 6.  Dilution ...................................   Not Applicable
 7.  Selling Security Holders ...................   Not Applicable
 8.  Plan of Distribution .......................   Prospectus Summary; Plan
                                                    of Distribution
 9.  Legal Proceedings ..........................   Legal Proceedings
10.  Directors, Executive Officers, Promoters
     and Control Persons ........................   Management - Directors and
                                                    Executive Officers
11.  Security Ownership of Certain Beneficial
     Owners and Management ......................   Principal Shareholders
12.  Description of Securities ..................   Description of Common
                                                    Stock; Dividend Policy
13.  Interest of Named Experts and Counsel.......   Legal Matters; Experts
14.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities ................................   Management-Limited
                                                    Liability and
                                                    Indemnification of
                                                    Directors
15.  Organization within Last Five Years ........   Management's Discussion
                                                    and Analysis
16.  Description of Business ....................   Prospectus Summary; High
                                                    Risk Factors; Our Business
17.  Management's Discussion and Analysis or
     Plan of Operation ..........................   Management's Discussion
                                                    and Analysis
18.  Description of Property ....................   Our Business
19.  Certain Relationships and Related
     Transactions ...............................   Certain Transactions
20.  Market for Common Equity and Related
     Stockholder Matters.........................   High Risk Factors; Certain
                                                    Market Information
                                                    Description of Common
                                                    Stock; Dividend Policy
21.  Executive Compensation .....................   Executive Compensation
22.  Financial Statements .......................   Index to Financial
                                                    Statements
23.  Changes In and Disagreements With
     Accountants On Accounting and Financial
     Disclosure .................................   Changes in and
                                                    Disagreements with
                                                    Accountants on
                                                    Accounting and Financial
                                                    Disclosure

                             [GRAPHIC OMITTED]


                      5,000,000 Shares of Common Stock



     The shares are being offered on a "best efforts" basis through officers and directors of Electropharmacology, Inc.

     Electropharmacology's common stock is quoted on the OTC Bulletin Board under the symbol 'EPHI'. The last reported sale price of the common stock on June 23, 2000 was $.21 per share.

=======================================================================

                       Price to                      Proceeds Before
                        Public       Commissions     Expenses to EPI
Per Share .........   $            $               $

Total..............   $            $               $
-----------------------------------------------------------------------


     This investment involves a high degree of risk. You should purchase these securities only if you can afford a complete loss. See "High Risk Factors" beginning on page 5. These are speculative securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------


           The date of this prospectus is __________, 2000.

                              PROSPECTUS SUMMARY

Our Business

        Electropharmacology, Inc. doing business as Gemini Health Technologies Inc. is a biotechnology company specializing in creating novel products for improving the treatment of complex human diseases such as cancer, wound, infection, inflammation, and tissue degeneration associated with aging or autoimmune disorders. Our products combine commercially feasible developments of two proprietary technologies:

      DRUG DELIVERY - targeting drugs preferentially to diseased tissues and DRUG DESIGN - creating drugs to target specific genes and proteins.

        Our primary focus is on products for diseases that affect superficial tissues such as skin, breast, brain, prostate and joints. We also make and sell custom products for genomics research.

        We were incorporated in Delaware in 1995. Our corporate offices are located at 12085 Research Drive, Alachua, Florida 32615. Our telephone number is 904-462-2249.

The Offering and Our Securities

Securities Offered................  5,000,000 shares of common stock

Offering Price....................  $0.50 per share (based on estimated market market price of $.50 at time of offering)

Estimated Net Proceeds to Us .....  $2,210,000

OTC Bulletin Board Symbol ........  'EPHI'

Shares of Common Stock Outstanding:

        Prior to the Offering.....  17,550,308 shares of common stock

        After the Offering........  22,550,308 shares of common stock
                                    (assuming all 5,000,000 shares
                                    offered hereunder are sold).

      In addition to the shares of common stock that will be outstanding after the offering, we will have 2,752,821 warrants, 1,345,988 options, 481,879 shares of common stock issuable under contract, and 8,697 shares of preferred stock convertible into 7,569,894 shares of common stock.

Use of Proceeds...................  We will use a significant portion of the proceeds to advance our most promising
                                    product candidates based on our
                                    technologies toward human clinical trials.
                                    During the next eighteen months, we plan to test our prototype drug delivery products to determine the extent to which our proprietary technologies increase the delivery of certain types of prescription dermatology drugs through the skin. The results will be used to pursue corporate partners who may be interested in sub-licensing the use of our technology to improve the delivery of their drugs. We also plan on using a portion of the proceeds to screen our small molecule drug library in laboratory tests on diseased cells and selected gene targets being identified through genomics research. These results will be used to select our most promising small molecule drug candidates and their initial disease applications in infection or inflammation. We will seek corporate partners to pursue further development of these initial products. We also intend to use a portion of the funds to expand our web-based business of making custom products for use in the research, drug discovery and database markets in the growing field of genomics. The balance of the proceeds will be used for working capital and general corporate purposes.

Market for Our Securities

Our common stock has been trading on the Over The Counter Bulletin Board since our stock was de-listed from the NASDAQ Small Cap listing in September 1997. There is only limited trading of our stock and we can give no assurance that a market in the stock will be sustained in the future.


Summary Financial Data

The following summary financial data summarizes the financial statements at the end of this prospectus. Those financial statements include notes which the investor should read. The financial statements at the end of this prospectus for the years ended December 31, 1998 and 1999 have been audited by Sweeney, Gates & Co., independent certified public accountants. The results of operations in the past do not necessarily indicate the results to be expected in the future.


                         STATEMENTS OF OPERATIONS DATA


                                               Years Ended                    3 Months Ended
                                     -------------------------------    -----------------------------
                                       12/31/99         12/31/98          03/31/00        03/31/99
                                     -------------   ---------------    -------------   -------------
Net Sales ........................  $   513,021    $    620,484       $    57,912     $   124,163
Gross Profit (loss)...............      (52,080)        210,397            (7,990)         19,525
Net Loss Available to Common
    Stockholders..................   (1,710,947)    (15,490,504)         (574,294)        617,484
Basic and Diluted Loss Per Share..         (.11)          (2.15)             (.03)           (.04)
Weighted Average Shares Out-
  standing Used in Computing
  Basic and Diluted Loss Per
  Share ..........................   16,101,254       7,214,469        17,268,325      15,276,758

                              BALANCE SHEET DATA

                                            ---------------------------------------------------
                                                                               As adjusted
                                            DECEMBER 31,    March 31, 2000     for sale of
                                               1999           UNAUDITED        5,000,000 shares
                                            -------------   ----------------   ----------------
Cash ................................... $      6,577        $     41,305     $ 2,251,305
Current Assets .........................      348,128             240,332       2,450,332
Total Assets ...........................      691,453             565,380       2,775,380
Current Liabilities ....................    2,157,618           2,320,517       2,320,517
Long-term Liabilities and Mandatorily
 Redeemable Preferred Stock ............    8,976,161           9,181,589       9,181,589
Shareholders' Deficit ..................  (10,442,326)        (10,936,726)     (8,726,726)

     The "As Adjusted" column in the Balance Sheet Data assumes the sale of all 5,000,000 shares at an offering price of $.50 in this offering and the use of proceeds of $2,210,000 after estimated offering expenses of $40,000 and commissions of $250,000 as if that sale had taken place on March 31, 2000.

                              HIGH RISK FACTORS

        You should carefully consider the following risks before making an investment decision. The trading price of our securities could decline due to any of these risks, and you could lose all or a part of your investment. You also should review the other information in this prospectus.

	We Will Need to Successfully Restructure a Defaulted Loan From Our Major Creditor. Our long-term debt consists primarily of a secured loan to an insurance company in the current principal amount of $1,163,090, which our company guaranteed in connection with the acquisition of Gemini Biotech, Ltd., a biotechnology company, in August 1998. Collateral for the loan includes Gemini's assets as well as 65 medical devices our company owns for research purposes. Gemini is not been in compliance with the financial covenants of the loan principally relating to net worth and working capital. In addition, we stopped making the required monthly payments of $19,000 on the loan in April 1999. The loan is currently in default and the lender has the right to accelerate payment of the loan although it has not yet notified us of its intent to accelerate. We believe that this loan must be restructured and reduced in order for our custom products business to continue to operate.
We are currently conducting settlement negotiations with the lender in an attempt to reach a mutually acceptable restructuring and reduction of this loan obligation; however, we can not assure you that we will succeed in our negotiations.

     We Will Require Additional Financing To Continue Our Business. Even if we are able to sell all 5,000,000 shares in this offering, it will be necessary for us to obtain additional financing in 2001 or 2002 in order for us to have adequate cash to continue to support our business and advance our technologies. If the net proceeds to vary our company from the maximum anticipated proceeds due to a difference in the stock price or if all the shares being offered are not sold, we may need to obtain additional financing in 2000 to continue our business. We can not assure you that we will be able to obtain additional financing on terms acceptable to us, if at all.
Depending on the amount of future funds we raise and the terms of such financing, especially if we sell additional shares of our company, there may be a significant dilution suffered by current investors. Some of the major factors that will affect our need to raise more money are:

        - How fast our testing of the drug delivery patches with dermatology drugs and the laboratory studies on small molecule drugs proceed;
        - Whether we get additional federal grants to fund, at least in part, any of our testing;
        - Whether we need to hire additional staff or buy equipment to grow the web-based custom product business to capitalize on the growth of the research, drug discovery and database markets in genomics;
        - Whether we are able to enter into corporate partnerships or license agreements for our technologies and the terms of these agreements; and
        -     Whether we need more funds to expand our patent portfolio.

     If this Offering is Not Completed We Will Not Have Sufficient Cash to Conduct Our Operations. Our cash flow from our web-based sales of custom products for genomics research and from our sale of common stock of ADM Tronics Unlimited that we own is not sufficient to pay for all of our expenses on a current basis. We have received the cooperation of some of our suppliers who are continuing to supply materials and services to us even though we are in arrears on our payments to them. We are relying upon the completion of this offering to start advancing our technologies and to support the production of custom products that we sell through the Internet.


      We Are Not Profitable and Will Continue to Incur Losses for the Foreseeable Future. Our company was incorporated in 1995, and following a major asset sale and corporate reorganization in 1998, consolidated its multiple operational sites into our current location. During the entire time since inception, we have experienced significant operating losses. Despite changes initiated by our management, you cannot be certain that we will ever become profitable.

      There is Substantial Doubt About Our Ability to Continue as a Going Concern. Revenues from our previous business of renting and selling a medical device ceased in 1998 because we sold this business. We started selling custom products for genomics research and drug discovery which generated only $513,021 in revenues in 1999 and $57,912 in revenues in the first three months of 2000. For the year ended December 31, 1998, we had a net loss of $15,490,504. Our 1998 losses included a one-time write-down of $15,542,607 in purchased research and development and inventory. For the year ended December 31, 1999, we had a net loss of $1,710,947. For these reasons and others, our auditor's opinion contains an explanatory paragraph expressing doubt as to our ability to continue as a going concern.

       We May Lose Rights to Our Future Products. Our ability to retain rights to the drug delivery patches we have licensed from Elan Pharmaceutical depends on our continued ability to develop potential products based on these technologies. If we fail to do so, the licensor may revoke the license and we will lose the rights to these products.

	Our Business Will Not Survive if We Do Not Advance Our Technologies into Products or Enter into Agreements with Corporate Partners. To achieve our strategic goals, we must, alone or with others, successfully develop, obtain regulatory approval for, introduce and market new products. If we do not develop new products, our business will be limited or may not survive. Neither of our two drug delivery technologies nor any of our small molecule drug candidates have undergone the testing necessary to prove their commercial feasibility. The use of our drug design technologies to make custom products for research and drug discovery in the emerging genomics field is unlikely to yield sufficient revenues to sustain our operations. We, by ourselves or with any prospective corporate partners, may not be able to develop new products. Even if a product is developed, it may not be approved for commercial sale or may not be successfully marketed.

	We Will Be Dependent on Corporate Partners. Even if we are able to raise more funds in the future and continue to advance our technologies, our resources and expertise will be limited, especially since our technologies have many possible applications in different products for different diseases. Our business success will depend on our ability to form corporate partnerships with larger companies with the resources necessary to complete the development of products and then to manufacture and market these products. We expect to be dependent on funding from these partners and other license fees, or royalties or profit sharing from our partners' sales, to continue developing our technologies. The major risks associated with our strategy of taking our technologies into products through corporate partnerships include:

       - Competition - Almost all small companies look for corporate partners. We will face competition from those companies who have similar drug delivery technologies or small molecule drugs, including those that are in more advanced stages. Also, the potential partners' in-house research and development groups will be competing with us for the same resources that we will have to draw upon.

       - Product Licensing - The decision making process in larger companies to license a product candidate or technology from another company such as ours is often different from that of ours. The initial testing of our patches to improve the delivery of the drug candidates we select may not convince a potential licensor. Similarly, the laboratory tests or animal models we select for testing our small molecule drugs may be different from what a potential partner would have chosen. We cannot predict if our strategy of initial product testing will satisfy a corporate partner to fund ongoing development of our products.

       - Product Development - After selecting one or more of our products, the partner's development and marketing strategy is likely to be different from ours and will be influenced by factors that we cannot predict and over which we will not have any control. Since we depend upon the steady progress of our products through the development path, a slower path taken by our partner will have a negative effect on our future revenues and potential profits.

       - Future Events - If the internal strategy of the partner changes later on, they may abandon our products. Regaining the rights to our products and finding another partner may be difficult and cause significant delays in our ability to generate revenues and profits.

       - Alternative Opportunities - Larger companies will explore multiple technologies and products for the same medical condition. Therefore, they are likely to enter into agreements with our competitors for similar products and medical conditions as our products. Depending on how the other products advance, the partner may slow down or abandon our products and terminate the agreement with us.

       - Relationship - We intend to leverage each of our technologies with different corporate partners for different medical conditions. Managing a good relationship with multiple partners is a difficult task. At this time, we do not have a track record in making and managing corporate partnership agreements.

     Our Ability to Develop or Commercialize Products is Impaired by Extensive Government Regulation. Extensive regulation puts a burden on our operations. These regulations apply to all competitors in our industry. However, other industries in which you may be considering an investment are not as heavily regulated. Our research and development activities, especially preclinical animal studies and clinical trials, are regulated by several different government agencies (for example, the Department of Human and Health Services, and the Food and Drug Administration). Manufacturing and marketing of our products are subject to additional regulations by the Food and Drug Administration in the U.S. and its counterparts in foreign countries. All of these regulations reduce our ability to respond to business opportunities and to introduce new products. We also face other regulatory burdens such as the Occupational Safety and Health Act (OSHA) and Environmental Protection Agency (EPA) with respect to our laboratory operations. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals needed to sell our products, product recalls, operating restrictions and criminal prosecution. Additional government regulation may be established in the future that could prevent or delay regulatory approval of our product candidates.

     The Cost and Length of the Regulatory Process May Prevent or Delay Marketing of Products Based on Our Technologies. We, or any of our corporate partners, must conduct extensive testing and results analyses in order to satisfy the requirements for the approval of any product that is created using our drug delivery technology or any formulation of the small molecule drugs we now have or create in the future. The regulatory approval process takes many years and requires the expenditure of substantial resources. We do not have such funds and can not be sure that we will be able to raise such funds or that our prospective corporate partners will agree to spend such funds.

	The Early Stage Nature of Our Technologies Raises Questions About Successful Development of Products. Our technologies are at an early stage. Neither we nor any other company has successfully developed and sold the types of products we plan to develop using our technologies. Therefore, there is no certainty that we will be able successfully to develop, manufacture and market our products. The major product uncertainties include:

       - We do not know if our drug delivery technologies, iontophoresis patches or PEMS braces, will lead to a product that will increase the delivery of any drug that will help patients sufficiently enough to justify product approval and manufacturing or generate market appeal;

       - The field of drug design and creating such drugs to target a protein or gene that controls a complex disease is just emerging and we cannot predict if, how, or when a small molecule drug will be commercially successful.

       We Are Not Sure About the Valuation of Acquired Businesses, Technologies and Licenses, Divested Product(s), and License Grants. The success of our business and the achievement of our financial objectives are expected to be derived through acquiring licenses or businesses as well as granting licenses or selling product lines to others for consideration. Any determination of potential return on investment in our common stock will be affected by a variety of factors:

        - The value we have paid for any of the businesses or licenses that we have acquired;
        - The consideration we have received for any product or business line or technology licenses that we grant to a third party relative to the actual realizable value of the product or technology;
        - The consideration we pay for any future technology or product or business that we acquire; and
        - The consideration that we receive in the future from a future corporate partner or a third party for different market applications of our technologies or products.

The determination and financial reporting of these elements is difficult because of the early stage of development of our current technologies and the technologies we expect to acquire for the foreseeable future. Therefore, many of the standard criteria used in estimating return on investment are not applicable to our business for the foreseeable future.

        We Are Uncertain About Our Patents, Confidential Information and Trade Secrets and The Rights of Third Parties. Patent protection for our technologies and products will be a critical factor in our ability to raise funds by selling our common stock in the future or engaging corporate partners to fund product development. Without the possibility of reasonable patent protection, it will be difficult to justify the time and money investment that is necessary to complete the development of a product. The major risk factors regarding the types of technologies and products we are developing include:

        - The rules and criteria for receiving an issued patent to claim biotechnology products or processes are still developing and unclear. We cannot predict our ability to obtain patent issuance from either the United States Patent and Trademark Office or its foreign counterparts. We are also not sure as to the scope of the claims that would be allowed by the different patent offices. Even after a patent issues, another party may challenge it and the patent office may either then declare it invalid or reduce the scope of the claim that was originally granted. One recent change during the last five years in The United
                States Patents and Trademark Office also has changed the life of validity of a patent. Patents issued or filed before June 1995 are valid for 17 years from the issue date. However, patent applications filed after June 1995 are valid for 20 years from the date of filing the patent application and thus may have a shorter life if it takes longer than three years from the date of filing to receive an issuance. In the biotechnology industry, sometimes it takes several years of processing before a patent is issued based on a patent application.

        - The cost of prosecuting patents can be high, especially in foreign countries where each country has its own office and many offices require expensive translation from the original patent application that we usually file in the English language. We may not have the financial resources to pursue patent protection in all major countries where our products may be marketed.

        - Even after we receive a patent, we may still need to obtain licenses from others whose patents may be of a broader scope. In addition, others may challenge the validity of our patents or assert that we are infringing on their patent claims. Even if these activities or assertions by others may be incorrect, the process for resolving these arguments in the court system is long, expensive and unpredictable. Similarly, others may violate our patent rights and start producing a competing product. To enforce our patent rights against them in a court of law will be expensive. Since the rules and criteria regarding patent claims in biotechnology are still evolving, we cannot predict the outcome of any litigation with respect to our and others' patent rights.

        - If we decide or we are forced to obtain a license for another party's patent in order to use our technology, we cannot be sure that such other party will agree to give us a license on reasonable terms, if at all. In this event, we or our corporate partner may have to abandon the development or marketing of the product. Since we expect to be dependent upon corporate partners for the development and marketing of many of our products, the partner's view about another party's patent may be different than ours. If the partner decides that another party's patent blocks our products then the partner may stop developing or marketing the product even though we may not agree with that decision. We will then need to pursue the expensive and time consuming process of regaining the rights to our products back from the partner and trying to either fund it ourselves or find another corporate partner.

     We also rely upon trade secret protection for some of our confidential and proprietary information. All of our employees are required to sign a confidentiality and non-disclosure agreement prohibiting them from disclosing or using our trade secrets or proprietary information. However, we cannot guarantee that all employees will abide by the agreements, especially after they leave our employment, and such agreements are often difficult to enforce.

     Although we have licensed and have been granted some patents, we cannot be sure that others will not develop technologies or products around the scope of our patent claims and compete with us. We are aware of a number of pharmaceutical and biotechnology companies and many academic researchers working on drug delivery and drug design technologies. Many of the companies have significantly more cash and other resources than we have. Therefore, the risk of competition from many of these companies is substantial.

     Our Marketing Ability is Limited. We have achieved only minimal marketing success and only in selling custom products for molecular research and genomics drug discovery through our web-based system. We have no capability in marketing any of the drug delivery or custom drug products that we believe will arise from our technologies.

     We Have Not Held an Annual Meeting to Elect Directors since 1997. Under Delaware law, any stockholder may apply to the Delaware Court of Chancery and require us to hold a meeting to elect directors. If this occurs, the composition of our company's board of directors could change based on the stockholder vote.

     You May Not be Able to Sell Your Shares Because There May Be a Limited or No Market For Our Securities After this Offering. We cannot assure you that a trading market will be sustained after completion of the offering or that the market price of the common stock will remain at or above the public offering price. The offering price is dependent on the trading price at the time this prospectus becomes effective. Historically, the price of our common stock has been volatile and has had little or no relationship to our operating results, book value, net worth or financial criteria of value used to evaluate other businesses.

     You May have Difficulty Selling Your Shares Because Our Securities Are Classified as Penny Stocks. For the foreseeable future, our common stock will be sold only in the over-the-counter market in what are commonly known as the "pink sheets" or the NASD Electronic Bulletin Board. Because our securities are subject to the Securities and Exchange Commissions's penny stock rules, broker-dealers will be restricted in their ability to sell the securities in the open market. The "penny stock" trading rules impose additional duties and responsibilities upon broker-dealers and salespersons in recommending and effecting purchases of our stock. These "penny stock" trading rules would adversely affect the ability of a holder of our common stock to resell his or her shares because they have the effect of reducing the number of potential purchasers. Many broker-dealers will not effect transaction in penny stocks except on unsolicited basis in order to avoid compliance with the "penny stock" trading rules. For these reasons, you may have difficulty in selling your shares and may have difficulty in obtaining accurate quotations of the market price of the shares.

     Sales of Substantial Amounts of Common Stock in the Public Market Following the Offering Could Adversely Affect the Market Price for the Common Stock. In addition to the shares that will be sold in this proposed offering, other current holders of our company's stock may decide to sell some or all of their shares. Such sale of shares may significantly reduce the share price at any time in the future.

                         FORWARD LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "High Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements.
Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.


                           USE OF PROCEEDS

     The net proceeds from the sale of the shares after deducting the expenses of the offering will be approximately $2,210,000 if all 5,000,000 shares are sold. The following table summarizes our intended use of these proceeds.


                                                             Approximate      Percent of
Use of Proceeds                                                Amount         Proceeds
---------------                                                ------         --------
Research and Development
 - testing of drug delivery device prototypes                $1,000,000           45%
 - testing of selected small molecule drugs                     600,000           27%
 - expansion of custom genomics products/services               100,000            5%
Working Capital                                                 300,000           14%
General Corporate Purposes                                      210,000            9%
                                                             ----------          ----
      Total                                                  $2,210,000          100%


	We will use most of the funds raised in this offering to advance our technologies, allocate a small portion to expand our web-based custom products business for the genomics market and use the remainder for working capital and general corporate purposes. The working capital and general corporate purposes include payment of certain accrued payables that primarily consist of past due payables to certain large vendors for laboratory supplies, as well as previous legal and accounting fees. Depending on the amount of funds raised, a portion of the funds designated for general corporate purposes may be used to repay a portion of a loan from our company's largest secured creditor if we are able to successfully restructure and reduce the debt. The amount of funds to be spent in the different categories will be adjusted if the proceeds to our company vary due to a difference in the stock price or if all of the shares being offered are not sold. In the event we are unable to sell all 5,000,000 shares, our primary focus will be on testing the prototype flexible patches for drug delivery through the skin and initial testing of one or two of the most promising small molecule drug candidates. We will reduce funds intended to be used for our web-based business, working capital and general corporate purposes.

	We also will have the discretion to change the amount of funds used for each purpose.

     	We may make temporary investments in bank certificates of deposit, interest bearing, insured savings accounts, United States government notes, bills or bonds and insured money market funds, until it is time to use the funds for the purposes outlined above. Any income derived from these short-term investments will be used for working capital.


                             DIVIDEND POLICY

	You cannot expect to receive cash flow from this investment. We do not anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings, if any, to fund the operation of our business.


                              CAPITALIZATION

      The following table presents the capitalization of our company as of March 31, 2000. The "As Adjusted" columns in the table presents the capitalization taking into account the receipt of the estimated net proceeds from the sale of all 5,000,000 shares at a price of $0.50 per share after estimated offering costs of approximately $290,000 as if it had occurred on March 31, 2000.

      The capitalization of our company will not change if no shares are sold under this "best efforts" offering. The table does not take into account any shares which may be issued on exercise of warrants or options, or conversion of preferred stock into common stock, or shares which are currently issuable under contract.



                                               Actual               As Adjusted
                                               ------               -----------
Short-term debt:
  Current portion of long-term debt        $  1,408,738            $  1,408,738
  Current portion of capital leases              13,921                  13,921
                                             ----------              ----------
                                           $  1,422,659            $  1,422,659
                                             ==========              ==========
Long-term debt:
  Long-term debt                           $     14,807            $     14,807
  Capital leases                                  7,593                   7,593
  Notes payable - related parties                65,926                  65,926
                                             ----------              ----------
                                                 88,326                  88,326
Mandatorily redeemable convertible
  preferred stock, $.01 par value,
  7,887 shares, issued and
  outstanding                                 9,093,263               9,093,263
                                             ----------              ----------

Stockholders' deficit:

Convertible preferred stock, $.01 par
  value, 9,992,113 shares authorized, no
  shares issued and outstanding                       -                       -

Common stock, $.01 par value, 30,000,000
  shares authorized; 17,268,325 shares
  issued and outstanding and 22,268,325,
  as adjusted                                   172,683                 222,683
Additional paid-in capital                   21,738,152              23,898,152
Accumulated other comprehensive loss             (8,505)                 (8,505)
Accumulated deficit                         (33,081,056)            (33,081,056)
                                            ------------            ------------
                                            (11,178,726)             (8,968,726)

Common stock reserved                           242,000                 242,000
                                            ------------            ------------

Total stockholders' deficit                 (10,936,726)             (8,726,726)
                                            ------------            ------------
Total capitalization (deficit)             $ (1,755,137)           $    454,863
                                            ============            ============

                        SELECTED FINANCIAL DATA

     The following selected financial data summarizes the financial statements included at the end of this prospectus. Those financial statements include notes which the investor should read. The financial statements at the end of this Prospectus for the years ended December 31, 1998 and 1999 have been audited by Sweeney, Gates & Co., independent certified public accountants. The results of past operations are not necessarily indicative of future results.


                                                           Year Ended                  Three Months Ended
                                               ---------------------------------   --------------------------------
                                                  12/31/99          12/31/98         03/31/00           03/31/99
                                               --------------   ----------------   --------------   ---------------
                                                                                             (UNAUDITED)
Statement of Operations Data:

Net sales ...................................  $   513,021      $    620,484      $    57,912       $   124,163
Cost of sales................................      565,101           410,087           65,902           104,638
Write-down of inventory......................            -           731,493                -                 -

   Gross profit(loss)........................      (52,080)         (521,096)          (7,990)           19,525
Selling general and administrative...........    2,027,908         1,962,403          267,409           543,795
Research and development.....................      298,354            53,823           19,609            88,047
Impairment losses............................            -        14,811,114                -                 -

   Total operating expenses..................    2,326,262        16,827,340          287,018           631,842
Interest expense.............................      147,010           108,892           39,835            34,476
Net loss available to common stockholders....   (1,710,947)      (15,490,504)        (574,294)         (617,484)
Basic and diluted loss per share.............         (.11)            (2.15)            (.03)             (.04)
Weighted average shares used in computing
 basic and diluted loss per share............   16,101,254         7,214,469       17,268,325        15,276,758




                                                ------------------------------
                                                 December 31,      March 31,
                                                   1999              2000
                                                -------------    -------------
                                                                 (UNAUDITED)
Balance Sheet Data:
Total Assets ...........................           691,453           565,380
Current Liabilities ....................         2,157,618         2,320,517
Long-term Liabilities and Mandatorily
 Redeemable Preferred Stock ............         8,976,161         9,181,589
Shareholders' Deficit ..................       (10,442,326)      (10,936,726)


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a review of our financial condition and results of operations for the years ended December 31, 1998 and 1999 and for the quarters ended March 31, 1999 and 2000. This review should be read together with the financial statements and notes included at the end of this Prospectus.


Introduction

	We are a biotechnology company engaged in developing novel products based on our proprietary drug delivery and drug design technologies to treat complex diseases that are not effectively treated by available drugs or treatment methods. We also generate revenues from a Web-based service business that uses our drug design expertise to design and sell custom products for research and drug discovery in the genomics field.

All of our technologies are under development and not commercially marketed. In addition, our Web-based custom products business currently is not profitable. As a result, we need additional capital from financing, corporate partnerships or federal grants in order to advance our technologies toward commercial feasibility. If we are unable to obtain sufficient additional funds in a timely manner, the development of our technologies and our financial condition will be materially adversely affected.

Our company was originally incorporated under the laws of the State of California in August 1990 under the name Magnetic Resonance Therapeutics, Inc. We reorganized through a merger with and into Electropharmacology, Inc., a Delaware corporation, in February 1995. During 1998, we concluded a corporate reorganization in order to focus on the biopharmaceutical applications of our proprietary PEMS technology. We sold our previous business of manufacturing and renting our SofPulse medical device to the nursing home and physical therapy markets and acquired two businesses engaged in developing new molecular technologies for drugs for cancer and inflammation. We also acquired in 1998 an iontophoresis flexible patch technology for topical dermatology applications from Elan Corporation, plc. and received an equity investment from Elan. Pending shareholder
approval, we will change our name to Gemini Health Technologies Inc.   Our
executive offices are located at 12085 Research Drive, Alachua, Florida
32615 and our telephone number is (904) 462-2249.

Results of Operations

First Three Months 2000 Compared to First Three Months 1999

Our revenue for the three months ended March 31, 2000 was $57,912, as compared to $124,163 for the three months ended March 31, 1999. This 53.4% decrease was attributable to the downsizing of our Gemini operation and its relocation from The Woodlands, Texas, to Alachua, Florida in July 1999 in order to reduce operating losses from that operation.

Cost of revenue for the three months ended March 31, 2000 decreased to $65,902, as compared to $104,638 for the three months ended March 31, 1999, a decrease of 37.0%, due to decreased production of Gemini's products and services in the first quarter of 2000, offset in part by fixed personnel costs associated with the production.

Selling, general and administrative expenses decreased to $267,409 in the three months ended March 31, 2000, as compared to $543,795 for the three months ended March 31, 1999. This 50.8% decrease in expenses is primarily attributable to the reduced volume of sales, as well as a $124,642 decrease in personnel, sales and marketing, and administrative expenses associated with the downsizing and relocation of the Gemini operation.

Research and development expenses decreased to $19,609 in the first quarter of 2000 as compared to $88,047 in the first quarter of 1999. Basic scientific research was curtailed in the first quarter of 2000 due to lack of available funds, as compared to the same period in 1999, when we had the cash resources to conduct research in connection with our iontophoresis technology we acquired from Elan. Interest income for the three months ended March, 2000 was $17 due to no funds being available for short term investment in that time period. In comparison, interest income of $10,506 for the comparable period in 1999 was primarily attributable to interest earned on cash received from Elan's $900,000 investment in our common stock in January 1999.

Interest expense increased to $39,835 for the three months ended March 31, 2000 as compared to $34,476 for the three months ended March 31, 1999, an increase of 15.5%, due primarily to the accrual of interest starting in May 1999 on a $98,430 note payable to our company's former audit firm and a $35,000 note payable entered into by our company in December 1999 in settlement of a lease obligation for the former Gemini facility in Texas.

In the three months ended March 31, 1999, minority interest of $206,303 was recorded as a reduction to our company's net loss and relates to the former minority shareholders' 32% interest in Gemini Health Technologies L.P., an operating subsidiary that was 68% controlled by our company prior to September 1999. In September 1999, we acquired the minority interest in the partnership as part of a litigation settlement, resulting in no related minority interest in the three months ended March 31, 2000.

The above resulted in a net loss of $367,575 for the three months ended March 31, 2000, as compared to a net loss of $429,984 for the three months ended March 31, 1999.

1999 Compared to 1998

Our revenue for the year ended December 31, 1999 was $513,021, as compared to $620,484 for the year ended December 31, 1998, a decrease of 17.3%. This variance was attributable to our change in business in 1998. In May 1998, we sold our medical device business, which was generating sales and rental revenue in the first five months of 1998. In August 1998, we acquired the Gemini business which has generated revenue from the manufacture and sale of custom products for genomics research since August 1998.

Cost of revenue for the year ended December 31, 1999 increased to $565,101, as compared to $410,087 for the year ended December 31, 1998, or 37.8%, due to increased costs associated with supporting growth in Gemini's custom products business in the first six months of 1999, as compared to the winding down of the previous medical device business in 1998.

Research and development expenses increased to $298,354 in 1999, as compared to $53,823 in 1998, due to our lack of funds available for basic scientific research during 1998, and the availability of such funds during 1999 from Elan's investment in our company.

The primary contributors to expenses in the year ended December 31, 1998 were a $8,811,114 permanent impairment loss on intangible assets acquired in our reorganization into a biotechnology company; a $6,000,000 impairment loss on research and development purchased from Elan; and a $731,493 write-down of Gemini's inventory of reagents due to obsolescence. No such losses were recorded in 1999.

Interest income of $12,634 for the year ended December 31, 1999, and $31,882, for the year ended December 31, 1998, was primarily attributable to interest earned on amounts we received from Elan's purchase of our common stock and other equity securities.

Interest expense increased to $147,010 for the year ended December 31,1999, as compared to $108,892 for the year ended December 31, 1998, primarily due to the addition in August 1998 of a note payable to finance Gemini's operations in the approximate amount of $1.2 million.

Loss on sale of securities of $106,935 in the year ended December 31, 1999 relates to the difference in the carrying value and the market value of shares of ADM Tronics stock we sold during the year.

Loss on disposal of equipment of $94,502 in the year ended December 31, 1999 primarily relates to our $73,008 write-down of obsolete and/or surplus office and laboratory equipment acquired in the Gemini transaction. In the year ended December 31, 1998, we recognized a one-time $780,723 gain on sale of our medical device assets to ADM Tronics, offset in part by a $64,500 loss on disposal of excess or obsolete office equipment.

We recorded a one-time gain on settlement of litigation in the year ending December 31, 1999 in the amount of $1,150,577 as a result of litigation we initiated in September 1999 against Dr. Jayaraman, our former Vice Chairman and President of our Gemini partnership, regarding our Company's acquisition of Gemini from Dr. Jayaraman. As part of the settlement agreement, Dr. Jayaraman agreed to resign from his positions with our company and we agreed to pay Dr. Jayaraman certain amounts in order to secure a release of all our obligations to him, including those agreements entered into as part of our Gemini acquisition. We agreed to issue Dr. Jayaraman 950,000 shares of our common stock in exchange for his minority interest in the Gemini partnership, in lieu of the 6 million shares previously issuable to him, resulting in a gain to our company and less dilution to existing shareholders. We also recorded a $282,000 compensation expense in connection with cash payments and the future issuance of our common stock to Dr. Jayaraman to settle our obligations under Dr. Jayaraman's employment agreement.

The above resulted in a net loss available to common stockholders of $1,710,947 for the year ended December 31, 1999, as compared to a net loss available to common stockholders of $15,490,504 for the year ended December 31, 1998. Since July 1999, our company has been implementing plans to significantly reduce its operating losses and cash outflows while retaining the value of Gemini's custom products business. In accordance with these plans, our company downsized Gemini's operations, including a significant reduction in personnel and occupancy expenses. In order to reduce its occupancy expenses, in August 1999, our company relocated the Gemini operations from The Woodlands, Texas to Alachua, Florida, where our company's Florida-based research laboratories have been located since December 1998.
In connection with settlement of the Gemini office lease obligation in the Woodlands, Texas, in November, 1999, Gemini executed a $35,000 note payable over 26 months. Our company is also attempting to restructure Gemini's balance sheet, including the compromise and settlement of certain other Gemini liabilities, including the secured note to a life insurance company in the approximate principal amount of $1.16 million, trade payables and an equipment lease obligation in the approximate amount of $52,000.

Other strategies being evaluated for the Gemini operation include strategic alliances, including mergers and acquisitions of related or complementary custom molecular businesses and raising additional investment capital in order to sustain operations.

Liquidity and Capital Resources

Our cash requirements have been and will continue to be significant. From our inception to March 31, 2000, we have financed our operations primarily through the issuance of equity and debt securities, loans from stockholders, sales of products and services to customers, and sales of marketable securities. At March 31, 2000, we had a working capital deficit of $2,080,185 and an accumulated deficit of $33,081,056.

Net cash used in operating activities for the three months ended March 31,
2000 was $262,324 and $1,509,463 in the year ended December 31, 1999.   Net
cash was used primarily to fund the losses from operations.

Net cash provided by investing activities for the three months ended March
31, 2000 was $211,078, and for the year ended December 31, 1999, was $115,426, primarily from the sale of ADM Tronics common stock. At March 31, 2000, we did not have any material commitments for capital expenditures.

Net cash provided by financing activities was $85,974 for the three months ended March 31, 2000, primarily from financing $100,315 in insurance premiums, and $1,240,603 in the year ended December 31, 1999, primarily attributable to an investment of $1,400,000 in common stock and other equity securities by Elan, partially offset by repayments of $155,682 on notes payable. Under our licensing agreement with Elan, we must use a substantial portion of the proceeds from Elan's investment to fund futher development of certain products. We are currently in violation of our license agreement with Elan because we have not made the minimum investment required by Elan for research and development activities as specified by the agreement. Elan has not exercised any of its rights regarding the violation.

We expect our cash needs will continue to increase in future periods, primarily because we will incur additional expenses related to the development of our drug delivery and drug design technologies prior to seeking corporate partnerships for future development and marketing of products based on these technologies. Our company will need to raise substantial additional funds to continue the development and commercialization of its technologies and products.

Our long-term debt consists primarily of a secured loan to an insurance company in the current principal amount of $1,163,090, which our company guaranteed in connection with the Gemini acquisition. In addition to our guarantee, other collateral for the loan includes Gemini's assets, including accounts receivable, inventory, and property and equipment owned now or acquired in the future, as well as 65 SofPulse devices our company owns. The former President of Gemini and his wife also have personally guaranteed the repayment of the indebtedness. The terms of the loan include maintaining certain financial covenants, principally relating to working capital liquidity and net working capital ratios, and permitted purchases and expenses. The covenants also include a limitation on compensation and distributions. All of the amounts outstanding under the loan become due and payable if an event of default occurs. Gemini has not been in compliance with the financial covenants of the loan principally relating to net worth and working capital. In addition, we stopped making the required payments in April 1999. The loan is currently in default and the lender has the right to accelerate payment of the loan although it has not yet notified us of its intent to accelerate. We believe that this loan must be restructured and reduced in order for our custom products operation to continue. We are currently conducting settlement negotiations with the lender in an attempt to reach a mutually acceptable restructuring and reduction of this loan obligation; however, we cannot assure you that we will be successful in our negotiations.

Under the present circumstances, our ability to continue as a going concern depends on our ability to obtain additional financing. We are exploring alternative sources of financing, including raising additional investment capital through a private placement and a follow-on public offering, and seeking federal grants directly (such as Small Business Innovation Research Grants) or through collaborations. In April 2000, we were awarded an SBIR Grant from the National Institute of Allergy and Infectious Diseases in the amount of approximately $97,000 to test a novel means of delivering a genetically engineered vaccine in an animal model system. We have not identified any definite sources of additional financing, and we can not assure you that additional financing will be obtained on favorable terms, if at all. Our company's common stock is quoted on the OTC Bulletin Board, but we can not assure you that a public trading market for our common stock will continue to exist. If additional capital is raised through the issuance of equity or securities convertible into equity, our stockholders may experience dilution, and such securities may have rights, preferences or privileges senior to those of the holders of the common stock.

We cannot predict whether the operating and financing strategies and plans described above, if implemented by us, will be successful. If we are unable to improve our operations and ultimately obtain additional financing, we may be forced to discontinue further development of our technologies, discontinue marketing of our custom products business or sell our assets.

As of December 31, 1999, we had net operating loss carryforwards of approximately $4,288,000 available to offset future taxable income. Such carryforwards, which may provide future tax benefits, expire in the years 2008 through 2019. Research tax credits of $187,000 expire in the years 2008 through 2018. During the years 1993, 1995 and 1998 changes in ownership of greater than 50% occurred as a result of our company issuing equity securities. As a result, a substantial limitation may be imposed upon the future utilization of our net operating loss carryforwards.

                           OUR BUSINESS

Our business is to create novel products for improved treatment of complex human diseases such as cancer, wounds, chronic infections, inflammation and tissue degeneration associated with aging or autoimmune disorders. Our primary focus is on products for diseases that affect superficial tissues such as skin, breasts, brain, prostate and joints. Our products combine commercially feasible developments of two proprietary technologies:

      DRUG DELIVERY - delivering drugs preferentially to diseased tissues; and
      DRUG DESIGN - creating drugs to target specific disease-related genes and proteins.

Our drug delivery technologies can be applied from the outside to bring more drugs to superficial tissues without the use of needles and pumps or the need to reformulate a drug into a slow release capsule, an implant or an inhaler. We exclusively licensed from Elan Corporation a flexible patch technology that applies a mild electrical current (iontophoresis) to increase the local delivery of dermatology drugs through and into the skin. We also developed and commercially marketed proprietary devices that deliver pulsed electromagnetic signals (PEMS) to increase local blood flow. We believe PEMS treatment will increase the delivery, to superficial tissues, more of orally taken as well as injected drugs as these travel through the bloodstream to reach the diseased tissues. Our drug design focuses on small molecule drugs created from proprietary modifications of the building blocks of genes ("gene base modifications"). We are building and testing a proprietary library of small molecule drugs designed to look like or bind to selected portions of certain genes and proteins that are being identified by genomics research as drug targets. We are in a unique position to generate large proprietary drug libraries using a combination of natural gene bases and proprietary gene base modifications. We also are designing gene base modifications that resemble currently approved anti-cancer and anti-viral drugs that are derived from natural gene bases. While our small molecule drug library is expected to have broad applications against many drug targets identified by genomics research, we will initially focus on drug targets that are identified by clinical research through collaborations.

Our ultimate goal is to develop products that not only contain proprietary drugs targeted at disease-causing genes or proteins to achieve specific clinical effects but also deliver the drugs to the diseased tissues to increase efficacy and reduce side effects. These should address large and growing markets needs for diseases that affect superficial tissues: dermatology (cancer, ulcer, acne, herpes, psoriasis, wrinkle, aging- and sunlight-damage); cancer of breast, brain or prostate; degeneration of brain; and inflammatory or degenerative diseases of joints (arthritis, osteoporosis).

Our near-term revenues are expected to be derived from selected applications of our core technologies and related expertise:

- We are generating revenues by using our drug design capabilities to make and sell custom products for genomics research and drug discovery markets through a web-based business - www.geminibio.com. We intend to expand this business internationally as an e-business and through strategic alliances. We will also form partnerships with researchers to develop genomic databases with commercial applications in drug discovery for selected rare diseases.

- We intend to enter into corporate partnerships to generate license fees and R&D funds as well as future royalty payments based on potential near-term commercial applications of our core technologies:
        - application of our drug delivery technologies to improve the delivery of drugs developed and/or marketed by our partners; and
        - use of our small molecule drug library against diseases or as product candidates targeted at genes selected by our partners.

Industry Overview

	As the population ages, providing quality care in a cost-effective manner to patients who suffer from complex diseases is becoming a growing challenge worldwide. With the evolution of managed care, health care providers are searching for better drugs and more effective methods to deliver the drugs to reduce the need for hospital facilities or skilled staff.

	More effective drugs with predictable therapeutic outcomes as well as side effects and without special shipment or storage requirements are highly desirable. Two major benefits of such drugs are
        -       increased patient compliance and
        -       reduced costs of monitoring unexpected
                problems.

The availability of superior and controlled drug delivery technologies is expected to allow ambulatory patients to receive long-term treatment without the need to be hospitalized for chronic intravenous delivery of drugs. The ability to deliver a drug to the diseased tissues should increase the efficacy and reduce the toxicity of drugs. Effective drug delivery technologies should reduce
        -       the cost of drug and
        -       the costs for treating side effects.

	Based on the needs of patients with complex diseases, the emerging trend in the managed care system is "disease management" to achieve acceptable clinical outcomes at reasonable costs since a total cure for most chronic/complex diseases is unlikely. For example, the treatment of a young diabetic patient will be different from treating a seventy year old diabetic patient with chronic ulcer. Similarly, a young patient with malignant prostate cancer will require a different treatment scheme than an eighty year old individual with benign prostate hypertrophy. In the near-term, products that improve the delivery of approved drugs to diseased tissues are expected to improve patient outcomes at lower costs. In the long-term, we expect that the rapidly emerging knowledge about the genetics and biochemistry of complex diseases will enable us to design safer new drugs for cost-effective patient care by reducing the cost of disease management.

	Drug Delivery. A number of biotechnology as well as traditional pharmaceutical drugs can be made more effective and less toxic if they are targeted to the tissues affected by the disease being treated. Standard injection or oral administration usually leads to a sharp rise in blood level followed by the clearance from the blood stream within a few hours for most pharmaceutical drugs (that are small molecules) or a couple of days for most biotechnology drugs (that are large protein molecules). The amount of the drug delivered to the diseased tissue during any time period is a function of its concentration in blood multiplied by the total amount of blood flowing through the tissue while the substance is in the blood stream. As the substance is cleared from the blood stream over time, the rate of deposition of the substance into the tissue also drops. A drug that clears rapidly from the blood stream (commonly, the traditional small molecule pharmaceutical drugs) must be taken in large quantities in order for sufficient drug to be delivered to the diseased tissues within the time period that the drug is in the blood stream. Such high levels in the blood stream may be toxic to other tissues that are disease-free. A drug that persists in for a long time (the large molecule biotechnology protein drugs) may be injected in smaller amounts. However, these large molecule drugs are usually inefficient in their ability to diffuse through the walls of the blood vessels and be deposited in the tissues. Additionally, disease-free tissues are exposed for longer periods of time to such drugs and may experience toxic effects. Controlled slow release capsules, mist inhalers, slowly biodegradable implants, skin patches and programmable pumps have been used to extend their duration of small pharmaceutical drugs in the blood stream and avoid the need for high dose.

	In recent years, drug delivery technologies have moved beyond the traditional extended or controlled release pills and metered dose inhalers. Drug delivery is being increasingly used to allow the right dose of an active pharmaceutical ingredient to be delivered at the right time - and more increasingly, at the right target tissue site. Some analysts estimate that there are more than 200 products in the pipeline of the drug delivery industry. The approaches to achieve better delivery include biodegradable implants, injectable microparticles, pumps, aerosols and electric fields. Traditional drugs have also been chemically linked to large biotechnology proteins and then injected into patients in order to increase the duration of these small molecules in the blood stream and the delivery to a target tissue recognized by the protein (for example, antibody-chemotherapeutic drug conjugates). The principal routes of administration for the delivery/administration of products are oral, the bloodstream, the respiratory system (nasal and lungs) and the skin. Different drug delivery technologies are being developed to address the specific needs arising from the nature of the drugs and the preferred routes of delivery for the drug to reach the diseased tissue.

	The value of drug delivery technologies arises from increasing the effectiveness of drugs, reducing the toxicity to disease-free tissues and reducing the cost of drugs by lowering the dosage administered to the patient. As a result, there is likely to be increased patient compliance and improved patient outcome. An efficient drug delivery technology is especially beneficial to the highly potent (and frequently, more toxic) drugs and the high value biotechnology products that are large molecules, are expensive to manufacture and are inefficiently delivered into tissue sites.

	Drug Design. Traditionally, pharmaceutical products have been discovered through the screening of thousands of compounds, either from existing chemical libraries (such as aspirin) or compounds produced in a fermentation broth (such as penicillin). The advent of genetic engineering founded the biotechnology industry where naturally occurring biological molecules (primarily, protein drugs and most recently, the gene therapy) are produced by monoclonal antibody and recombinant DNA technologies. While the traditional pharmaceutical approach is a random and inefficient process, the biotechnology products are large molecules that are expensive to produce, store/ship and administer. Emerging knowledge about genes, the proteins encoded by these genes and the genetic elements that regulate the activities ("expression") of genes in normal and disease states of cells has created the opportunity to "design" novel small molecule drugs.

      Genes, Proteins and Diseases. Most normal functions carried out by a cell are dependent on a well controlled production and action of various proteins that either perform a structural function (for example, the cell membrane and the organelles such as the nucleus and mitochondria inside the cell) or a catalytic function (such as enzymes that synthesize vitamins or reproduce the genetic material of the cell). The blueprint for the production of proteins is encoded in the genetic material, DNA, that constitute the chromosomes of a cell. In addition to containing the information needed to encode the proteins (the "coding sequences"), the genetic material of all cells contains genetic sequences (the "regulatory sequences") that regulate the activity of the coding sequences. Each coding sequence is read ("transcribed") by various enzymes to create an instructional template ("messenger RNA") that represents a different form of nucleic acid and that is used by the protein synthesis machinery of the cell to assemble the correct amino acids into the functional polymer, a protein, the workhorse of a cell's activities. Regulatory sequences customarily interact with certain proteins and regulate the activity of coding sequences and thus affect the levels of the proteins encoded by such coding sequence in a cell. Information related to the proteins and genes and their involvement in maintaining the healthy state of a cell or organ or in causing or exacerbating a disease process provides new tools for effective and accurate diagnosis and safe and efficacious therapy.

      Gene Mutation and Activity (expression). A defect (a genetic mutation) in a coding sequence can alter the encoded protein resulting in an alteration of the function of the protein. A defect in a regulatory sequence can alter the activity of the coding sequence it regulates. A defect in a coding sequence that encodes a protein which interacts with a regulatory sequence can also affect the activity of the coding sequence regulated by the regulatory sequence. These minor perturbations in genes or proteins that perform critical functions can lead to the malfunctioning of a cell, which is the basis of a disease. Even without a genetic mutation, various substances (such as chemicals, pollutants, diet) or conditions (such as infection, aging, degenerative diseases, hormonal changes) can alter the physiology of a cell and cause changes in the activities of genes (and thus the levels of proteins encoded by them) or proteins.

      Genetics and Biochemistry of Complex Diseases. Unlike acute diseases (such as an acute infection or bone fracture caused by an accident), complex diseases (such as cancer, chronic infection, autoimmune diseases, chronic wounds in diabetic patients) may result from and/or involve a multitude of genes or proteins. Often a mutation in a single gene or a change in the activity of a gene or a protein encoded by the gene can initiate a cascade of events that, in turn, affect other genes and proteins and lead to the progression or exacerbation of a disease condition. In many cases, the disease is not diagnosed until the cascade has already been in progress (such as cancer metastasis, arthritis, Alzheimer's disease, osteoporosis and many other diseases) well beyond the initial alteration. Also, a drug or a treatment method that can counteract the initial alteration may have significant unwanted or adverse side effects since the initial gene or protein may be required for certain normal "housekeeping" activities of the unaffected healthy cells (such as in the case of many autoimmune diseases, chronic wounds and aging-related diseases that cause tissue degeneration). Biomedical research, especially the emerging genomics research, and the knowledge developed through the use of biotechnology products (naturally occurring proteins) are leading to a better understanding of the various stages of complex diseases and the roles of various genes (or their protein products) in the different stages.

	Small molecule drugs that are designed based on the knowledge of the functions of the protein or gene targets implicated in complex diseases have the advantages of traditional pharmaceuticals (easy to produce, store, ship and administer) as well as of biotechnology products (specific, predictable action that mimics natural cellular processes). In addition, these drugs are designed to reduce the disadvantages of either the traditional pharmaceuticals (as far as the unpredictable safety and efficacy profile are concerned) or the biotechnology products (especially, the expensive manufacturing and cumbersome storage as well as shipment requirements). Small molecule drugs can be designed to specifically target the individual gene or protein responsible for each of the different stages in the progression of complex diseases and thus revolutionize patient care. The success of the small molecule drug design approach is dependent on:

      -       correctly identifying the protein/gene
              target(s),
      -       validating the role of the target (the
              mechanism of action of the target) in the specific stage of a complex disease, and
      - designing compounds that effectively and predictably affect the action or the production of the target.

Gene bases (the building blocks of the genetic material) and amino acids (the building blocks of proteins) are naturally occurring small molecules. These can be chemically synthesized less expensively than biotechnology drugs and also can be modified (gene base modifications) or used to build small molecules (oligonucleotides and peptides) with novel biological activities that affect the function of a disease-linked gene and/or its protein product. Alternatively, these small molecules can affect the regulation of a gene's activity in a cell by affecting the molecular processes required in expressing the product of a gene. In addition to the potential to be used as drugs, these small molecules are being extensively used in research and drug discovery in the rapidly growing fields of genomics.

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
Our Technologies

        Background. Our technology selection and product development strategy are based on the growing realization that effective products for complex human diseases should

        - deliver the active drug preferentially to the diseased tissue(s); and/or
        -     be designed to target genes or proteins
              implicated in specific biochemical process(es) underlying diseases.

	There has been a growing appreciation for the need to deliver drugs more effectively or selectively to the diseased tissues. The current practice of prescribing large doses of anti-herpes drugs to treat localized herpes lesions (oral or genital), steroids or NSAIDs to treat a single arthritic joint, and chemotherapeutic drugs to treat localized cancers of breast, brain, prostate or skin are only a few examples of situations where effective means to deliver the drug to the diseased tissue are highly desirable. The results would include increased patient compliance, improved patient outcome and lower cost of drugs.

	 Based on a better understanding of the biochemical and cellular processes, novel drugs have been created during the past decade to treat specific stages or subsets of complex diseases. Examples include (i) viral genome reproduction blockers (such as AZT) and viral protein production blockers (such as the protease inhibitors) to treat different stages of AIDS,
(ii) antibody protein product (herceptin) and specific chemical molecule (tamoxifen) to treat distinct subsets of breast cancers, and (iii) steroid hormone (estrogen) and peptide hormone (calcitonin) to treat bone degeneration in patients at different stages of osteoporosis.

        The past five years has experienced an explosion in genomics research - determining the complete genetic blueprint of humans (and other living organisms) and studying the expression pattern of genetic elements (genes and expression tag sequences). It is expected that genomics research will substantially contribute to the discovery and development of future pharmaceutical drugs. The two primary outcomes expected from the genomics efforts are (i) hundreds of thousands of cloned genetic sequences, including sequences that contain the information to encode whole functional proteins or their fragments; and (ii) large bodies of information on the activity ("expression") and sequence variations (mutation and population diversity) of genes related to disease conditions. Large genomics efforts in the public and the private sectors are pursuing massive searches on the entire genetic blueprint (the "genome") of humans and other living organisms. The sequence information is being used to
        - develop gene chips/arrays that can monitor tens of thousands of genes simultaneously in normal or diseased tissues and enable screening of the effects of large numbers of potential drug candidates; and

        - create databases to store and/or software to process massive amounts of information (bioinformatics) on the sequences and activities of genes with the hope of identifying better points of attack on a particular disease process and superior drug candidates that target the relevant genes.

In addition to identifying potential gene targets for the design and discovery of new drugs, the genomic technologies are also expected to yield new information (safety, drug-drug interaction) on existing drugs. As more information from various genomics projects come into the public domain as recently indicated by U.S. President Clinton and UK Premier Blair, the participation in genomics is expected to experience significant growth. More academic researchers and companies without large data generating/processing capabilities will engage in verifying the accuracy of available genomics data and using the information. These activities will greatly increase the demand for the design of novel small molecules with unique gene targeting properties as research tools and product (diagnostic or therapeutic) candidates.

        Product Rationale. We believe that safe and effective treatments for complex diseases will be best achieved by drugs designed to aim specific disease-linked genes (or their products) AND delivered to the tissue where the action of the gene or its product is actually responsible for the type or the stage of the disease. It is also desirable that the delivery of the drug to the target tissue be started and stopped based on the manner (local versus through the bloodstream) in which the drug travels from the site of administration to the diseased tissue. Our strategy to combine commercially feasible drug delivery and drug design technologies are intended to create two broad classes of products:

        I. A drug designed to act locally on disease-linked genes or proteins in tissues and delivered by a device that promotes drug transfer across the skin in a controlled manner.

        II. A drug designed to act on disease-linked genes or proteins in tissues, administered through the bloodstream, and used with a delivery device that increases local blood flow in the diseased tissue in a controlled manner.

        Non-Invasive Drug Delivery Technologies. Most drug delivery technologies (injection, implantation, inhalation and ingestion) are invasive and require that the drug is mixed, chemically combined or incorporated into the delivery vehicle and that the delivery vehicle is non-toxic to the site of application and/or human tissues. These requirements limit the applicability of most drug delivery technologies to selected types of drugs, especially for approved formulations of drugs or new drugs that are sensitive to many of the substances used to control drug delivery. Our drug delivery is based on the application of either (i) a mild electrical current ("iontophoresis") to the skin surface from a flexible patch and/or (ii) pulses of electromagnetic energy in the radio frequency range ("PEMS") that can be broadcast to superficial tissues such as breast, brain, prostate and joints. These non-invasive means to increase drug delivery to superficial tissues may not need significant reformulation of the drug or changing its route of administration (oral, injection or topical).

        Iontophoresis is based on the application of a mild electrical current to facilitate the transport of drugs across the charge gradient through the layers of skin. It is a non-invasive means that takes advantage of the electrical charge of a drug molecule and the largest available delivery surface (the skin) of the body. PEMS broadcast increases local blood flow in tissues. It is a non-invasive means that is potentially applicable to facilitate the delivery of any systemic drug (a drug carried by the bloodstream) following an injection or an oral administration, to a superficial organ (such as breast, brain, prostate and joints) into which the PEMS can penetrate. Both of these modalities have been used in various human applications and have not shown demonstrable adverse effects. Recent advances in engineering have led to the ability to design novel non-invasive products based on these modalities to target specific tissues in a human body.

        IONTOPHORESIS FLEXIBLE PATCH. For the local delivery of drugs to treat skin diseases, we licensed from Elan Corporation a technology that enables the application of a mild electric current from a fabric-like material in a controlled manner to facilitate the transfer of drugs across the skin. It has been reported in the scientific literature that iontophoresis of ionic drugs (drug molecules that carry an electrical charge) can provide between a 20 - 60 fold increase in penetration over traditional topical application. The most significant advantages of our iontophoresis patch are:

        - eliminating or reducing general toxic effects of a drug by limiting the release of only a small quantity of the drug into the bloodstream,

        - delivering a relatively high concentration of a drug at the diseased tissue site where the drug will potentially achieve the maximum benefit,

        - improving the delivery of a broad range of drugs - any drug with an electrical charge or one that can be easily formulated or modified to acquire an electrical charge,

        - starting, stopping and controlling the delivery of a drug with our proprietary microelectronic controls,

        - facilitating uniform delivery of a drug over a skin surface area regardless of the anatomical location or the size and contour of the treatment site, and

        - eliminating any cleaning and maintenance requirements with respect to the patches (disposable and sterilizable skin-compatible materials).

        Dermatologists are well aware of the shortcomings of current methods of topical application and have begun to study and adopt advanced drug delivery technologies. Studies have shown that iontophoresis may become an important new, safe and effective technique for enhancing drug delivery in such diverse applications as local neuralgia and anesthesia; antiviral, anticancer and anti-inflammatory therapies; and the application of various other dermatology drugs for infections as well as wounds. We intend to focus first on the use of the iontophoresis patch technology in delivering approved drugs for inflammation (psoriasis), cancer and infection of the skin. Our flexible iontophoretic patch licensed from Elan is applicable to an entire family of unique products that we hope will be distinguished as the leading iontophoretic delivery system for the multi-billion dollar dermatology drug market.

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
        The development of the iontophoresis patch into the first product prototype for dermatology is essentially complete. We believe that we may be able to initiate clinical studies within nine months for some of the approved dermatology drugs that would not require any substantive changes in formulation.

        PEMS - SOFPULSE.   PEMS is expected to increase the delivery
        of drugs in the blood stream by increasing local blood flow to superficial tissues treated with these energy fields. Almost all drugs taken orally or by injection are carried to the tissues via the blood stream. The amount of a drug delivered to a tissue depends on the level of the drug in blood, the length of time that the drug is present in the blood stream the level of the drug in blood and the amount of blood flowing through a tissue. As a result, the more vascular tissues receive more drugs. Electropharmacology Inc. (the predecessor to our company) developed and commercially marketed the SofPulse device for the reduction of pain and edema in superficial soft tissues (for example, in surgical, chronic and burn wounds) by delivering PEMS. Extensive clinical use of SofPulse during the past seven years showed PEMS to be a unique noninvasive approach with no known adverse effect in humans as the pulsing of energy fields are designed to avoid tissue heating. In addition, studies conducted at the Miami Heart Institute showed that PEMS increases the local blood flow in treated superficial soft tissues. Upon cessation of PEMS treatment, the blood flow returned to the original level. This reversible increase in blood flow should facilitate the delivery of products to treat or diagnose cancer as well as other lesions to superficial tissues such as breast, prostate and brain or anti-inflammatory drugs to joints affected by rheumatoid arthritis or osteoarthritis. Some of the significant advantages of our PEMS technology are:

        - PEMS increases local blood flow at a desired time when a drug is in the blood stream and thus direct more of the blood-borne drug to a superficial soft tissue,
        - PEMS can be delivered through clothing and bandage by broadcast without any direct contact and PEMS travels uniformly through superficial tissues,
        - Increasing local blood flow should improve the delivery of
                -      a drug without requiring changes in
                       the formulation or the route of administration of the drug,
                -      both traditional pharmaceutical
                       drugs as well as large molecule biotechnology products such as proteins and genes
        - We own a commercially marketed product, the SofPulse, that has been shown to be safe in humans for the initial evaluation of clinical benefits, and
        -       We have the ability to optimized PEMS profiles
                (strength, duration and energy spectrum) for molecular size and pharmacokinetics of products carried in the blood stream.

PEMS is distinct from other similar technologies based on electromagnetic and/or electrotherapeutic signals - namely, low frequency pulsed electromagnetic fields ("PEMF"), direct Electrical Stimulation ("E-Stim") and pulsed radio frequency ("PRF") diathermy. Although these other technologies have been reported to facilitate wound healing or tissue repair, these technologies are not suitable for drug delivery.

PEMS may be used to enhance the delivery of anti-cancer drugs or contrast imaging agents to superficial tissues (such as breast, brain, skin, prostate), anti-inflammatory drugs to arthritic joint cartilage, and anti-infective or growth-promoting products to skin diseases. PEMS may also be used in combination with other drug delivery approaches such as "transdermal patches" and "controlled release implants". We own three issued U.S. patents claiming certain uses of PEMS and devices that can be used to deliver PEMS.

We developed and commercially marketed our first PEMS device, SofPulse, in 1991. SofPulse can deliver one of 36 potential PEMS fields. The safety information with our SofPulse should enable us to expedite clinical studies on the ability of PEMS to increase and measure the extent of such increase in the delivery of biotechnology and pharmaceutical drugs to superficial organs such as breast, brain, prostate and major joints. We also intend to leverage the fact that PEMS technology does not require any changes in the formulation or the mode of administration of a drug. This feature is expected to simplify formation of corporate partnerships to apply PEMS in enhancing the delivery of the partners' drugs. PEMS may also complement some of the other drug delivery approaches such as "transdermal" and biodegradable implant-based local release.

	Small Molecule Drug Design Technologies. During the past five years, biomedical discoveries have focused on the elucidation of mechanisms of action of genes and proteins in controlling or causing biochemical processes that underlie diseases. More recently, the Human Genome Project and commercial efforts in the field of genomics-based drug discovery ("pharmacogenomics") have led to the elucidation of the functions of genes (including gene mutations and genetic diversity or polymorphism) in disease processes as well as responses to drug treatments. These advances are facilitating the design and use of novel drug candidates that are "small molecules" (unlike the biotechnology products) and can be designed (unlike traditional pharmaceuticals) to have predictable actions. Our small molecule drugs may be designed to have predetermined features with exquisite specificity and potency for protein or gene targets that are implicated in the onset or progression of a wide variety of diseases. The action of such a small molecule drug may be brought about by its binding to, and thus causing a change in the activity of, a disease-linked protein or gene target to achieve a therapeutic activity. Alternatively, the binding of the small molecule to the disease-linked gene or protein target may be used in sensitive and rapid diagnosis of diseases.

	We specialize in the design and synthesis of novel gene base modifications ("GBM"). These are used to create novel small polymer molecules
- "oligonucleotides". Our GBM's are proprietary chemical variants of the five building blocks (two "purine" bases called A and G and three "pyrimidine" bases called T, C and U) of natural genetic materials. The structural diversity and functional attributes of gene base modifications and small molecules made from these far exceed those achievable with traditional pharmaceuticals. Our proprietary position in GBM's are expected to allow the creation of as many as 1024-times more compounds than that achievable with only the natural gene bases.

	Our small molecule drugs made from GBM's are uniquely suitable for a range of potential applications that previously had been attained using natural gene bases and attaching various chemical modifications, such as 5-FU (a cancer drug), AZT (an HIV drug) and acyclovir (a herpes drug). The unique feature of our GBM's is that we have changed the atomic composition of the base itself to which previously successful chemical modifications may be attached to create a whole new family of patented drugs. These include:

        - anti-infective drugs targeted at genes/proteins that control the reproduction or the activity of the genes of bacteria, virus, yeast, or fungus;

        - anti-cancer or anti-inflammation drugs targeted at proteins that reproduce the genetic material during the reproduction of living cells;

        - anti-inflammation, anti-cancer or tissue regeneration drugs targeted at proteins that regulate gene activity ("expression")
        - anti-cancer or anti-inflammatory drugs targeted at proteins that control energy transfer in biochemical processes; and
        -       anti-cancer, tissue regeneration or
                anti-inflammatory drugs targeted at genes that undergo changes in structure (mutation or amplification) or activity (expression);
        - molecular diagnostics based on their ability to recognize the above gene or protein targets.

	Our initial focus has been on GBM's for the "purine bases", A and G. Preliminary tests conducted in the laboratories of our collaborators show that our current library of proprietary GBM's contain candidate small molecule drugs that:

        -       target genes/proteins involved in the
                deleterious effects of tumor necrosis factors on cells in laboratory tissue culture,
        - attack "polymerase" enzymes that reproduce the genomes of a number of viruses such as cytomegalovirus and hepatitis virus,
        - target the effects, in cells in laboratory culture, of selected "transcription factors" on the expression of genes that have been implicated in disease processes, and

        - can be used to design novel probes to detect minute changes in DNA for use in gene chips (i) for high throughput drug discovery and drug toxicology, (ii) to detect mutations in diseases such as cancer, tissue degeneration and heart diseases; and (iii) to analyze genetic diversity (gene polymorphisms) underlying the predisposition to complex diseases or the effectiveness of emerging drugs that are designed to target specific genes.

	Our near-term strategy for the commercial application of our small molecule drug design technologies is based on the use of "clinically validated drug targets" i.e., genes and/or proteins that have been shown to be linked to clinical outcomes in specific disease conditions. We have used collaborations with academic researchers to gather the know-how on these targets that would be relevant in small molecule drug design. We believe that this early strategy will expedite the use our small molecule drugs and related design expertise into early products, at least for selected clinical applications. Clinical development of small molecule drugs designed for these drug targets also will provide us with valuable information in designing and developing second generation products. At the present time we have two specific targets:

        - a protein that is found on some cancerous cells and that appear to make these cells more "metastatic" i.e., make the tumors more malignant; and

        - an enzyme that is attacked by a small molecule drug and is involved in brain damage in children with a rare genetic defect.

We are designing small molecules that look like selected portions of the cancer target, would thus interfere with the action of the target and provide us with a novel class of drugs that prevent metastasis, the primary cause of death from cancer. We are in final stages of negotiating a license to a small molecule drug targeting the enzyme implicated in the brain damage condition and all know-how related to the clinical outcomes of attacking this enzyme. Both of these "clinically validated targets" represent promising candidates for second generation GBM products.

Products and Commercialization Plan

        We intend to pursue the initial commercial applications of our drug delivery and drug design technologies through partnerships.

	A. Drug delivery:	We intend to develop applications of our flexible
iontophoresis patches in combination with corporate partners' dermatology drugs:

        -       steroids for psoriasis,
        -       antibiotics for wounds or acne,
        -       anti-virals for local herpes blisters,
        - anti-proliferation drugs for cancer or actinic keratosis, and
        - agents to treat wrinkles or aging/sunlight damages.

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
Similarly, we will use our know-how related to the SofPulse product to design braces that deliver PEMS to facilitate the delivery of our corporate partners' products:

        -       anti-inflammatory drugs to joints,
        -       anti-cancer drugs to breast and brain, or
        -       contrast imaging agents to brain and breast.

	B. Drug design: In collaboration with scientists at medical research institutions, we have conducted initial tests on several of our small molecule GBM drugs using human and animal cells in tissue culture. Our plans are to form partnerships or collaborations to screen our existing library of GBM drugs against disease-linked gene or protein targets identified by our partners. The results are expected to provide us with information for further design and/or development of one or more small molecule drugs for various disease targets:

        - anti-viral drugs - targeted at enzymes in viruses (HIV, herpes, CMV);
        - anti-cancer drugs - targeted at genes or their products responsible for deleterious action of tumor necrosis factors; and
        - anti-inflammatory drugs - targeted at genes triggered by specific transcription factors in inflammatory cells

	Our scientists cloned the gene for the cancer metastasis protein and developed a laboratory test system that we can use to quickly evaluate drugs which would potentially prevent the spreading of cancer cells caused by this protein. Our current library consists of two types of small molecule peptide drugs against this protein target:

        - interfere with the action of the protein on cancer cells, or
        - trigger an immune response that destroys the protein.

	We are acquiring rights to the small molecule drug in Phase II/III clinical trial for the congenital defect that causes debilitating brain damage in children with a genetic birth defect. Based on the results of the ongoing trial, we expect to design a pivotal trial for the registration of this initial product in an "orphan" indication. We also plan to use the information to design GBM drugs as second generation products that would have expanded applications in brain and heart damage in conditions of oxygen deprivation where this enzyme target is involved.

	We intend to form corporate partnerships to support the ongoing development of initial applications of all of our small molecule drug candidates described above. We expect to receive near-term revenues (licensing fees, research and development contracts, and milestone fees) from our partners in exchange for marketing and manufacturing rights. We intend to use some of these funds to expand our small molecule drug library and use the results to gain insights into strategies for the design of future small molecule drug candidates.

	Our long-term goal is to create safe and innovative products by combining our technologies. Our products will incorporate our small molecule drugs in iontophoresis patches to achieve effective local delivery to target diseases affecting the skin:

        - Products for skin herpes lesions, wounds and acne by targeting reproduction of viral or bacterial genetic material;

        - Products to treat psoriasis and local allergic reactions by targeting gene activity regulators implicated in inflammation;

        - Products to treat cancers of skin as well as head and neck, actinic keratosis, and ulcers by targeting genes implicated in cell growth and/or metabolism.

	We also will design drug delivery devices as tissue coverings programmed to deliver PEMS to increase local blood flow for predetermined time periods that can be adjusted according to the pharmacologic properties of drugs:

        - Coverings for breast and brain for use with proprietary gene base modifications targeted at genes and their products implicated in breast/brain cancers;

        - Coverings for knee, elbow and other joints for use with proprietary gene base modifications targeted at gene activity regulators implicated in arthritis/inflammation.

        "www.geminibio.com".   We have established a web-based e-business
that generates revenues by selling custom products that are used in research and drug discovery in the emerging fields of molecular biology and genomics. This business leverages our drug design technology and is focusing first on the design and custom synthesis of (i) DNA snippets ("oligonucleotides") designed for use in gene sequencing, activity and polymorphism analyses (functional genomics/pharmaco genomics), (ii) complete genes used to produce and study the products encoded by these genes, and (iii) peptides as well as antibodies against selected peptide portions of disease-linked proteins. The client base for our custom products is potentially large and worldwide - from an academic researcher studying the role of a gene or protein in a rare disease to pharmaceutical companies developing comprehensive arrays of drugs to treat complex diseases involving multiple genes and affecting millions of people.
The two primary markets for our custom products are

        - Genomics - elucidating the sequence of genes and understanding their roles in disease processes; and
        - Proteomics - characterizing the structure and function of protein products of disease-linked genes.

        Large bodies of information are being rapidly generated in genomics and proteomics. A new discipline called bioinformatics is emerging to integrate databases that may be used to identify new gene or protein targets for drug discovery. We use a proprietary software platform in our custom products business to manage and link the design of these products with the information generated from their use. We intend to create value from this business through partnerships/collaborations that provide us with commercial rights in high value genomic databases for drug targets for selected diseases.

Patents and Proprietary Position

	We have exclusive licenses to and/or ownership of certain patents and pending patent applications relating to our core technologies. We actively seek, when appropriate, protection of our products and proprietary information by means of United States and foreign patents, trademarks and contractual arrangements. We also rely upon trade secrets and contractual agreements to protect certain of our proprietary information and products.

	Drug Delivery Intellectual Property. In the area of the flexible iontophoretic patch technology, we licensed from Elan certain rights to several patent applications pending in the U.S. and certain foreign countries. In the PEMS field, we have been granted three patents by the U.S. Patents and Trademark Office on our PEMS technology (i) #5,370,680 dated December 6, 1994 entitled "Athermapeutic Apparatus Employing Electromagnetic Fields", (ii) #5,584,863 dated December 17, 1996 entitled "Pulsed Radio Frequency Electrotherapeutic System"; and (iii) #5,723,001 dated March 3, 1998 entitled "Apparatus and Method for Treating Human Body Tissue with Electromagnetic Radiation". We have one issued patent in Canada and pending applications in some foreign countries on our PEMS technology.

	We are the assignee of one U.S. patent application number 08/381,769 (filing date February 1, 1995) entitled "Calcium Phosphate Precipitate Formulations and Uses Therefor" related to controlled delivery of biological and drug substances with potential use in tissue regeneration.

	Drug Design Intellectual Property. We are the exclusive licensee of Aronex Pharmaceutical under two patent applications pending in the U.S. entitled "Phosphazole Compounds" and "Methods for making Phosphazole compounds" and all corresponding foreign counterparts of these applications.

These applications claim certain families of gene base modifications and the method of producing them. On May 30, 2000, United States Patents and Trademark Office granted patent no. 6,069,132 that claims one group of these gene base modifications.


Operating Plan & Key Milestones

        A. Near-term Objectives:   We will first focus on advancing the
commercial feasibility of our core technologies - noninvasive drug delivery and small molecule drug design - through corporate partnerships that exploit potential near-term applications for, and generate certain revenues from, each of our technologies. The specific tasks we will focus on are:

        Drug Delivery:  Measure changes in the local delivery of approved dermatology drugs (anti-inflammatory, anti-viral and anti-cancer) using the iontophoresis patch in laboratory and animal test systems.

        Drug Design:    Screen our growing library of small molecule drugs
                        first against known gene/protein targets implicated in cancer and viral infection to identify lead compounds for animal testing.
                        Continue our web-based business
                        (www.geminibio.com) to make custom products for the growing genomics (and proteomics) research market(s) and form collaborations with academic researchers to acquire certain rights to selected disease-related genomic databases.

	Drug delivery:	We have concluded the design of initial flexible patches
for iontophoresis. Prototype control units have been designed for laboratory experiments that will test a wide variety of electrical current parameters. Prototype miniature control units have been designed that will be used to encase the electronic circuit for the electric current parameters selected from the results of laboratory experiments. Initial experiments using human cadaver skin or fresh surgical skin from different anatomical locations of the body are under way to develop a standardized system for rapidly screening a number of drug compounds and formulations. We expect that the results will predict the potential effectiveness of our iontophoresis patches in actual clinical situations. Our initial focus will be on anti-inflammatory (steroid and non-steroid) and anti-metabolite (anti-cancer or anti-viral) compounds.
We anticipate that within nine months we will identify the lead classes of drugs and the current parameters needed to achieve significant augmentation of delivery by the application of our iontophoresis patch that would be likely to cause clinical benefit. Based on these results, we will first pursue licensing agreements with corporate partners for the improved delivery of approved drugs that are already marketed.

        Drug design:   We have initially focused on two groups of proprietary
small molecule drugs. The first group is a family of proprietary gene base modifications, called phosphazoles (created by our scientists by replacing a nitrogen atom in the natural gene base molecule with a phosphorus atom). The phosphazoles can be used to design small molecule drugs that look like ("mimic") and/or bind to selected portions of genes and proteins with a high degree of specificity. We have initially started laboratory tests on individual phosphazoles as drug candidates against biochemical processes in cancer cells and enzymes involved in reproducing genomes of viruses (such as HIV, CMV and herpes). The second group of small molecule drugs consists of a family of proprietary small peptides. These peptides have been designed to mimic selected segments of a protein that is found on cancer cells and appear to promote their spread - a phenomenon called metastasis that is characteristic of malignant cancers. We believe that sufficient laboratory tests can be completed in approximately twelve months to enable us to select a lead compound from each group of small molecule drugs for animal testing.

	We are in the final stages of negotiations for an agreement relating to a small molecule drug that is currently in Phase II/III clinical trial to treat a rare brain damage condition caused by lactic acid build up in the brain in children with a genetic defect. Successful completion of the clinical trial will provide us with our first approved drug, albeit for a limited market - an "orphan" indication, in three to four years. We intend to seek a marketing partner for this product for the initial indication and to expand the use of this drug in treating brain and heart damages caused by ischemia (oxygen deprivation). The licensed small molecule drug may also be coupled with our gene base modifications to provide improved drug covered under our patents. A major contribution of this drug to our product development strategy is that the ongoing development program will clinically validate the importance of the enzyme targeted by the licensed drug as a disease-linked protein target. This protein target then becomes the target for the design of proprietary gene base modifications as second generation drugs with improved characteristics and patent protection.

	During 1999, we used our drug design capabilities through www.geminibio.com to make and sell custom DNA and peptide products to scientists engaged in research and drug discovery in the field of genomics. Our next goal is to exploit the custom product design capability and the software we developed for this web-based business will facilitate growth of our business internationally in the near future. More importantly, we are leveraging this business to form strategic partnerships that would allow us to participate in the development and commercialization of high value genomics databases related to selected diseases and drug discovery programs.

	B. Mid-term Objectives:	We will focus on growing our revenues from
corporate partnerships for early applications of our technologies with the goal to achieve a break-even operation by the end of the third year. Toward this goal, our primary tasks in the second and the third years are:

	Drug Delivery:	Expand licensing agreements for iontophoresis patch for
                        additional approved drugs as well as locally acting dermatology drugs that are under development;

                                Quantify the improvement in the delivery of injected drugs to breast cancer and brain lesions (degeneration or cancer) using PEMS.

        Drug Design:    Conduct pivotal trial for the childhood brain
                        damage drug to seek product registration;

                        Initiate Phase I/II clinical trials on at least two small molecule drugs and form corporate partnerships for their development and marketing; Use www.geminibio.com to identify and acquire rights to drug targets and product candidates through collaborative projects funded through SBIR and other grants.

        Drug Delivery:     We believe that our work during the first year will
provide us with information that would enable us to start designing our own products where a drug formulation is directly incorporated in iontophoresis flexible patches. These products are expected to be developed and commercialized through business arrangements that provide us with a larger participation in the commercial success of products than that resulting from initial license agreements in narrow fields of use we grant during the first year. We expect that additional laboratory data and animal as well as clinical data from work conducted under our initial licensing agreement(s) for inotophoresis flexible patch will be available in the second year. These data will be used to expand the applications of the patch to cell-modulating (hormone and vitamin), wound healing (growth factors and antibiotics), additional anti-cancer as well as anti-infective (virus, bacteria and fungus) dugs and other dermatology products (such as for wrinkle, photodamaged skin).

	We intend to conclude certain preliminary studies on the effects of PEMS delivered by the SofPulse device that is commercially marketed for the palliation of pain and swelling of superficial soft tissues. These initial studies are expected to be conducted through academic collaborations and using federal grants. These studies are intended to extend our prior studies to quantify local blood flow in superficial tissues by PEMS delivered by SofPulse. We also intend to extend our prior work on the design of small electromagnetic coils in flexible material that can be designed to fit target tissues such as breast, brain and joints (knee, elbow, wrist). During the second year, we plan to design PEMS treatment methods to improve the delivery of contrast imaging agents to brain, anti-inflammatory agents to joints and cancer treatment agents to breast. Based on the results of these studies, we believe that we will be able to initiate licensing and other corporate partnership agreements by the third year. In general, these agreements are expected to provide us with certain license fees and production contracts.

        Drug Design:    We believe that, in the second year, we will select
at least one GBM and one peptide as our first two lead small molecule drug candidates for cancer treatment based on the results of laboratory tissue culture and animal model tests. Assuming that we are able to conclude the agreement regarding the small molecule drug for the brain damage in children, then we will be engaged in conducting a pivotal trial. In addition to these drug candidates in various stages of clinical trial, our small molecule drug library is expected to continue its growth at a rate of several dozen new drug candidates per month and will be designed to target disease-linked molecules that are expected to be identified from genomics research.

        C. Summary and Long-term Objectives:   Our objective is to generate
reasonable annual revenues in year two and grow such revenues to fund a substantial portion of our operating expenses in year three from corporate partnerships and grants for initial applications of our drug delivery technologies and small molecule drug library. The funds will be used to not only conduct the research and development work needed to support the development of the product candidates for which a corporate partner is licensed but also pursue new applications in potential products for which we expect to retain all rights. We are implementing a program to collaborate with academic researchers pursuing commercially feasible technologies related to the design of drugs or disease-linked gene/protein targets. We will participate in Small Business Innovations Research (SBIR) grants that are expected to provide the primary initial funding for these collaborations.
In exchange for providing the laboratory facilities and management, we expect to acquire an exclusive license to selected commercial applications relevant to our business focus. We are in discussions with basic and clinical research scientists to start our SBIR Collaboration program.

	We anticipate that initial applications of the iontophoresis patch technology will be commercialized by its early licensees within four or five years and provide us with revenues for which we will incur no additional operating expense. Ongoing licensing revenues and other fees are expected from various licenses and/or joint venture arrangements for expanded applications of iontophoresis and PEMS technologies in improving the delivery of dermatology, oncology and inflammation drugs. These funds and other grant funded collaborations will be used to fund the development of proprietary products where our own small molecule drugs for inflammation or cancer will be incorporated in the flexible patches. We also intend to design and screen new PEMS based on their effects on cells for potential application in the repair and regeneration of damaged tissues. Anecdotal human and animal experiments reported in the literature suggest that PEMS may promote the regeneration of skin in wounds, fractured bones and nerve fibers.

	Our initial small molecule drugs for oncology comprise small peptides for the prevention of cancer spread (following surgical removal of tumor masses) and gene base modifications that interfere with biochemical processes involving tumor necrosis factor alpha. It is anticipated that commercially feasible drug formulations based on either or both of these will be in advanced clinical trials by year four under corporate partnership agreements. Second generation improvements upon these compounds will be developed under these partnerships also. Our continuing work on small molecule drugs will focus on gene base modifications and peptides that target some of the enzymes (called "kinases" and "transferases") that control or modulate disease-linked biochemical processes. These enzymes are desirable targets for our future products since our small molecule drugs are designed to compete with natural molecules that serve as energy donors in the biochemical processes controlled by these enzymes.

	We believe that there is a window of opportunity to grow the revenues of www.geminibio.com as a provider of novel molecular tools to a growing number of pharmaceutical companies that are pursuing genomics-based drug design and basic as well as clinical researchers studying disease genomics. In addition, the DNA diagnostics industry is expected to introduce chips and arrays made of custom DNA probes designed to monitor both the genetic diversity in human population a well as its effect on predisposition to diseases. We intend to pursue alliances and partnerships to target these growing markets and thus expand our small molecule drug production capabilities that will support the discovery, production and molecular testing of our small molecule drugs at substantially reduced costs.

	We anticipate that our SBIR Collaboration program will provide us with additional disease-linked targets for our small molecule drugs during the third or fourth year. We intend to pursue the development of new products based on the results of this program during the third or fourth year. The commercial development is expected to include corporate partnerships that include the evaluation of the partners' drugs against new targets and out-licensing of new mall molecule drugs identified from these collaboration programs.


Potential Markets for Company's Products

     Drug Delivery. The segment of the drug delivery market that is being targeted as a field of application for our non-invasive drug delivery technologies was estimated to be more than $10 billion and growing at an annual rate of about 20% for the past five years. An attractive aspect of the emerging drug delivery technologies is that their commercial value can be demonstrated by improving the utility of available approved products. In addition, regulatory approval for commercial marketing for such value enhancement application is expected to be less time consuming than the development of a new drug. A number of technologies are being developed and evaluated by different companies for various clinical indications. The market for iontophoresis for prescription dermatology drugs includes severe acne, psoriasis, dermatitis, aging-associated wrinkling, pigmentation disorders, baldness and localized viral, bacterial and fungal infections. The prescription dermatology drug market is estimated to be more than $3 billion annually. The potential for noninvasively achieving increased local blood flow by PEMS to organs such as the breast and brain may have significant advantage over other methods of delivering cancer drugs, especially the highly toxic chemotherapeutic agents or the biotechnology products that are large molecules with limited tissue delivery. Additional applications of PEMS include the delivery of anti-inflammatory drugs for the treatment of arthritis and tissue repair drugs in wound care and osteoporosis.

     Drug Design - Small Molecule Drugs. The small molecule drugs being initially designed by our scientists target biochemical pathways inside of cancer cells or on enzyme molecules released by cancer cells for growth and spread. Our drug delivery technology based on PEMS is expected to improve the delivery of cancer imaging and treatment drugs. The global market for cancer drugs exceeds $4 billion annually and over $5 billion is spent annually for cancer diagnosis. Approximately 1.4 million new cases of cancer are diagnosed each year. In addition, millions of cancer patients who underwent remission following traditional treatments during the past three to five years will relapse with a higher mortality rate. Cancer is the second leading cause of death in the U.S., and approximately one of every three Americans will get cancer. The National Cancer Advisory Board reports that more than 8 million people in the U.S. have cancer. The most difficult aspect of effectively treating cancer is the treatment of cancer spread, or "metastasis", since it requires high and toxic dosages of chemotherapy or available biotechnology drugs and cannot be treated by radiation or surgery.

     In addition to cancer, the proteins and genes that are expected to be targeted by our small molecule drugs are implicated in inflammation (such as arthritis), other chronic diseases (such as Alzheimer's and osteoporosis) and certain infections (such as warts and acne) with potential combined markets of several billion dollars. The flexible iontophoretic patch technology is expected to improve the efficacy of our anti-infective small molecule drugs.

     www.geminibio.com. The market for custom products used as molecular tools in genomics research and genomics-based drug delivery is growing rapidly. The market for custom DNA products alone has been estimated at over $100 million annually. As human genome sequence information becomes available in the public domain the market for custom products will likely exceeds $200 million annually worldwide.


     Potential Future Markets. Potential long-term markets for our technologies include:

          - Application of our PEMS electromagnetic signals or iontophoretic electric fields in tissue repair; and
          - Genomic databases related to selected rare diseases that are difficult to treat.

     Analysts estimate that the market for products used in the repair and regeneration of tissues such as skin and cartilage from wounds, inflammatory diseases and arthritis exceeds $5 billion annually, based on the number of procedures performed to repair tissue damage from trauma and degenerative diseases. The potential market size for products or treatment modalities for peripheral nerve damage and degenerative brain disease such as Alzheimer's disease is also in the multibillion dollar range. Genomic databases being developed by the gene sequencing companies ("functional genomics" and "pharmacogenomics") are being used by pharmaceutical and biotechnology companies to screen new drug candidates and create diagnostic gene probes.

     Within the past few years, licensing and other revenues paid to "genomics" companies for the use of these databases have exceeded $200 million. We intend to pursue licensing agreements with corporate partners for genomic databases for selected rare diseases that we develop through www.geiminibio.com.

Manufacturing and Marketing

     We will rely, at least in part, on third party manufacturers and corporate partners to produce our drugs or other products for preclinical and clinical studies, and also for commercial production of most of our products that are approved for marketing and sales in various territories of the world. We have not yet established a quality assurance program, including a set of standard operating procedures, intended to ensure that third party manufacturers under contract produce our compounds in accordance with the FDA's current Good Manufacturing Practices guidelines and other applicable regulations.

     We believe that all of our existing product candidates can be produced using available methods, primarily through standard techniques of pharmaceutical synthesis. We currently do not have the capacity to manufacture our potential products, are dependent on third party manufacturers or collaborative partners for such production for preclinical research and clinical trial purposes and expect to be dependent on such manufacturers or collaborative partners for some or all commercial production of any of our products that are approved for marketing. We believe that we will be able to continue to negotiate arrangements on commercially reasonable terms and that it will not be necessary for us to develop internal production capability in order to develop our products successfully. In the event that we are unable to obtain contract manufacturing, or obtain such manufacturing on commercially reasonable terms, we may not be able to commercialize our products as planned. Our objective is to maintain flexibility in deciding whether to develop internal manufacturing capabilities for certain of our potential products. To date, our company has not manufactured pharmaceutical or biotechnology products or conducted manufacturing testing programs required to obtain
FDA and other regulatory approvals. We can not assure that we will develop such capabilities successfully.

     Since our potential products are at an early stage of development, we will need to improve or modify our existing processes and capabilities to produce any product for clinical trials or commercial marketing. We cannot quantify the time or expense that may ultimately be required to improve or modify our existing process technologies, but it is possible that such time or expense could be substantial.

     The production of our products is expected to be based in part on technology that we believe will be proprietary. We may license this technology to contract manufacturers to enable them to manufacture compounds for our product development programs. We can not assure that such manufacturers will abide by any limitations or confidentiality restrictions in licenses with us. In addition, any such manufacturer may develop process technology related to the manufacture of our products that such manufacturer owns either independently or jointly with us. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have our products manufactured. We can not be sure that any such license would be available on terms acceptable to us, if at all.

     Our plans for the foreseeable future do not include an investment in sales and marketing of our products. Our www.geminibio.com currently promotes custom products through an e-business.

Competition

     We are engaged in biopharmaceutical fields characterized by extensive research efforts, rapid technological progress and intense competition. There are many public and private companies, including pharmaceutical companies, chemical companies and biotechnology companies, engaged in developing products for the human therapeutic applications targeted by us. Further, we believe that interest in the application of drug design and related technologies may continue and may accelerate as the technologies become more widely understood. We are aware of efforts by others to develop products in each of the areas in which we have products in development. In order for us to compete successfully in these areas, we must demonstrate improved safety, efficacy, ease of manufacturing and market acceptance over our competitors, who have received regulatory approval and are currently marketing. Furthermore, academic institutions, governmental agencies and other public and private research organizations are conducting research to develop technologies and products that may compete with those under development by us. In addition, other technologies are, or may in the future become, the basis for competing products. We can not be certain that our competitors will not succeed in developing technologies and products that are more effective than the ones we are developing or that would render our technology and products obsolete or noncompetitive. We also can not be sure that our products will be able to compete effectively with products which are currently on the market.

     Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of our competitors have significantly greater experience than us in conducting preclinical testing and human clinical trials of new pharmaceutical products, and in obtaining FDA and other regulatory approvals of products. Accordingly, certain of our competitors may succeed in obtaining regulatory approval for products more rapidly than we would. If we obtain regulatory approval and commence commercial sales of our products, we also will compete with respect to manufacturing efficiency and sales and marketing capabilities, areas in which we currently have no experience.


Product Pricing and Reimbursement

     Our ability, with or without corporate partners, to commercialize our products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organization or HMOs. Third party payors and government authorities are continuing efforts to contain or reduce the cost of health care. For example, in certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. There can be no assurance that similar controls will not be implemented in the United States. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, may result in lower prices for our products. The cost containment measures that health care providers and third party payors are instituting and any proposed or future health care reform measures, including any reductions in Government reimbursement programs such as Medicaid and Medicare, could affect our or our partners' ability to sell our products.

     The success of our products in the United States and other significant markets will depend, in part, upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, third-party payors and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved therapeutic products. Even if a product is approved for marketing, there can be no assurance that adequate reimbursement will be available. We are unable to predict what additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect the legislation or regulation would have on our business.


Employees

	As of June 12, 2000, we had seven full-time employees, one of which holds a doctorate degree while others possess advanced business or technical expertise. Of our seven full-time employees on that date, three were engaged in research and development, one in producing custom products and two in general administration. Our future success depends in significant part upon the continued service of our key technical and senior management personnel and our continuing ability to attract and retain highly qualified technical personnel. None of our employees are represented by a labor union and we consider our relations with our employees to be good.


Facilities

	We currently lease 3,000 square feet at the Sid Martin Biotechnology Institute in Alachua, Florida. The lease expires in September 2000.


                              LEGAL PROCEEDINGS

       In August 1994, Diapulse Corporation of America, a former competitor of EPI in the medical device business, filed a lawsuit against EPI and some of EPI's former directors and officers. The lawsuit alleged that EPI had engaged in deceptive acts and practices, false advertising, unfair competition, and breaches of contracts between Diapulse and several company employees. Diapulse was seeking an injunction to rectify the effects of the alleged misconduct, an unspecified amount of compensatory damages, disgorgement of profits, treble damages, punitive damages and attorney's fees. EPI recently settled the lawsuit by agreeing to pay Diapulse $50,000 plus interest in monthly payments over a thirty month period.

        In July 1999, Copelco Credit Corporation filed suit against our company alleging breach of lease agreement in connection with a copier lease. Copelco is seeking to accelerate all sums due under the lease in the amount of $58,450. We believe we have valid defenses to the lawsuit, and that the ultimate outcome, even if unfavorable to us, will not materially affect our liquidity, financial condition or results of operations.


                         CERTAIN MARKET INFORMATION

	From May 1995 to September 1997,our common stock was traded on the Nasdaq Small Cap Market under the symbol "EPHI." In September 1997, Nasdaq notified us that our stock would be delisted from the Nasdaq SmallCap Market due to noncompliance with the minimum capital and surplus requirement and minimum value of the public market float and trading price of our shares. Our stock is now trading on the OTC Bulletin Board under the symbol "EPHI".

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
The following table sets forth, for the periods indicated, the range of high and low bid quotations for our common stock as reported by Nasdaq. However, our common stock generally is not actively traded or is traded in low volumes. Therefore, we cannot be sure that market quotations for our common stock are indicative of prices at which actual sales of these shares will occur. These quotations represent inter-dealer prices, without retail markup, markdown or commissions, and do not necessarily represent actual transactions. Further, we cannot be sure that a public trading market for the our common stock will continue to exist.

                                            High           Low
                                           ------         ------

     For the year ended December 31, 1998:
        First Quarter                      $ .47          $ .26
        Second Quarter                     $ .80          $ .29
        Third Quarter                      $1.32          $ .58
        Fourth Quarter                     $ .97          $ .33

     For the year ended December 31, 1999:
        First Quarter                      $ .30          $ .34
        Second Quarter                     $ .95          $ .30
        Third Quarter                      $ .41          $ .22
        Fourth Quarter                     $ .25          $ .07

     For the year ended December 31, 2000:

        First Quarter                      $3.00          $ .09
        Second Quarter (through June 12)   $ .71          $ .19

	On June 12, 2000, the closing price of our common stock on the OTC Bulletin Board was $0.25 per share. As of such date, there were approximately 92 registered stockholders of record of our common stock. To date, we have not declared or paid any cash dividends on our common stock.


                               MANAGEMENT

Directors and Executive Officers

     The following table lists the names, positions and ages of our directors, executive officers and key employees as of June 12, 2000:


NAME                 AGE        POSITION
-----                ---        --------

Arup Sen, Ph.D.       49        Chairman of the Board, Chief
                                Executive Officer, President,
                                Chief Financial Officer and
                                Secretary

Richard Kneipper      56        Vice Chairman of the Board

Stephen Seiler        44        Director

Murray Feldman        64        Director

Bernard V. Carrico    54        Director

	The following sets forth biographical information concerning our directors and executive officers for at least the past five years.

  DR. ARUP SEN joined us in November 1996 as an Executive Vice President and a director and was appointed Chairman of the Board of Directors, Chief Executive Officer and President of our company in April 1997, and Chief Financial Officer in January 2000. Prior to joining us, he co-founded HealthTech Development Inc., a biotechnology commercialization company, in December 1993 and served as its Chairman and Chief Executive Officer until November 1996. Thereafter, he served as Chairman until HealthTech's merger into our company in August 1998. From April 1995 until November 1996 he also served as Vice Chairman of HealthTech Diagnostics Corporation, a specialty clinical testing laboratory with multiple locations throughout the U.S. Dr. Sen was President of Dallas Biomedical, Inc., a medical technology venture
capital fund in Dallas, Texas, from July 1992 to August 1993.   Dr. Sen
received a Ph.D. in biochemistry in from Princeton University and has served on the staff of the National Cancer Institute and the Research Institute of Scripps Clinic. He is an inventor in more than 20 U.S. and foreign patents related to the diagnosis and treatment of cancer, osteoporosis, atherosclerosis, immune diseases and AIDS. Dr. Sen serves on the board of directors of Aquagene, Inc., a development stage biotechnology company developing transgenic fish for human pharmaceutical production, and is a courtesy professor for Biotechnology at University of Florida, Gainesville.

  RICHARD K. KNEIPPER joined us as Vice Chairman of the Board of Directors in August 1998. Mr. Kneipper was the co-founder and President and Chief Executive Officer of HealthTech Development Inc. from 1996 until its merger into our company in August 1998. He also co-founded in 1995 and served as the Chairman of the Board of HealthTech Diagnostics Corporation, where he completed mergers and acquisitions, a private financing and the sale of substantially all its assets to a public company in January 1997. Mr. Kneipper was a senior partner at the law firm of Jones, Day, Reavis & Pogue from 1982 until 1996, when he elected to become of counsel in order to devote a significant portion of his time to various business activities. He received his Bachelors of Science degree from Washington & Lee University and his J.D. degree from Cornell University. Mr. Kneipper is Chief Administrative Officer and a director of Provider HealthNet Services, Inc., a healthcare information services company, a director of International Sourcing Ltd., an information services company, and Genopath Technologies Inc., which provides phenotyping services for genetically engineered animals.

  STEPHEN SEILER is Executive Vice President of Planning, Investment & Development for Elan Corporation plc., a pharmaceutical company, and became one of our directors in December 1998. Prior to joining Elan in 1995, Mr. Seiler was an investment banker with Paribas Capital Markets in New York and London from 1991 to 1995. Mr. Seiler previously practiced corporate law with Paul, Weiss, Rifkind, Wharton & Garrison. Elan Corporation, plc, is entitled to nominate one director to serve on our Board of Directors. Stephen Seiler is Elan's current nominee for director.

  MURRAY FELDMAN is President of Murray Financial Associates, Inc., a residential mortgage banking company, which he founded in 1982. Mr. Feldman has been one of our directors since September 1996.

  BERNARD V. CARRICO, JR. is President and Chief Executive Officer of Argo Funding Company, LLC, a private investment firm, which he co-founded in 1998.
Mr. Carrico became one of our directors in 1998.   From 1995 to August 1997,
he served as the President and Chief Executive Officer of The Heartland Capital Appreciation Fund, LP, an investment fund which he co-founded with Ms. Alice Walton. Prior to Heartland Capital, Mr. Carrico served as First Vice President of Drexel Burnham Lambert in Dallas from 1987 to 1990; President and Chief Operating Officer of Western Capital Corporation, a privately owned investment company in Dallas, Texas, from 1985 to 1987; and as Chief Financial Officer of Texas Federal Financial Corporation of Dallas. Mr. Carrico received his B.S. degrees from St. Joseph's College, Indiana and an M.B.A. from Wayne State University, Detroit, Michigan.

Scientific and Medical Advisory Board

        We have assembled a distinguished panel of scientists to serve on our Scientific and Medical Advisory Board in order to provide our company with guidance and advice on various scientific, clinical and intellectual property matters. The advisors meet as a group as well as individually with our staff on a project-by-project basis in specific areas of expertise.

        SHELDON MARC SCHUSTER, PH.D. Dr. Schuster has served as s Director of the Biotechnology Program of the University of Florida College of Medicine, Gainesville, Florida, since 1992; Associate Director for Research of the University of Florida Cancer Center, from 1991 to 1994; and Professor of Biochemistry and Molecular Biology, Adjunct Professor of Medicine and Adjunct Professor of Chemistry at University of Florida since 1989. Dr. Schuster is a nationally recognized authority on enzyme biochemistry, and is the recipient of eight patents in the U.S. He is a member of the Board and Chief Scientist of AquaGene, Inc. (Alachua, Florida); a member of the Scientific Advisory Board of Ixion Biotechnology, Inc. (Alachua, Florida); a member of the Editorial Board of Stedman's Medical Dictionary (Baltimore, Maryland); a member of the Board of BioWeb, Inc. (Alachua, Florida); and a consultant for BioNebraska, Inc. (Lincoln, Nebraska). In 1988 Dr. Schuster was a Visiting Professor in the Department of Biological Sciences at Stanford University. From 1981 to 1988, he had various positions with the University of Nebraska Lincoln, including Director of its Gene Synthesis Facility and its Peptide Synthesis Facility. Prior thereto he had acted in various research capacities at the University of Wisconsin, the University of Arizona and the Syntex Research Institute of Hormone Biology. Dr. Schuster received a Ph.D. from the University of Arizona in 1974.

        BRIAN M. KINNEY, M.D. Dr. Kinney is Chairman of New Technology Committee of the American Society of Plastic and Reconstructive Surgery and since 1991 has engaged in private practice in plastic and reconstructive surgery in California. He serves as an adjunct faculty member in the Department of Surgery at the University of Southern California School of Medicine. He also is an advisor for various medical companies engaged in the development of new technologies applicable to soft tissue surgery. Dr. Kinney has authored numerous publications and serves on a number of national and international committees. He received an M.D. degree from Tulane University, completed his internship and residency at the University of California, Los Angeles and then completed his residency and board certification in plastic surgery at the University of California, Los Angeles. Dr. Kinney also completed a research fellowship on muscle and bone regeneration at University of California, Los Angeles.

Limited Liability and Indemnification of Directors

     We have included a provision in our Certificate of Incorporation to limit the personal liability of our directors for violations of their fiduciary duty. The provision eliminates directors liability to EPI or its stockholders for monetary damages, except for

     o any breach of the director's duty of loyalty to EPI or its stockholders,

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o unlawful payment of dividends or unlawful stock purchases or redemptions, or

     o any transaction from which a director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our Certificate of Incorporation and By-Laws require us to indemnify our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. We believe that indemnification under our Certificate of Incorporation and By-Laws covers at
least negligence and gross negligence on the part of indemnified parties.   We
are also allowed under our By-Laws to enter into indemnification agreements with directors and to purchase insurance on behalf of directors. We have obtained directors and officers' insurance providing indemnification for all of our directors, officers and employees for certain liabilities.


                          EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table presents all compensation paid to or earned by our President and Chief Executive Officer for the years ended December 31, 1997, 1998 and 1999. No other executive officer who was employed by us in 1999 had a total annual salary and bonus in excess of $100,000.


                                        Summary Compensation Table

                                     Long-term Compensation
                                     ----------------------
                       Annual Compensation                            Awards    Payout
                      ---------------------    --------------------------------------
                                                                        Securities
                                            Other Annual   Restricted   Underlying             All Other
                           Fiscal           Compensation    Stock       Options/     LTIP     Compensation
 Name and            -------------------------------------------------------------------------------------
 Principal Position  Year  Salary($) Bonus($)   ($)         Awards($)   Sars(#)     Payout($)    ($)
 ------------------  ----  -------   ------   ---------   -----------  ----------   ---------   --------
Arup Sen, Chairman   1999  131,295     --           0          0        200,000          -          -
President & Chief    1998  132,981     --       500(1)         0        261,966     63,654(3)       -
Financial Officer    1997  123,604     --     6,000(1)   152,446(2)      25,000          -          -



(1)   Represents a car allowance.

(2) Represents the value on the various dates of grant of 116,047 shares of our common stock received by Dr. Sen in lieu of cash compensation.

(3) Represents amount payable to Dr. Sen representing the aggregate exercise price of options to purchase 244,823 shares of common stock.

(4) Aggregate restricted stock holdings at December 31, 1999 for Dr. Sen were 2,278,394 shares of common stock valued at $159,488 on December 31, 1999. All restricted stock awards vest immediately and are entitled to receive dividends paid on the common stock, if any.

Compensation of Directors

        Under our Non-Employee Directors' Equity Compensation Plan, we pay each outside director $2,500 per quarter in our common stock at a price equal to the closing price on the last business day of trading in such quarter, payable after January 1 of the following year. At the time that an outside director joins the Board of Directors, the director is awarded a non-qualified stock option for 15,000 shares of our common stock, with each option granted vesting 20% immediately and an additional 20% on each one year anniversary after the grant date. The option granted to the outside director has an exercise price equal to the fair market value on the date of grant. Directors who are also employees of our company do not receive compensation for their participation as members of the Board of Directors of our company.


Employment Arrangements

     In August 1998, our Board of Directors issued a memorandum to Arup Sen, outlining in general the terms of employment of Dr. Sen as Chief Executive Officer of EPI, effective as of September 1, 1998. The memorandum provides for an initial base salary of $130,000, which was increased to $150,000 and may further increase up to $200,000 in a series of stepped increments upon the achievement of specified milestones. In May 1999, Dr. Sen voluntarily decreased his annual base salary to $126,000 in order to reduce Company expenses.
The memorandum also provides that our company will grant to Dr. Sen a ten-year option to purchase 500,000 shares at the stock price at close of trading on the date of grant (August 25, 1998), 200,000 of which have vested based on the achievement of specific milestones set by the Board of Directors, with the remainder to vest upon the achievement of other such milestones. The grant of these options is subject to an increase in the number of shares available for issuance under our company's stock option plan sufficient to cover such grant. In 1999, shares became available to cover 200,000 shares under the grant.
Stock and cash bonuses are to be at the sole discretion of the Board of Directors. In the event that Dr. Sen's employment is terminated without "cause" before three years, Dr. Sen is entitled to a severance of six months' base salary subject to his mitigation of such payment by seeking other employment. All his stock options will vest immediately and will remain exercisable for the original term of the option in the event his employment is terminated due to an acquisition by or merger with a third party not recommended and/or approved by Dr. Sen, or without "cause".

     Prior to our reorganization of our company, Dr. Sen had a previous employment agreement with us which granted him options in lieu of cash salary the exercise price of which we were to pay upon a change of control. In August 1998, we recorded a related party payable to Dr. Sen for $63,654 related to the exercise of these options.

Stock Options

     The following table provides information related to options granted to our Chief Executive Officer during the year ended December 31, 1999.


			Individual Grants

                Number of       % of Total
                Securities      Options/SARS    Exer-
                Underlying      Granted to      cise
                Options/SARS    Employees in    or       Exp.
Name            Granted         Year            Base     Date
----            ---------       -----------     -----    ----
Arup Sen        200,000(1)      74.1%           $.85   08/25/08



  (1)  Shares vested immediately on the grant date.


     The following table provides information related to options held by our Chief Executive Officer at December 31, 1999. No stock options were exercised by our Chief Executive Officer during the year ended December 31, 1999. Our company does not have any outstanding stock appreciation rights.


                                    Number of Securities        Value of Unexercised
                                    Underlying Unexercised      In-The-Money
                                    Options/SARS at FY-End(#)   Options/SAR at FY-End ($)(1)
                                    -------------------------   ----------------------------
         Shares Acquired    Value
         on Exercise (#)    Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
         ---------------    --------    -----------  -------------  -----------  -------------
Arup Sen         0              0          561,966         0             0             0



(1) The closing price for our company's common stock as reported through the OTC Bulletin Board on December 31, 1999, the last trading day of 1999 was $.07. Value is calculated on the basis of the excess of the option exercise price over the product of $.07 multiplied by the number of shares of common stock underlying the option.

                           PRINCIPAL SHAREHOLDERS


     The following table lists certain information regarding the beneficial ownership of our common stock as of June 12, 2000. The "Before Offering" column lists ownership percentages of certain persons before closing of this offering. The "After Offering" column lists the percentage of the common stock owned by these persons taking into account the issuance of all 5,000,000 shares of common stock in this offering.



     The table lists shareholdings by:

     o Each person known by us to own beneficially more than 5% of our common stock;

     o Each of our directors;

     o Our executive officers;

     o Our directors and executive officers as a group


     Except as otherwise noted, the address of each person listed in the table is c/o Electropharmacology, Inc., 12085 Research Drive, Alachua, Florida 32615. The table includes all shares of common stock issuable within 60 days of June 12, 2000, upon the exercise of options and warrants or the conversion of preferred stock beneficially owned by the indicated stockholders on that date based on options, warrants and preferred stock outstanding as of June 12, 2000, or otherwise issuable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Except as otherwise indicated below, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.


                                                    Percent Beneficially
                                                           Owned
                                                    --------------------

                                Shares Beneficially   Before    After
Name of Beneficial Owner             Owned            Offering  Offering
------------------------      --------------------    --------  --------
Arup Sen, Chairman of the
Board, Chief Executive Officer   2,947,053 (1)(2)     16.27%	12.75%
and President

Richard K. Kneipper, Vice        1,475,103 (2)(3)      8.40%	 6.54%
Chairman and Director

Murray Feldman, Director           623,799 (2)(4)      3.55%	 2.76%

Bernard Carrico, Director           78,101 (3)             *         *

Stephen Seiler, Director            75,260 (3)             *         *

Elan International Services,Ltd.
102 St James Court
Flatts, Smith Parish, Bermuda,
FL04                            13,303,237 (5)        48.13%	40.76%

Norton Herrick
2295 Corporate Blvd., NW
Suite 222
Boca Raton, FL 33431             1,623,950 (2)(6)      9.25%	 7.20%

James Kaput
1424 Florence Ave
Evanston, Il  60201              1,422,002 (2)         8.10%	 6.31%

Krishna and Shashikala
Jayaraman
124 Golden Shadow Circle
The Woodlands, TX  77381           970,939 (7)         5.46%     4.26%

All directors and executive
officers as a group (5 persons)  5,199,316 (2)        28.64%	22.46%


* Less than one percent (1%)

(1)     Includes 561,966 shares issuable upon exercise  of stock options.,
(2) Does not include shares beneficially owned by other parties to a Master Agreement between Norton Herrick, David Saloff, a former director and executive officer, Murray Feldman (the EPI Group), and Arup
        Sen, James Kaput and Richard Kneipper (the HealthTech Group).
        Under the Master Agreement, the EPI Group and the HealthTech Group agreed to vote all shares of common stock they each owned for a board of directors consisting of two persons nominated by the EPI Group, two persons nominated by the HealthTech Group and one person who is the Chief Executive Officer. In addition, in connection with the election of the EPI Group's nominees, Mr.
        Herrick and Mr. Feldman agreed with each other to vote their shares in favor of a person selected by the other. This Master Agreement expires on the earlier of August 24, 2000 or the date on which EPI's market capitalization equals or exceeds $40,000,000 for any period of 20 trading days within any six-month period. To the extent that these persons share voting power under the Master Agreement, each person is deemed under the rules of the Securities and Exchange Commission to beneficially own the shares of common stock currently beneficially owned by each person with whom this person shares voting power. As of June 12, 2000, the shares of common stock beneficially owned by all parties to the Master Agreement(including 294,914 shares held in the name of David
        Saloff) represented approximately 46.63% of the issued and outstanding shares of common stock and would represent 36.61% of the outstanding shares of common stock as adjusted for the maximum number of shares to be sold in this offering.
(3)     Includes 6,000 shares issuable upon exercise of stock options.
(4)     Includes 22,500 shares issuable upon exercise of stock options.
(5) Includes 7,569,894 shares of common stock issuable upon conversion of 9,083.7 shares of preferred stock and 2,520,821 shares issuable upon exercise of warrants.
(6) Includes 60,000 shares in the name of Rozel International Holdings, which are pledged to Mr. Herrick as security for a loan. Mr.
        Herrick disclaims beneficial ownership of these shares.
(7)     Includes 240,939 shares issuable as of May 16, 2000.


                           CERTAIN TRANSACTIONS

	In February 2000, our company, Arup Sen, our Chairman of the Board, President and Chief Executive and Financial Officer, and our company's third party provider of Web-site design and marketing services entered into an agreement. Due to our lack of funds with which to pay the third party provider for services rendered to our company, Dr. Sen agreed to assign the proceeds of the sale of up to 128,520 shares of our common stock held by Dr. Sen to the third party provider. Dr. Sen agreed to sell 18,360 shares per month in order to pay the third party provider for services rendered to our company over the seven-month period from January 2000 to July 2000. As consideration for this advance of funds to our company by Dr. Sen, we agreed to issue to Dr. Sen on a monthly basis shares of our common stock equal to the current value of the number of shares required to be sold by Dr. Sen under the agreement, and any adverse tax consequences resulting to Dr. Sen as a result of his sale of these shares. This formula may be modified by our company's board of directors at their discretion. As of March 31, 2000, we recorded a related party accrued expense of $22,032 as a result of this agreement.

	In February 1999, Dr. Sen, borrowed $85,000 from our company, evidenced by a demand promissory note bearing interest at the prime rate plus 1% per annum. The loan was repaid in full in 1999.

	In September 1998, Elan International Services invested $7.5 million in convertible preferred stock of our company, and agreed to invest an additional $2 million to buy our common stock or other equity securities. In return for its $2 million investment, Elan International acquired 3,212,522 shares of our common stock, $386,667 of our convertible preferred stock and 2,520,821 warrants to purchase shares of our common stock. Under the agreement with Elan International, we must use a substantial portion of the proceeds from Elan International's investment to fund further development of iontophoresis products under a license agreement with Elan Pharma International. We are currently in violation of our agreement with Elan because we have not made the minimum investment required by Elan for research and development activities as specified by the agreement. Elan has not exercised any of its rights regarding the violation.

	In September 1998, we also acquired from Elan Pharma International, a company under common control with Elan International Services, a worldwide license to a new flexible iontophoresis patch technology. We paid $7.5 million to acquire the Elan technology and product prototype design. We are required to make future payments of prescribed license fees and royalties payable from any revenues from product sales and/or sublicensing to future corporate partners.

	We acquired in August 1998, Gemini Biotech, Ltd., a privately held biotechnology limited partnership. The purchase was a complex transaction in which 6 million shares of our company common stock were to be issued to Krishna Jayaraman, Vice Chairman and Chief Executive Officer and President of Gemini Biotech, and his wife in June 1999. Prior to the time that the common stock was to be issued to the Jayaramans, they would serve as the limited partners of and have a minority interest in our company's operating entity, Gemini Health Technologies L.P.

	In September 1999, as a result of litigation we initiated against Dr. Jayaraman alleging certain misrepresentations and omissions in connection with our acquisition of Gemini, we entered into a settlement agreement with the Jayaramans in which, among other things, Dr. Jayaraman agreed to resign his positions with our company and we agreed to pay Dr. Jayaraman certain amounts in order to secure a release of all our company's obligations to him, including those agreements entered into as part of the Gemini acquisition.
The settlement agreement provided the following payments to Mr. Jayaraman:
$40,000 payable over eight months, the issuance of 950,000 shares of common stock of our company in exchange for the Jayaramans' minority partnership interest, and in lieu of the 6 million shares previously issuable to them and the issuance of up to an additional $242,000 in value of shares of our common stock (priced at the greater of $.5022 per share or the average market price 20 days prior to issuance), payable in two annual installments, beginning on May 16, 2000, to be reduced by any amounts earned by Dr. Jayaraman from other employment or third party consulting services from the date of the agreement through May 16, 2001.

        In connection with the sale of our medical device assets to ADM Tronics in August 1998, we used 1,525,000 shares of ADM Tronics common stock we received to satisfy $650,000 of a $709,379 secured note payable for previously incurred legal expenses owed to Jones, Day, Reavis and Pogue, our company's former legal counsel. We also entered into an agreement with Jones, Day to allow Jones, Day to liquidate its ADM Tronics stock prior to us liquidating our ADM Tronics stock holdings until August 1999. In addition, in connection with our company reorganization, we issued to Jones, Day 322,831 shares of common stock valued at $128,166 to satisfy the remaining portion of the note payable and other past due payables to Jones, Day for legal services previously rendered. Richard Kneipper, Vice Chairman of our company and a greater than 5% beneficial owner of our company, serves as of counsel to Jones, Day.

        In connection with the merger of HealthTech Development, Inc. into our company in August 1998, we issued an aggregate of 6,172,095 shares of common stock of our company to the shareholders of HealthTech, including Arup Sen, Chairman of the Board, President and Chief Executive Officer of our company (2,250,203 shares), Richard Kneipper (1,350,228 shares) and James Kaput, a greater than 5% beneficial owner of our company (1,422,002 shares).

	In connection with our reorganization in August 1998, Mr. Herrick, a greater than 5% beneficial owner of our company, and our company agreed that upon consummation of the reorganization all shares of preferred stock and all warrants held by Mr. Herrick (242,950 and 1,300,000, respectively) would be redeemed and exchanged 1,575,000 shares of common stock. In addition, Mr. Feldman, a director and greater than 5% beneficial owner of our company, agreed with us that upon consummation of the reorganization, all warrants owned by him (373,607), would be redeemed and exchanged for 160,000 shares of common stock.


                         DESCRIPTION OF COMMON STOCK

       As of the date of this Prospectus, we have the authority to issue 30,000,000 shares of common stock, $.01 par value per share. There are currently 17,550,308 shares of common stock outstanding.

       If the maximum number of shares is sold in this offering, we will have 22,550,308 shares of common stock outstanding, assuming:

       o no exercise of current outstanding options to acquire 1,345,988 additional shares of common stock

       o no exercise of current outstanding warrants to purchase 2,752,821 additional shares of common stock;

       o no conversion of 8,697 shares of preferred stock convertible into 7,569,894 shares of common stock

       o no issuance of the 481,879 shares issuable under contract obligations.

       We are in the process of preparing an amendment to our Certificate of Incorporation to increase the authorized number of shares of our common stock to 50,000,000 shares. This amendment will require shareholder approval.

Common Stock

      o Holders of common stock are entitled to receive dividends only if we have funds legally available and the Board of Directors declares a dividend, and after any preferences to which holders of the preferred
        stock may   be entitled.

      o Holders of common stock do not have any rights to purchase additional Shares.

      o Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders.

      o Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock can elect all of the directors whose terms expire that year, if they choose to do so.

      o In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock.


Voting Requirements

     Our By-Laws require the approval of the holders of a majority of our voting securities for most actions requiring shareholder approval. These actions include

     o election of directors

     o mergers

     o sales of substantially all of our assets

     o amendment to our Articles of Incorporation.

    Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of undesignated preferred stock. This provision makes it possible for our board of directors to issue additional preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. There are no provisions in our By-Laws that would delay, defer or prevent a change in control of EPI.


Transfer Agent

     The transfer agent and registrar for our common stock is Continental Stock Transfer Company, 2 Broadway, New York, NY 10004. The telephone number of Continental is 212-509-4000.

                            PLAN OF DISTRIBUTION

        We are offering our common stock to the public through our officers and directors. No officer or director of our company will receive any compensation in connection with the sale of shares. We may retain the services of selling agents who are members of the National Association of Securities Dealers to assist us. On any sales made by the selling agents, a commission of up to ten percent (10%) may be paid. To date there exist no arrangements or commitments to retain any selling agent.

	This is a "best efforts" offering, and there is no minimum number of shares which must be sold. The maximum number of shares which will be sold is 5,000,000. All funds received will go immediately to us. If few shares of our common stock are sold, all the proceeds may be used to pay the expenses of this offering. This offering will begin on the date of this Prospectus and continue for up to six months (unless extended) or until the 5,000,000 shares of common stock are sold or we terminate the offering.

      There is only a limited public market for our common stock, and we can not assure you that a more active trading market will develop after the offering or that the common stock will continue to trade at a price at or higher than the offering price in this offering.


                               LEGAL MATTERS

     Wendy Mitchler, Esq., Ft. Lauderdale, Florida, will pass upon the validity of the common stock offered hereby.


                                  EXPERTS

     The financial statements of our Company at December 31, 1999 and for the two years ended December 31, 1999 appearing in this Prospectus and Registration Statement have been audited by Sweeney, Gates & Co., independent certified public accountants, as set forth in their report on the financial statements appearing elsewhere herein. The financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                 ADDITIONAL INFORMATION ABOUT OUR COMPANY

	EPI has filed a registration statement under the Securities Act of 1933, covering the common stock offered by this prospectus, with the United States Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to EPI and the common stock offered by this prospectus, reference is made to the registration statement.

     We are required to file periodic reports with the Securities and Exchange Commission. Copies of materials we file with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC maintains an Internet Site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet Site is http://www.sec.gov. We file our required reports and other information electronically with the SEC.


     We intend to provide to our stockholders with annual reports containing financial statements audited and reported on by independent auditors. We will make quarterly reports containing unaudited financial information for each of the first three quarters of each year available to our stockholders upon request. Stockholders can obtain the most recent copies of these reports by sending a written request to Arup Sen, Chairman and CEO, at our principal executive offices located at 12085 Research Drive, Alachua, Florida 32615.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Certified Public Accountants                      F-2

Consolidated Balance Sheets as of March 31, 2000 (unaudited)
  and December 31, 1999                                                 F-3

Consolidated Statements of Operations for the three months
  ended March 31, 2000 and 1999 (unaudited) and for the years
  ended December 31, 1999 and 1998                                      F-4

Consolidated Statements of Changes in Stockholders' Deficit
  for the three months ended March 31, 2000 (unaudited) and
  for the years ended December 31, 1999 and 1998                        F-5

Consolidated Statements of Cash Flows for the three months
  ended March 31, 2000 and 1999 (unaudited) and for the
  years ended December 31, 1999 and 1998                                F-7

Notes to the Consolidated Financial Statements                          F-9

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Electropharmacology, Inc.

We have audited the accompanying consolidated balance sheet of Electropharmacology, Inc. as of December 31, 1999 and the related consolidated statements of operations, stockholders' deficit and cash flows for the two years ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electropharmacology, Inc. as of December 31, 1999, and the results of its consolidated operations and its consolidated cash flows for the two years ended December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note
2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                         Sweeney, Gates & Co.

Fort Lauderdale, Florida
April 7, 2000

                            Electropharmacology, Inc.
                           Consolidated Balance Sheets

                                                      March 31,    December 31,
                                                        2000          1999
                                                      --------      ---------
                                                     (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                         $     41,305  $      6,577
 Accounts receivable, net of allowance for
  doubtful accounts of $30,203 at March 31,
  2000 and December 31, 1999                             53,829        61,554
 Other receivable                                             -        32,612
 Inventory                                                3,172         7,172
 Investment                                              46,249       210,182
 Prepaid expenses                                        95,777        30,031
                                                       ---------    ---------
  Total current assets                                  240,332       348,128

Property and equipment, net of accumulated
 depreciation of $272,782 at March 31, 2000
 and $255,012 at December 31, 1999                      248,186       265,956
Patents, net of accumulated amortization of
 $26,892 at March 31, 2000 and $26,385 at
 December 31, 1999                                       76,462        76,969
Other assets                                                400           400
                                                      ---------     ---------
TOTAL ASSETS                                       $    565,380  $    691,453
                                                       ========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                  $    395,929  $    403,964
 Accrued expenses                                       394,185       354,606
 Accrued expenses - related parties                     107,744        63,654
 Current portion of long term debt                    1,408,738     1,280,890
 Current portion of capital leases                       13,921        54,504
                                                      ---------     ---------
  Total current liabilities                           2,320,517     2,157,618


 Notes payable - related parties                         65,926        65,926
 Long term debt, less current portion                    14,807        15,503
 Long term capital leases, less current portion           7,593         8,188
 Mandatorily redeemable convertible preferred
  stock, $.01 par value, 7,887 shares authorized,
  issued and outstanding at March 31, 2000 and
  December 31, 1999                                   9,093,263     8,886,544
                                                     ----------    ----------
  Total Liabilities                                  11,502,106    11,133,779
                                                     ----------    ----------

Stockholders' deficit
 Convertible preferred stock, $.01 par value
  9,992,113 shares authorized, no shares issued
  and outstanding
 Common stock, $.01 par value, 30,000,000 shares
  authorized; 17,268,325 shares issued and
  outstanding at March 31, 2000 and December 31,
  1999                                                  172,683       172,683
 Additional paid-in capital                          21,738,152    21,738,152
 Accumulated other comprehensive loss                    (8,505)      (88,399)
 Accumulated deficit                                (33,081,056)  (32,506,762)
                                                     ----------    ----------
                                                    (11,178,726)  (10,684,326)
 Common Stock Reserved                                  242,000       242,000
                                                     ----------    ----------
  Total stockholders' deficit                       (10,936,726)  (10,442,326)
                                                     ----------    ----------
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT          $    565,380  $    691,453
                                                    ===========   ===========

The accompanying notes are an integral part of these financial statements.

ELECTROPHARMACOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      Year Ended              Three Months
                                                     December 31,             Ended March 31,
                                                  1999          1998       2000            1999
                                                  ----          ----       ----            ----
                                                                               (Unaudited)
Revenue:
  Rentals                                   $         -  $    359,143   $       -        $       -
  Sales                                         513,021       261,341      57,912          124,163
                                                -------       -------      ------          -------

Total revenue                                   513,021       620,484      57,912          124,163
                                                -------       -------      ------          -------

Expenses:
  Cost of revenue                               565,101       410,087      65,902          104,638
  Selling, general and administrative         2,027,908     1,962,403     267,409          543,795
  Research and development                      298,354        53,823      19,609           88,047
  Inventory obsolescence                              -       731,493           -                -
  Impairment loss on intangible assets                -     8,811,114           -                -
  Impairment loss on in-process research
   and development                                    -     6,000,000           -                -
                                               --------     ---------    --------          -------

     Total operating expenses                 2,891,363    17,968,920     352,920          736,480
                                              ---------     ---------     -------          -------

  Operating loss                             (2,378,342)  (17,348,436)   (295,008)        (612,317)
                                              ---------    ----------    ---------        ---------

Other income (expense):
  Gain on settlement of litigation            1,150,577             -           -                -
  Loss on sale of securities                   (106,935)            -     (32,749)               -
  Gain (loss) on disposal of equipment          (94,502)      716,223           -                -
  Interest and other income                      12,634        31,882          17           10,506
  Interest expense                             (147,010)     (108,892)    (39,835)         (34,476)
  Other expense                                  (6,844)       (6,210)          -                -
                                                --------      --------    -------          -------

Total other income (expense)                    807,920       633,003     (72,567)         (23,970)
                                               --------       --------   --------          --------

Loss before minority interest                (1,570,422)  (16,715,433)   (367,575)        (636,287)


Minority interest                               671,852     2,040,000           -          206,303
                                                -------     ---------    --------          -------

Net loss                                       (898,570)  (14,675,433)   (367,575)        (429,984)


Preferred stock dividends                      (812,377)     (815,071)   (206,719)        (187,500)
                                               ---------     ---------    --------       ---------

Net loss available to common stockholders   $(1,710,947) $(15,490,504)  $(574,294)       $(617,484)
                                            ============  ============   ========        =========

Net loss per share - basic and diluted           $(0.11)       $(2.15)    $(0.03)          $(0.04)
                                                 =======       =======   ========          =======

Weighted average number of common shares
  outstanding - basic and diluted            16,101,254     7,214,469  17,268,325       15,276,758
                                             ==========     =========  ==========       ==========

The accompanying notes are an integral part of these financial statements.

                                     ELECTROPHARMACOLOGY, INC.
                         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                          FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                          Preferred Stock                Common Stock           Additional
                                           $.01 par value                $.01 par value         paid-in     Deferred
                                        Shares        Amount        Shares         Amount       capital     compensation
                                        ------        ------        ------         ------       --------    ------------
Balance January 1, 1998                242,950        $2,430       4,071,194     $ 40,711     $15,254,912    $(67,678)

Issuance of common stock for services    -             -              67,610          676          24,041        -

Induced conversion of preferred stock (242,950)       (2,430)      1,872,000       18,720         730,081        -

Issuance of stock in settlement
  of accounts payable                    -             -             322,581        3,226         124,940        -

Issuance of common stock
  for acquisition                        -             -           6,172,100       61,721       3,253,576        -

Issuance of common stock and
  stock subscription receivable          -             -             777,202       32,126       1,967,875        -

Issuance of warrants with convertible
  mandatorily redeemable
  preferred stock                        -             -             -               -            400,000        -

Dividend on convertible
  preferred stock                        -             -             -               -             -             -

Amortization and cancellation of
  deferred compensation                  -             -             -               -            (28,496)     67,678

Comprehensive loss:

  Unrealized gain on securities          -             -             -               -             -             -

  Net loss                               -             -             -               -             -             -

Total comprehensive loss                 -             -             -               -             -             -
                                    ------------------------------------------------------------------------------------
Balance, December 31, 1998               -             -          13,282,687     $157,180     $21,726,929    $   -

                                  F-5

[RESTUBBED TABLE]

                               ELECTROPHARMACOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                     FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




                                       Accumulated
                                       other                         Common                   Total
                                       comprehensive     Retained    Subscription  stock      stockholders'
                                       income (loss)     deficit     receivable    reserved   deficit
                                       -------------     --------    -----------   --------   ------------
Balance January 1, 1998                  $   -       $(15,305,311)   $    -        $   -      $   (74,936)

Issuance of common stock for services        -             -              -            -           24,717

Induced conversion of preferred stock        -           (627,571)        -            -          118,800

Issuance of stock in settlement of
  accounts payable                           -             -              -            -          128,166

Issuance of common stock for acquisition     -             -              -            -        3,315,297

Issuance of common stock and
  stock subscription receivable              -             -          (500,000)        -        1,500,001

Issuance of warrants with convertible
  mandatorily redeemable preferred
  stock                                      -             -              -            -          400,000

Dividend on convertible preferred
  stock                                      -           (187,500)        -            -         (187,500)

Amortization and cancellation of
  deferred compensation                      -              -             -            -           39,182

Comprehensive loss:

  Unrealized gain on securities           803,279           -             -            -           -

  Net loss                                   -        (14,675,433)        -            -           -

Total comprehensive loss                     -              -             -            -      (13,872,154)
                                         ---------   -------------   ----------    -------    ------------
Balance, December 31, 1998               $803,279    $(30,795,815)   $(500,000)    $   -      $(8,608,427)

                                  F-5(cont)

                                                      ELECTROPHARMACOLOGY, INC.
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                            FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                         Preferred Stock                 Common Stock           Additional
                                          $.01 par value                $.01 par value           paid-in      Deferred
                                     Shares            Amount        Shares        Amount        Capital    Compensation
                                     ------            ------        ------        ------        -------    ------------
Balance, January 1, 1999                -                $-        13,282,687    $157,180     $21,726,929       $-

Issuance of stock on collection of
  subscription receivables              -                 -         2,435,320         -          (386,667)       -

Issuance of common stock for services   -                 -           600,318       6,003         190,025        -

Issuance of stock options for services  -                 -            -              -             8,365        -

Dividend on convertible
  preferred stock                       -                 -            -              -             -            -

Issuance of stock for settlement
  of litigation                         -                 -           950,000       9,500         199,500        -

Reserve for stock to be issued
  in settlement of litigation           -                 -            -              -             -            -

Comprehensive loss:

Net change in unrealized loss
  on available-for-sale securities      -                 -            -              -             -            -


  Net loss                              -                 -            -              -             -            -

  Total comprehensive loss              -                 -            -              -             -            -
                                    --------------------------------------------------------------------------------
Balance, December 31, 1999              -                 -        17,268,325     172,683      21,738,152        -


Net change in unrealized loss
  on available-for-sale securities      -                 -            -              -             -            -

Dividend on convertible
  preferred stock                       -                 -            -              -             -            -

Net loss (unaudited)                    -                 -            -              -             -            -

                                    --------------------------------------------------------------------------------
Balance, March 31, 2000 (unaudited)     -                $-        17,263,325    $172,683     $21,738,152       $-
                                    ================================================================================

[RESTUBBED TABLE]

                                       ELECTROPHARMACOLOGY, INC.
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                            FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                        Accumulated
                                        other                                           Common      Total
                                        comprehensive   Retained        Subscription    stock       stockholders'
                                        income          deficit         receivable      reserved    deficit
                                        ---------       --------        ----------      --------    --------
Balance, January 1, 1999               $ 803,279    $(30,795,815)      $(500,000)     $  -       $ (8,608,427)

Issuance of stock on collection of
  subscription receivable                  -              -              500,000         -            113,333

Issuance of common stock for services      -              -               -              -            196,028

Issuance of stock options for services     -              -               -              -              8,365

Dividend on convertible
  preferred stock                          -            (812,377)         -              -           (812,377)

Issuance of stock for settlement
  of litigation                            -              -               -              -            209,000

Reserve for stock to be issued
  in settlement of litigation              -              -               -            242,000        242,000

Comprehensive loss:

Net change in unrealized loss
  on available-for-sale
  securities                            (891,678)         -               -              -           (891,678)

 Net loss                                  -            (898,570)         -              -               -

 Total comprehensive loss                  -              -               -              -         (1,790,248)
                                    --------------------------------------------------------------------------
Balance, December 31, 1999               (88,399)    (32,506,762)         -            242,000    (10,442,326)


Net change in unrealized loss
  on available-for-sale securities        79,894          -               -              -             79,894

Dividend on convertible
  preferred stock                          -            (206,719)         -              -           (206,719)

Net loss (unaudited)                       -            (367,575)         -              -           (367,575)

                                    --------------------------------------------------------------------------
Balance, March 31, 2000 (unaudited)    $  (8,505)   $(33,081,056)      $  -           $242,000   $(10,936,726)
                                    ==========================================================================



                                   F-6(cont)

                                                   ELECTROPHARMACOLOGY, INC.
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      Year Ended                Three Months Ended
                                                                      December 31,                  March 31,
                                                                  1999           1998          2000         1999
                                                                 ------         ------         ----         ----
                                                                                                  (Unaudited)
Cash flows from operating activities:
Net loss                                                       $  (898,570)  $(14,675,433)  $(574,294)  $(617,484)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization                                 90,236        167,865      18,277      28,984
      Issuance of common stock and warrants for services           176,029         37,217           -      12,500
      Issuance of stock options to purchase common stock             8,365              -           -           -
      Reserve for stock to be issued in settlement of litigation   242,000              -           -           -
      Issuance of notes payable for services                             -         63,654           -           -
      Gain on settlement of litigation                          (1,150,577)             -           -           -
      Loss on sale of available for sale securities                106,935              -           -           -
      (Gain) loss on disposal of equipment                          94,502       (716,223)     32,749           -
      Increase in inventory obsolescence allowance                       -        731,493           -           -
      Issuance of common stock in settlement of accounts payable         -        128,166           -           -
      Induced conversion of warrants                                     -        118,800           -           -
      Amortization of deferred compensation                              -         67,678           -           -
      Accretion of redeemable convertible preferred stock          228,571        171,429     206,719     187,500
      Impairment loss of in-process research and development     6,000,000              -           -           -
      Impairment loss of purchased intangible assets                     -      8,811,114           -           -
      Loss attributable to minority interest                      (671,852)    (2,040,000)          -    (206,303)
  Changes in operating assets and liabilities
      Decrease in accounts receivable                               21,943         85,907       7,725     (39,413)
      Decrease in other receivables                                  2,769         29,979      32,612           -
      Decrease in inventory                                              -        145,061       4,000      (4,332)
      Decrease in prepaid expenses                                 103,706         23,328     (65,746)     27,788
      Decrease/increase in deposits                                      -              -           -      (5,000)
      Decrease in other assets                                       8,350          9,251           -           -
      (Increase) decrease in accounts payable                      (79,838)       102,329      (8,035)    (59,204)
      Increase in notes payable for services                        35,000              -           -           -
      Increase (decrease) in accrued expenses                      172,968        (78,421)     39,579      (7,359)
      Increase in accrued expenses - related parties                     -              -      44,090           -
                                                                -----------      ---------   ---------   ---------
           Net cash used in operating activities                (1,509,463)      (816,806)   (262,324)   (682,223)
                                                                -----------      ---------   ---------   ---------
Cash flows from investing activities:
      Purchases of property and equipment                          (42,747)       (41,694)          -     (23,044)
      Proceeds from sale of property and equipment                       -        164,420           -           -
      Cash paid for licensing and technology                             -     (7,500,000)          -           -
      Sale of available for sale securities                        158,173              -     211,078           -
      Net cash acquired from acquisitions                                -        346,820           -           -
      Loan to related party                                              -              -           -     (85,000)
                                                                 ----------   ------------  ---------   ---------
         Net cash provided by (used in) investing activities   $   115,426   $ (7,030,454)  $ 211,078   $ 108,044
                                                                 ----------   ------------  ---------   ---------


The accompanying notes are an integral part of these financial statements.


                                         ELECTROPHARMACOLOGY, INC.
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For the Year Ended         For the Three Months Ended
                                                                       December 31,                    March 31,
                                                                    1999           1998            2000         1999
                                                                    ----           ----            ----         ----
Cash flows from financing activities:                                                                  (Unaudited)
   Proceeds from the issuance of mandatorily redeemable,
      convertible preferred stock                            $        -         $7,500,000     $      -     $      -
   Proceeds from issuance of common stock, net
      of subscription receivables                                     -            600,000            -            -
   Proceeds from notes payable                                    7,106                  -            -            -
   Proceeds from notes payable to finance insurance premium           -                  -      100,315            -
   Proceeds from receipt of stock subscription receivable     1,400,000                  -	      -            -
   Proceeds from issuance of common stock                             -                  -            -      900,000
   Proceeds from capital leases                                   1,340                  -            -            -
   Repayment of notes payable                                  (155,682)          (192,193)           -            -
   Repayment of capital leases                                  (12,161)           (12,032)     (14,341)     (88,033)
                                                             ----------         ----------      -------     --------
      Net cash provided by (used in)financing activities      1,240,603          7,895,775       85,974      811,967
                                                             ----------         ----------      -------     --------
Net increase (decrease) in cash                                (153,434)            48,515       34,728       21,700
Cash at the beginning of year                                   160,011            111,496        6,577      160,011
                                                             ----------         ----------      -------     --------
Cash at end of year                                          $    6,577         $  160,011     $ 41,305     $181,711
                                                             ==========         ==========      =======     ========
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest                  $   35,428            $69,153     $    917     $ 23,862
                                                             ==========         ==========      =======     ========

Supplemental disclosure on non-cash investing and
       financing activities:
   Issuance of common stock for services                     $  196,029         $   37,217     $      -     $ 22,500
   Issuance of notes payable
   Issuance of notes payable for services                        35,000             63,654            -            -
   Reserve for stock to be issued in settlement
     of litigation                                              242,000                  -            -            -
   Issuance of notes payable for audit fees, net                      -            118,430            -            -
   Notes payable for prepaid insurance                            7,716            137,268            -            -
   Purchase of assets under capital lease financing               1,340             28,343            -            -
   Conversion of preferred stock to common stock                      -            627,571            -            -
   Conversion of warrants to common stock                             -            118,800            -            -
   Common stock subscriptions receivable                              -          1,400,000            -            -
   Sale of a business                                                 -          1,865,673            -            -
   Issuance of common stock in settlement with
       President of Gemini                                      209,000                  -            -            -
   Settlement with outside legal counsel                              -            778,166            -            -
   Issuance of common stock for an acquisition                        -          3,315,297            -            -
   Net value of partnership units acquired in an acquisition          -          4,071,429            -            -


The accompanying notes are an integral part of these financial statements.

                          ELECTROPHARMACOLOGY, INC.
               NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998
           AND THREE MONTHS ENDED MARCH 31, 2000 AND MARCH 31, 1999

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Nature of business and major suppliers - Electropharmacology, Inc., a Delaware corporation (the "Company") was incorporated on August 31, 1990 in California under the name Magnetic Resonance Therapeutics, Inc., and reorganized through a merger in February 1995 with Electropharmacology, Inc. Until August 24, 1998, the Company manufactured and marketed, primarily to nursing homes and plastic surgeons, SofPulse devices that deliver pulsed electromagnetic signals in the radio frequency range ("PEMS").

       The Company consummated a corporate reorganization on August 24, 1998 when it became a biotechnology company through a series of transactions, including (i) the acquisition of two privately held business entities engaged in developing molecular technologies for the design of drugs to combat cancer and arthritis, infection and other complex diseases of humans, and (ii) the sale of the past business operations related to the manufacturing and leasing of SofPulse devices in order to focus on potential applications of the underlying PEMS technology in drug delivery and tissue regeneration. Since the reorganization, the Company has been engaged in developing drug delivery technologies to deliver pharmaceutical drugs and biotechnology products more effectively to diseased tissues, and drug design technologies to create new drugs aimed at the genes and proteins that cause or control complex diseases. The Company has used its drug design technologies to make and sell custom products for molecular biology and genomics research.

       The research activities of the Company focus on the design and discovery of therapeutic drugs and diagnostic agents using modifications of the building blocks of the genetic material, namely gene bases. The Company has built a library of proprietary and exclusively licensed compounds that target genes or proteins implicated in cancer and rheumatoid arthritis. The Company, through Gemini Biotech, Ltd. ("Gemini" and "Gemini Division"), also makes and sells custom products for genomics research and drug discovery to academic researchers and biopharmaceutical companies.

       Unaudited Interim Financial Statements - The unaudited interim financial statements for the three months ended March 31, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form SB-2. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

       Principles of consolidation - The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and partnerships. All material intercompany accounts and transactions have been eliminated in consolidation. Minority interest consists of the ownership interest of the minority partners of Gemini Health Technologies, L.P. (the "Partnership") through September 17, 1999. On that date the minority partners exchanged their partnership interests in Gemini for common shares of the Company (see Note 14).

                         ELECTROPHARMACOLOGY, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

       Revenue recognition - Rental revenue during 1998 was recognized over the period in which the related equipment was under lease to a customer, primarily on a per use basis (see Note 3). Sales revenue was recognized upon shipment and the transfer of ownership of the product.

       Cost of Revenue - Cost of revenue for the year ended December 31, 1998 included costs associated with rental of the SofPulse units of approximately $169,380 (see Note 3).


       Investments - The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Securities held are classified as "available for sale" and are carried in the financial statements at fair value. Realized gains and losses are included in earnings, while unrealized gains and losses are excluded from earnings and reported as comprehensive income
       (loss), a component of stockholders' deficit.

       Inventory - Inventory at December 31, 1999, consisted primarily of chemicals used in the Company's custom products business, and is valued at the lower of cost or market.

       Patents - Patents are amortized using the straight-line method over 17 years from the date of issuance of the patents, or over the remaining useful lives.

       Property and equipment - Property and equipment are stated at cost. Major improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for property and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income.

       The cost of property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is amortized over the lesser of the length of the related leases or the estimated useful lives of the improvements. Depreciation is computed on the straight-line method for financial reporting purposes, and on the declining balance method for income tax purposes.

       Asset impairment - The Company periodically evaluates the recoverability of its long-lived assets, comparing the respective carrying values to the current and expected future cash flows to be generated from such assets. In accordance with Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets" ("SFAS 121"), the recoverability of property and equipment, intangible assets and goodwill are evaluated on a separate basis for the Company and each acquisition.

                         ELECTROPHARMACOLOGY, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

       Stock based compensation - The Company elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Accordingly, no compensation expense was recognized for its stock options granted to employees because the exercise price is equal to or greater than the market value of the underlying stock at the date of the grant. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standard, No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123").

       Deferred Compensation - Deferred compensation related to stock options is amortized over the period during which the options become exercisable. Deferred compensation was fully amortized during the year ended December 31, 1998.

       Income taxes - The Company provides for income taxes under the provisions of Statement of Financial Accounting Standard, No. 109, "Accounting For Income Taxes" ("SFAS 109"), which requires the asset and liability method of accounting for income taxes in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

       Advertising costs - Advertising costs included in selling, general and administrative expenses are expensed as incurred and were $11,633 and $4,086 for 1999 and 1998, respectively.

       Net loss per share - The Company adopted the Financial Accounting Standards Board No. 128, "Earnings Per Share" ("SFAS No. 128"), which established standards for computing and presenting earnings per share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share.

       All loss per share amounts are presented to conform to SFAS No.
       128. For the years ended December 31, 1999 and 1998, options and warrants were excluded from the computation of net loss per share because the effect of inclusion would be anti-dilutive due to the Company's net operating losses.

       Reclassifications - Certain items presented during the year ended December 31, 1998 have been reclassified to conform with the presentation for the year ended December 31, 1999.

                        ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

       Use of estimates and concentration of credit risk - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

       The Company provides credit to customers based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent upon each customer's financial condition. The Company monitors its exposure for credit losses and maintains an allowance for anticipated losses.

       Sales to two customers during the years ended December 31, 1999 and 1998, consisted of approximately 17% and 10%, respectively, of total sales. The accounts receivable balances of these customers at December 31, 1999 and 1998 were $13,740 and $9,243, respectively.

       Fair value of financial instruments - The fair value of the Company's financial instruments such as accounts receivable, accounts payable, notes payable and capital leases approximate their carrying value.

       Business segment - The Company operates principally in one business segment that develops technology and development stage products for the health care industry.

       Organizational costs - In April 1998, the Accounting Standards Executive Committee released Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs, be expensed as incurred. The Company accepted early adoption of SOP 98-5 and expensed all start-up costs during the year ended December 31, 1998.

2.     LIQUIDITY AND GOING CONCERN

       The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

                        ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

2.     LIQUIDITY AND GOING CONCERN (continued)

       The Company reported a net loss of $656,570 and $14,675,433 for the years ended December 31, 1999 and 1998, respectively, and cumulative net operating losses aggregating $32,264,762 through December 31, 1999. In addition, at December 31, 1999, the Company had a net capital deficiency of $10,442,326, and a working capital deficiency of $1,809,490. Delinquent accounts payable over 90 days past due were approximately $400,000 at December 31, 1999. The Company was also in default on a note for $1,163,090 to an insurance company, a note payable of $98,430 to an accounting firm, and capital leases totaling approximately 52,000 (see Notes 7 and 9). The holders of the Company's defaulted debt have not exercised their rights and remedies in the respective agreements, but there is no assurance that the holders of the debt will not pursue the defaults and exercise all of their rights and remedies.

       On August 24, 1998, the Company reorganized to better enable the Company to focus its efforts on research and development activities in the field of biotechnology. On August 24, 1998, the Company sold substantially all of the assets and certain liabilities related to the manufacturing, sales and marketing of its SofPulse device while retaining rights to uses of the underlying PEMS technology in biotechnology applications such as drug delivery and tissue regeneration. This transaction resulted in receipt of cash of $150,000, marketable securities with a value of $596,721 and the satisfaction of $778,166 of notes payable, accrued interest and accounts payable (see Note 3). Also, as more fully described in Note 3, on September 30, 1998, the Company received a commitment from Elan International Services, Ltd. ("Elan International"), a subsidiary of Elan Corporation plc, to invest $2,000,000 in shares of the Company's common stock. The Company received $600,000 during 1998 and $1,400,000 during 1999.

       During 1999, the losses from the Gemini operations consumed significant cash resources from the Company. While the custom products business of Gemini grew during 1999, the operation continued to require additional investment in personnel, materials, facilities and equipment, resulting in substantially higher operating expenses. Beginning in July 1999, the Company implemented a plan to significantly reduce the operating expenses and cash outflows while retaining the value of the custom product business.
       In accordance with the plan, the Company closed the Gemini facility in The Woodlands, Texas, and substantially reduced personnel and salaries. The Company also reached an agreement with a former Vice Chairman of the Company and President of Gemini, resulting in a settlement of certain employment and other contractual obligations of the Company to this individual that had been entered into by the Company in connection with the Gemini acquisition transaction
       (see Note 14). The Company is attempting to restructure Gemini's balance sheet, including settlement of certain Gemini liabilities, principally the secured note to an insurance company in the amount of $1,163,090, and equipment lease obligations totaling approximately $52,000.

                       ELECTROPHARMACOLOGY, INC.
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


2.     LIQUIDITY AND GOING CONCERN (continued)

       In order to reduce its occupancy expenses, the Company relocated the Gemini operations from Texas and its executive offices from Gainesville, Florida to Alachua, Florida where the Florida-based research laboratories have been located since 1998. In connection with the settlement of the Gemini office lease obligation in Texas, Gemini executed a $35,000 note payable bearing interest at 10% with payments of $1,500 monthly over 26 months, beginning December 1, 1999 (see Note 7).

       At December 31, 1999, the Company was in violation of its license agreement with Elan Pharma International Ltd. ("Elan Pharma") because it did not make the minimum investment required by Elan Pharma for research and development activities as specified by the investment agreement. Elan Pharma has not exercised any of its rights regarding the violation.

       The Company's 2000 operating plan contemplates stringent cost controls and postponement of research and development activities until additional funds are obtained. Strategies include alliances, including mergers and acquisitions of related or complementary custom product businesses for the genomic research market for Gemini, the raising of additional investment capital by the Company through a private placement and a follow-on public offering, and seeking federal grants directly (such as Small Business Innovation Research Grants) or through collaborations. Until a private placement or a follow-on public offering occur, the Company intends to supplement its revenues from the custom products business of Gemini by selling the remainder of its ADMT stock (see Note 4) and from loans from its President and CEO.

       The Company cannot predict whether the operating and financing plans described above will be successful. If the Company is unable to successfully obtain additional financing, it may not be able to continue as a going concern and may be unable to meet its obligations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                        ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

3.     CORPORATE REORGANIZATION

       On August 24, 1998, the Company consummated a corporate reorganization, consisting of five steps. First, the Company contributed all its assets and liabilities (other than those assets and liabilities related to its business of manufacturing and distributing the SofPulse device)(the "SofPulse Business") to its wholly-owned subsidiary, EPI HealthTech Inc. ("EPI Sub"), a Delaware corporation in exchange for 100 shares of EPI Sub's common stock. Second, HealthTech Development Inc. ("HTD"), a privately held Company, was merged into EPI Sub, with the stockholders of HTD receiving 6,172,100 shares of the Company's common stock (the number of shares being substantially equivalent to the number of shares of the Company's common stock outstanding). Third, EPI Sub contributed all its assets and liabilities (including both the assets and liabilities contributed to it by the Company and the assets and liabilities of HTD) to Gemini Health Technologies, L.P., a newly formed Delaware limited partnership (the "Partnership") in exchange for 12,505,480 partnership units of the Partnership (such number of partnership units corresponding to the number of shares of the Company's common stock issued and outstanding following the issuance of shares of the Company's common stock to the shareholders of HTD). Simultaneously with the contribution of EPI Sub's assets and liabilities to the Partnership, the partners of Gemini, a privately held Texas limited partnership, transferred all of their limited partnership interests in Gemini Biotech, Ltd., and all the stock of Gemini's general partner, Gemini

       Biotech, Inc. ("GBI"), to the Partnership in exchange for 6,000,000 partnership units in the Partnership. The partnership units were exchangeable, subject to certain restrictions, for shares of the Company's common stock, on the basis of one share of the Company's common stock for each partnership unit (see Note
       14 for the settlement of litigation regarding this transaction). Fourth, the Company issued 1,872,000 shares of its common stock to holders of certain warrants and all outstanding preferred stock of the Company in exchange for such warrants and preferred stock.
       Fifth, the Company sold substantially all its assets and specified liabilities relating to the SofPulse Business to a wholly-owned subsidiary of ADM Tronics Unlimited, Inc. ("ADMT"), a publicly traded company.

                       ELECTROPHARMACOLOGY, INC.
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

3.     CORPORATE REORGANIZATION (continued)

       Sale of operation
       ------------------

       On August 24, 1998, the Company completed the sale of its SofPulse business as part of the corporate reorganization. Prior to completion of the transaction, management and operation of the SofPulse business were assumed by ADMT on May 27, 1998. The assets sold consisted of inventory, supplies and SofPulse units. The Company was paid $1,396,721 for the SofPulse assets; $150,000 in cash and 2,925,000 shares of ADMT stock valued at $1,246,721, the market value of ADMT shares on August 24, 1998 (see Note 4). The Company transferred 1,525,000 shares to a law firm to satisfy a note payable, accrued interest thereon and certain accounts payable. The Company retained 1,400,000 of the shares and sold some of the shares during the year ended December 31, 1999 (see Note 4).

       Conversion of preferred stock and exchange of warrants
       ------------------------------------------------------

       On August 24, 1998, in connection with the merger of HTD, the Company issued 1,575,000 common shares, valued at $627,571 for the conversion of 242,950 shares of preferred stock. The preferred stock was convertible at a price of $4.74 per share which was at a discount from the market price of $6.50 per share, at the option of the holder, into one share of common stock, subject to adjustment in certain circumstances, at any time until November 13, 2000 at which time the preferred stock would have automatically converted to common stock. Additionally, on August 24, 1998, the Company issued 297,000 common shares, valued at $118,800, in exchange for 1,961,107 of outstanding warrants. These warrants were exercisable at prices between $5.42 and $9.00 per warrant and expired on various dates through November 2005. As a result of the conversion of the preferred shares, the Company recorded a dividend of $627,571, and as a result of the conversion of the warrants, the Company recorded consulting expense of approximately $118,800, as costs to induce both conversions.

       Elan investment in the Company
       ------------------------------

       On September 30, 1998, Elan International, invested $7,500,000 in the Company to acquire 7,500 shares of redeemable, convertible preferred stock (at a conversion ratio of one share of common stock for each $1.20 of preferred stock investment), and warrants to acquire up to 1,000,000 shares of common stock of the Company at an exercise price of $2.50 per share. The preferred stock accrues a mandatory dividend of 10%, payable semi-annually, in cash or in-kind, at the Company's option. Using the Black-Scholes option-pricing model, the warrants were valued at $400,000 as of the date of issuance. Accordingly, in 1998 the Company recorded a value of $7,100,000 for the mandatorily redeemable, convertible preferred stock, and $400,000 for the warrants, which was recorded as additional paid-in capital. The $400,000 was amortized over the term of the warrants (seven months) and increased the value of the mandatorily redeemable, convertible preferred stock as it was amortized. At December 31, 1999, $999,877 of mandatory dividends not paid in cash or in-kind had been accrued.

                       ELECTROPHARMACOLOGY, INC.
      NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


3.     CORPORATE REORGANIZATION (continued)

       On September 30, 1998, Elan International committed to invest $2,000,000 to acquire shares of the Company's common stock at the 20-day average closing price preceding each such investment, at a maximum purchase price of $1.375 per share. On October 30, 1998, Elan acquired 777,202 shares of common stock for $600,000. On January 4, 1999, Elan International acquired an additional 2,057,143 shares of common stock for $900,000. On May 14, 1999, Elan was issued warrants to acquire 1,520,821 shares of common stock at a purchase price of $.75 per share. On May 15, 1999, Elan acquired an additional 378,177 shares of common stock and 387 shares of mandatorily redeemable, convertible preferred stock in return for $500,000 to complete its commitment to invest $2,000,000.


       Elan Pharma license agreement with the Company
       ----------------------------------------------

       On September 30, 1998, the Company acquired a worldwide license to certain drug discovery technology for non-cosmetic dermatology and wound care applications from Elan Pharma. The Company made a payment of $7,500,000 to Elan Pharma for licenses to utilize pending patent applications, product design and know-how related to the development and approval of products for transdermal drug delivery, and certain in-process research and development. The cost was allocated $6,000,000 to in-process research and development and $1,500,000 to goodwill. The Company will also pay royalties and license fees to Elan Pharma based on the Company's future revenues relating to the technology. The
       Company paid no royalties or license fees during the years ended December 31, 1999 and 1998.

       The Company's management determined the licensed technology had various ascertainable long-term requirements for additional substantial costs in order to realize economic benefits. As a result of the long-term development requirements and uncertainties related to the technological feasibility and commercialization of the licensed technology, the Company recorded a one-time charge of $6,000,000 to write off in-process research and development.

       Concurrently, in accordance with SFAS 121, management evaluated the goodwill of $1,500,000 and determined that the asset was permanently impaired due to the Company's current period operating loss combined with a history of operating losses. Therefore, an impairment loss for the $1,500,000 was recognized in 1998.

                         ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


4.     MARKETABLE SECURITIES

       As discussed in Note 3, the Company acquired 2,925,000 common shares of ADMT as part of its sale of the SofPulse business on August 24, 1998. The shares of ADMT were valued at approximately $0.426 per share on the date of acquisition. As part of the agreement, 1,525,000 of the common shares of ADMT were transferred to a creditor in partial settlement of a note payable due a law firm on August 24, 1998. The remaining 1,400,000 shares were restricted as to sale both by ADMT and the law firm through August 24, 1999. The Company carries the ADMT common stock as available for sale. During 1999, the Company sold 699,530 shares of the ADMT shares and realized a loss on the sales of $106,935.

       Any unrealized gains and losses are recorded as comprehensive income, a component of stockholders' deficit. At December 31, 1999, the number of unsold shares totaled 700,470 and the gross unrealized loss recorded in stockholders' deficit was $88,399, and the fair market value was $210,182 for these shares.


5.     PROPERTY AND EQUIPMENT

       Property and equipment at December 31, 1999 was as follows:


                                                Estimated
                                                Useful life
                                                -----------
Office equipment, computers
and software                        $  77,125   3 to 7 years
Lab equipment                         443,843   5 to 7 years
                                    ----------
                                      520,968

Less: accumulated
depreciation                         (255,012)
                                    ----------

Total                               $ 265,956
                                    ==========

Depreciation charged to income for the years ended December 31, 1999 and 1998 was $90,236 and $161,559, respectively.

                       ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


6.	ACCRUED EXPENSES

At December 31, 1999, accrued expenses consisted of the following:



Interest expense                $124,070
Litigation settlements           125,000
Board of director fees            42,500
Commissions                       18,912
Property and sales tax            13,383
Vacation and sick leave           12,541
Other                             18,200
                                ---------
                                $354,606
                                =========

7.     NOTES PAYABLE

       Notes payable at December 31, 1999 consisted of the following:


       Variable rate note payable to an insurance
          company, due July 1, 2006 (in default)          $1,163,090

       Note payable to an accounting firm with interest
          at 12%, due August 31, 1999 (in default)            98,430

       Note payable for termination of operating leases,
          with interest at 10%, due January 2002              32,279

       Note payable to finance insurance premiums with
          interest at 11%,due April 21, 2000                   2,594
                                                         -------------
                                                           1,296,393
          Less:  current portion                          (1,280,890)
                                                         -------------
       Long term portion of notes payable                    $15,503
                                                         =============


On June 27, 1997, Gemini entered into a loan agreement (the "Loan") with an insurance company in the amount of $1,315,000. The loan amortizes over 101 payments ending July 1, 2006. Interest is two points over prime. At December 31, 1999, the rate was 10.5%. Collateral for the Loan is Gemini's assets, including accounts receivable, inventory, and property and equipment owned now or acquired in the future by Gemini. On December 22, 1998, the Loan was modified to add as additional collateral the Company's corporate guarantee and 65 SofPulse devices owned by the Company. The former President of Gemini, and his wife, personally guaranteed the repayment of the indebtedness. In addition, repayment of the Loan is guaranteed in part by the Rural Biological Science Department of the U.S. Department of Agriculture.

                        ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
               FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


7.     NOTES PAYABLE (continued)

       The terms of the Loan include maintaining certain financial covenants, principally relating to working capital liquidity and net working capital ratios, and permitted purchases and expenses. The covenants also include a limitation on compensation and distributions. All of the amounts outstanding under the agreement become due and payable if an event of default occurs. As of December 31, 1999, Gemini was not in compliance with the financial covenants of the loan principally relating to net worth and working capital, and additionally, the Company had ceased making the required payments as of April 1999. The Company also abandoned some of Gemini's assets when it moved the Gemini operations from Texas to Florida due to the lack of ability to sell and the high cost of shipping these assets. Therefore, the note is in default. The insurance company has not exercised its rights under the loan agreement, including acceleration of the amount due. Negotiations are underway to reach a settlement on the payment of the loan. Accordingly, the entire amount has been shown as a current liability at December 31, 1999.

       On October 28, 1998, the Company executed a promissory note to its former independent certified public accountants ("Accountants") for audit fees. The note was renegotiated on May 13, 1999 and totaled $98,430, with interest at 12 %. The note was due on August 31, 1999, and is in default at December 31, 1999, but the accountants have not exercised any of their rights and remedies as of that date.

       On December 1, 1999, the Company entered into a note payable in the amount of $35,000 with interest at 10% due in 26 equal monthly installments. This note was in settlement of the Company's lease obligations for the Gemini facility, which was closed in the Woodlands, Texas.


8.     NOTES PAYABLE AND ACCRUED EXPENSES DUE RELATED PARTIES

       During October 1997, the Company issued three notes payable to two officers and a member of the board of directors in exchange for cash advances of $45,000, and non-payment of salaries of $20,926. The notes bear interest at prime plus 1% (9.5% at December 31, 1999) and are due on demand. The balances due at December 31, 1999 were $65,926.

       Effective as of August 24, 1998, as a result of the merger with HTD and the acquisition of Gemini and in conjunction with certain change of control provisions in the employment contract of the Company's Chief Executive Officer, the Company recorded an accrued expense due the Chief Executive Officer for $63,654 to be used for his exercise of 244,823 options to purchase common stock at $.26 per share. As of December 31, 1999, the amount had not been paid, nor had the stock options been exercised (see Note 3).

                        ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

9.     CAPITAL LEASES

       The Company is the lessee of office and laboratory equipment under capital leases expiring in various years through 2001.
       The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments, or the fair value of the asset. The assets are depreciated over their estimated useful lives. Depreciation of assets under capital leases is included in depreciation expense for 1999 and 1998.

       Depreciation on assets under capital leases charged to expense in 1999 and 1998 was $15,028 and $20,773, respectively.

       Following is a summary of property held under capital leases at December
       31, 1999:

               Lab equipment                            $72,852

                 Less:  accumulated depreciation        (18,247)
                                                        --------
                                                        $54,605
                                                        ========

       Interest rates on capitalized leases vary from 8% to 12%, and are imputed based on the lessor's implicit rate of return.

       Certain equipment used in Gemini's custom products business is collateral on capital lease with a remaining balance of $40,622 at December 31, 1999. The lease is in default due to non-payment, but the lessor has not exercised its rights and remedies in default under the capital lease. Two pieces of equipment on two different capital leases, totaling approximately $11,500, were returned to the lessors when Gemini was closed. At December 31, 1999, the $11,500 is listed as a liability under current portion of capital leases. Management is awaiting settlement of these leases, but is unable to estimate a settlement amount at this time.

       Minimum future lease payments as of December 31, 1999, under capital leases, including a lease in default which is carried as all payments being due in the year 2000, for each of the next four years and in the aggregate are:

                 Year ended:

                 2000                                 $3,366
                 2001                                  3,366
                 2002                                  3,366
                 2003                                  2,859
                 Thereafter                                -
                                                      ------
                                                      12,957

       Less:  amount representing interest            (2,456)
                                                     --------
       Present value of net minimum lease payments   $10,501
                                                     ========

                       ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

10.    EQUITY TRANSACTIONS

       During 1998, the Company issued 40,823 shares of common stock and expensed $17,217 for payment of outstanding employment-related liabilities to officers of the Company.

       Effective January 1, 1996, the Company established the Electropharmacology, Inc. 1996 Non-Employee Directors' Equity Compensation Plan (the "Compensation Plan"). The Compensation Plan provides for the issuance of common stock as compensation for serving as a director of the Company. During 1999 and 1998, the Company issued 52,083 and 26,787 shares of common stock, respectively, under the Compensation Plan and expensed approximately $22,500 and $7,500, respectively, relative to the issued common stock.

       As more fully described in Note 3, during August 1998, the Company issued 1,872,000 shares of common stock in return for the conversion of 242,950 preferred shares and 1,961,107 warrants. As a result of these transactions, the Company recorded a dividend of $627,571 and an expense of $118,800 in 1998, as inducement related charges.

       On August 24, 1998, the Company issued 322,581 shares of common stock in settlement of an accounts payable totaling $128,166. Further, as more fully detailed in Note 3, the Company issued 6,172,100 shares of common stock on August 24, 1998, to stockholders of HTD to complete the merger of EPI Sub and HTD.

       On September 30, 1998, the Company and Elan International entered into a stock subscription agreement whereby Elan International would invest $2,000,000 in the Company. On that same date, Elan paid the Company $600,000 and was issued 777,702 shares of common stock. At the same time the Company recorded the stock subscription, par value and additional paid-in capital. On
       January 4, 1999, Elan International paid the Company $900,000 and received 2,057,143 shares of common stock. At December 31, 1998, a receivable of $900,000 was recorded as an asset since the money was received four days after the end of the year, and a subscription receivable of $500,000 was recorded in the equity section of the balance sheet. On May 15, 1999, Elan International completed its obligation by paying $500,000 to the Company. However, instead of receiving common stock for the full payment, Elan International was issued 387 shares of additional mandatorily redeemable, convertible preferred stock, 378,177 shares of common stock and a warrant to purchase 1,520,821 shares of common stock at $.75 per share. In order to record the transaction, $386,667 previously recorded as additional paid-in capital in 1998, was reclassified as mandatorily redeemable, convertible preferred stock.

       During 1999, the Company issued 600,318 shares of common stock to directors, financial consultants and a law firm and recorded $196,028 as compensation expense under SFAS 123. The compensation expense is included as part of selling, general and administrative expense. Additionally during 1999, the Company issued 25,000 stock options to non-employees. Under SFAS 123, the stock options were valued at $8,365 on the date of grant and that amount was recorded as additional paid-in capital.

       On September 17, 1999, the Company issued 950,000 shares of common stock valued at $209,000 as partial settlement of litigation with the former President of Gemini (see Note 14).

                         ELECTROPHARMACOLOGY, INC.
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                 FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


11.    WARRANTS

       On September 30, 1998, the Company granted warrants to Elan International to purchase 1,000,000 shares of common stock at $2.50 per share. The warrants expire August 31, 2006. On May 14, 1999, the Company granted warrants to Elan International to purchase 1,520,821 shares of common stock at $.75 per share. These warrants expire on November 14, 2005.

       The following table summarizes information relative to the Company's warrants that are exercisable through August 31, 2006:


                                         Shares         Price range
                                         ------         -----------
Outstanding January 1, 1998             3,052,707      $1.00 to $9.00
Exchanged                              (1,961,107)     $5.42 to $9.00
Canceled                                 (782,946)     $5.03 to $6.00
Granted                                 1,000,000      $2.50
                                        ---------

Outstanding December 31, 1998           1,308,654      $1.00 to $5.50

Expired                                    76,654      $5.03 to $5.25
Canceled                                        -
Granted                                 1,520,821      $ .75
                                       ----------
Outstanding December 31, 1999           2,752,821      $ .75 to $5.50
                                      ===========

The Company's authorized but unissued common shares reserved for issuance were as follows:


                                           Number of shares
                                          ------------------
                                             December 31,
                                         1999            1998
                                         ----            ----
Exercise of warrants                    2,752,821       1,308,654
Stock option plans                      1,266,988         975,488
Convertible preferred stock             6,572,223       6,250,000
                                       ----------       ---------
                                       10,592,032       8,534,142
                                       ==========       =========

                        ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
            FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

12.    STOCK OPTIONS

       In April 1993, the Company adopted a stock option plan (the
       "Plan") that was amended on November 1, 1996, for directors, employees and consultants. The options granted may be either "incentive stock options" (for officers and employees only) within the meaning of Section 422A of the Internal Revenue Code, and/or nonqualified stock options (for officers, employees, directors and consultants). The exercise price of incentive stock options may not be less than 100% of the fair market value of the Company's common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the outstanding common stock of the Company). As of December 31, 1999, only the Chief Executive Officer of the Company owns more than 10% of the Company's common stock. Nonqualified stock options may be granted under the Plan at an exercise price less than the fair market value of the common stock on the date of the grant. If nonqualified stock options are granted for less than the market value, the Company must record compensation expense for the difference between fair market value and the option price per SFAS 123.

       As of December 31, 1997, the board of directors authorized the granting of options for up to 1,500,000 shares of common stock. Grants for options to purchase 1,308,988 common shares, (823,752 were considered incentive stock options), have been formalized under the Plan. The options generally vest immediately or ratably up to ten years on differing vesting schedules. The options expire at dates ranging from two to ten years after date of grant.

       During 1997, the Company granted stock options to consultants for the purchase of 72,500 shares of common stock at exercise prices ranging from $3.38 to $5.75 per share. During 1998, these options either fully vested due to the reorganization in August 1998, or were canceled. During 1998, the Company granted stock options to a consultant for the purchase of 25,000 shares of common stock at the exercise price of $.51. Compensation expense relating to these stock options recorded for 1999 and 1998 was $8,365 and $67,678, respectively. The following table summarizes information about stock options at December 31, 1999:

           Outstanding stock options            Exercisable stock options
           -------------------------            -------------------------
                         Weighted                       Weighted
                         average        Weighted        average        Weighted
 Exercise                remaining      average         remaining      average
 price                   contractual    exercise        contractual    exercise
 range           Shares   life          price   Shares  life           price
 ---------       ------  ----------     -----   ------  -----------    --------
$ .25- .35       583,752    6.56       $ .28    568,752     6.51      $  .29
  .51- .85       365,000    8.84         .74    298,000     9.01         .79
 1.81-3.06        69,500    4.37        2.53     69,500     4.37        2.53
 4.75-5.50       290,736    6.27        5.30    290,736     6.27        5.30
 ---------       -------    ----        ----   --------     ----        ----

$ .25-5.50     1,308,988    7.02       $1.64  1,226,988     6.94      $ 1.72
 =========     =========    ====       =====  =========     ====        ====

                        ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


12.	STOCK OPTIONS (continued)

	The following table summarizes activity for the years ended December 31, 1999 and 1998:

                                            1999                1998
                                            ----                ----
                                            Weighted            Weighted
                                            average             average
                                            exercise            exercise
                                 Shares     price      Shares   price
                                 ------     -----      ------   -------
Outstanding on January 1,      1,288,988   $ 1.71     590,778   $ 4.73
Exercised                              -        -           -        -
Expired                                -        -     (22,424)    3.20
Forfeited                              -        -           -        -
Canceled                        (250,000)    1.06    (205,618)    3.30
Granted                          270,000      .78     926,252      .53
                                ---------   -----    --------   ------

Outstanding on December 31,    1,308,988   $ 1.64   1,288,988   $ 1.71
                               =========    =====   =========   ======

Exercisable on December 31,    1,266,988   $ 1.72     975,488   $ 1.98
Shares available on December   =========    =====    ========   ======
31, for options that may
be granted                       191,012              211,012
                                 =======              =======
Weighted average fair value
  of options granted              $  .15                $ .43
                                 =======              =======

As required by SFAS 123, pro forma information regarding net income and earnings per share was determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1999 and 1998:

                             For the year ended December 31,

                                        1999            1998
                                        ----            ----
Risk free interest rate                5.92%           4.58%
Expected lives (years)                   10           2.9-10
Expected volatility                    3.395           1.72
Expected dividend yield                  -               -

                         ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

12.	STOCK OPTIONS (continued)

        The Company's pro forma information under SFAS 123 for the years ended December 31, 1999 and 1998 were as follows:


                                        1999                  1998
                                        ----                  ----
                                As           Pro        As            Pro
                                reported     forma      reported      forma
                                --------     -----      --------      -----
Net loss                   $  (631,569)  $ (727,352) $(14,675,433) $(14,841,336)
Preferred stock dividends     (812,377)    (812,377)     (815,071)     (815,071)
                              ---------    ---------     ---------    ---------
Net loss available
  to common stockholders   $(1,443,946) $(1,539,729) $(15,490,504) $(15,656,407)
                            ===========    =========   ==========    ==========

Net loss per share:
Basic and diluted          $    (.09)    $    (.09)  $    (2.15)   $     (2.17)
                              =======         =====      =======        =======

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

        For the purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. The effect of compensation expense from stock option awards on pro forma net loss reflects only the vesting of 1995 through 1999 awards in 1999 and the vesting of 1995 through 1998 awards in 1998, in accordance with SFAS 123. Because compensation expense associated with a stock option award is recognized over the vesting period, the initial impact of applying Statement 123 may not be indicative of compensation expense in future years, when the effect of the amortization of multiple awards will be reflected in pro forma net loss.

                        ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
               FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


13.	INCOME TAXES

        As of December 31, 1999, the Company had net operating loss carryforwards of approximately $4,288,000 available to offset future taxable income. Such carryforwards, which may provide future tax benefits, expire in the years 2008 through 2019. Research tax credits of $187,000 expire in the years 2008 through 2018. During the years 1993, 1995 and 1998 changes in ownership of greater than 50% occurred as a result of the Company issuing equity securities. As a result, a substantial limitation may be imposed upon the future utilization of its net operating loss carryforwards.

        For financial reporting purposes, a valuation allowance of $4,288,000 has been recognized to offset the net deferred tax asset related to these carryforwards because realization of the benefit is considered unlikely. Significant components of the Company's deferred income taxes are as follows at December 31:

                                                 1999            1998
                                                 ----            ----

        Net operating loss carryforwards      $4,172,000      $3,751,000
        Other                                    148,000         148,000
                                              ----------      ----------
        Deferred tax assets                    4,320,000       3,899,000
        Deferred tax liabilities - equipment     (32,000)         (4,000)
                                               ---------       ---------

                                               4,288,000       3,895,000
        Less:  valuation allowance            (4,288,000      (3,895,000)
                                               ---------       ---------

        Net deferred tax assets               $        -      $        -
                                               =========       =========


        The net change in the valuation allowance for the years ended December 31, 1999 and 1998 was an increase of approximately $421,000, and a decrease of approximately $261,000, respectively.

        The difference between the benefit for income taxes and the amount, which results from applying the federal statutory tax rate of 34% to the loss, is due primarily to the non-deductible items and increases in the valuation allowance in 1999 and 1998, resulting in no tax benefit reported in any of those years.

                                                1999            1998
                                                ----            ----
        Tax at statutory rate                  (34.00)%        (34.00)%
        State taxes, net of federal benefit     (3.63)%         (3.63)%
        Non-deductible items                   (18.00)%         35.53 %
        Change in valuation allowance           60.47 %           .67 %
        Other                                   (4.80)%         (2.77)%
                                               --------        --------
                                                      -               -
                                               ========        ========

                        ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
               FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


14.	COMMITMENTS AND CONTINGENCIES

        Lease Commitments

        The Company leases its office and lab facility and certain equipment under operating leases or a license agreement with remaining terms as of December 31, 1999, ranging from three to eight months at an average monthly rate of $1,788. All leases have remaining terms of less than one year.

        Rent expense under operating leases was $120,868 and $66,319 for the years ended December 31, 1999 and 1998, respectively.


        Employment Agreements

        On August 25, 1998, the board of directors issued a memorandum to the Chief Executive Officer, President and Chief Financial
        Officer of the Company ("CEO"), outlining, in general, the terms of his employment effective as of September 1, 1998. The memorandum provides for an initial base salary of $130,000, which subsequently increased to $150,000, and may increase up to $200,000 in a series of stepped increments upon the achievement of specified milestones. In May 1999, the CEO voluntarily reduced his base annual salary to $126,000 in order to reduce the Company's expenses. The memorandum also provides for the grant to the CEO of a ten-year option to purchase 500,000 shares of the Company's common stock at the stock price at the close of trading on August 25, 1998, which vested based on the achievement of specific milestones set by the board of directors. The grant was subject to an increase in the number of shares available for issuance under the Company's stock option plan sufficient to cover the grant, which occurred in the year ending December 31, 1999. In the event that the CEO's employment is terminated without "cause" before three years, he is entitled to severance of six months' salary, subject to his mitigation of such payment by seeking other employment. All of his stock options will vest immediately and will remain exercisable for the original term of the option in the event his employment is terminated due to an acquisition by merger with a third party that he has not recommended and/or approved.

                       ELECTROPHARMACOLOGY, INC.
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998

14.	COMMITMENTS AND CONTINGENCIES (continued)

        As part of the reorganization transactions, the Company entered into an employment agreement with the former Chief Executive Officer and President (the "President") of Gemini, in August of 1998, for a term expiring in August of 2001. This agreement was canceled during the year ended December 31, 1999 (see below).


        Contingencies and Litigation

        In August 1994, a competitor of the Company filed a lawsuit against the Company and certain of its present and former directors and officers alleging the defendants had engaged in deceptive acts and practices, false advertising, unfair competition, breach of contracts of fiduciary duties between the plaintiff and certain Company employees. They also alleged the Company was involved in facilitating or participating in the breach of contracts. The plaintiff was seeking an injunction to rectify the effects of the misconduct, an unspecified amount of compensatory damages, disengorgement of profits, treble damages, punitive damages and attorney's fees. The plaintiff also seeks unspecified injunctive relief prohibiting the Company from engaging in the alleged acts and ordering the defendants to take remedial action to rectify the effects on consumers and the plaintiff caused by the alleged acts. The Company and its competitor have negotiated a formal settlement. The Company has recorded a liability of $50,000 in connection with this litigation.

        On July 14, 1998, a former employee of the Company filed a complaint alleging failure by the Company to make payments of $20,000 due to him under an agreement pursuant to which the former employee and the Company had agreed to the terms of the termination of their employer-employee relationship. In December 1998, the former employee and the Company entered into a settlement agreement under which the Company is obligated to pay $16,500 in monthly installments of $1,500 beginning on December 1, 1998. At December 31, 1999, the settlement agreement had been paid in full.

        On September 17, 1999, the Company settled pending litigation instituted by the Company against the former President of Gemini (the former "President"). As part of the settlement agreement, 950,000 shares were issued with a market value of $209,000 in exchange for 6,000,000 partnership units in Gemini. As settlement on the former President's employment agreement, payments totaling $40,000 were to be made in monthly installments of $5,000 each, commencing with the signing of the settlement agreement and continuing through June 1, 2000. Additionally, two issuance of stock are to be made on May 14, 2000 and May 16, 2001. The two issuance will have a total value of $242,000. The number of shares issued will be based on the higher of $.5022 per share (the average blended per share price paid by Elan International for its common stock investment, or the average bid market price at the close of business on the 20 consecutive trading days immediately preceding each issuance date, minus any amounts earned by the former President from other employment or third party consulting services performed during the period from the date of the agreement until May 16, 2000 and from May 17, 2000 to May 16, 2001. The Company recorded compensation expense to account for this transaction at December 31, 1999, and additionally reserved 481,879 shares for issuance.

                      ELECTROPHARMACOLOGY, INC.
        NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


14.	COMMITMENTS AND CONTINGENCIES (continued)

        In July 1999, Copelco Credit Corporation filed suit against the Company alleging breach of lease agreement in connection with a copier. The plaintiff is seeking to accelerate all sums due under the lease agreement. Management estimates that the loss that could result from an unfavorable outcome of this litigation is approximately $50,000, and a liability in that amount was accrued for the year ended December 31, 1999.

15.	RELATED PARTIES TRANSACTIONS

        On February 20, 2000, the Company, Dr. Sen and a third party provider of Web-site design and marketing services entered into an agreement. Due to the Company's lack of funds with which to pay the third party provider, Dr. Sen agreed to assign the proceeds of the sale of up to 128,520 shares of Company common stock held by Dr. Sen to the third party provider. Dr. Sen agreed to sell 18,360 shares per month in order to pay the monthly obligations of the Company to the third party provider under the agreement for services rendered by the provider over the seven-month period from January 2000 to July 2000.
        As consideration for this advance of funds to the Company by Dr. Sen, the Company agreed to issue to Dr. Sen on a monthly basis shares of Company common stock equal to the current value of (i) that number of shares required to be sold by Dr. Sen under the agreement, and (ii) any adverse tax consequences resulting to Dr. Sen as a result of the sale of such shares, subject to the discretion of the Company's board of directors to modify such timing or formula for repayment. As of March 31, 2000, the Company recorded a related party accrued expense of $22,032 as a result of this agreement.

================================================================================
A prospective investor should rely only on the information contained in this prospectus or in our registration statement filed with the SEC. EPI has not authorized any other person to provide you with any other information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date after the date of this prospectus.


                   -----------------------------------

                          TABLE OF CONTENTS

                                                                         Page
                                                                      ---------
Prospectus Summary ................................................        2
   Our Business ...................................................        2
   The Offering and Our Securities ................................        2
   Market for Our Securities ......................................        3
   Summary Financial Data .........................................        3
High Risk Factors .................................................        5
Forward Looking Statements ........................................       12
Use of Proceeds ...................................................       13
Dividend Policy ...................................................       14
Capitalization ....................................................       14
Selected Financial Data ...........................................       15
Management's Discussion and Analysis ..............................       16
Our Business ......................................................       21
Legal Proceedings .................................................       43
Certain Market Information ........................................       43
Management ........................................................       44
Executive Compensation ............................................       47
Principal Shareholders ............................................       50
Certain Transactions ..............................................       52
Description of Common Stock .......................................       54
Plan of Distribution ..............................................       56
Legal Matters .....................................................       56
Experts ...........................................................       56
Additional Information about our Company ..........................       56
Index to Consolidated Financial Statements ........................      F-1

                     -----------------------------------

       Until    , 2000 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the of dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by us, other than underwriting discounts and commissions are as follows:

       Securities and Exchange Commission filing fee ...............    $    379
       State Securities Laws (Blue Sky) fees and expenses ..........       2,000
       Printing and mailing costs and fees .........................      10,000
       Legal fees and costs ........................................      10,000
       Accounting fees and costs ...................................      10,000
       Transfer Agent fees .........................................       2,000
       Miscellaneous................................................       5,621
                                                                        --------
       TOTAL .......................................................    $ 40,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      During the period from June 20, 1997 through June 20, 2000, the Company issued the following securities in transactions not involving any public offering. An exemption from registration under Section 4(2) of the Securities Act of 1933 is claimed by the Company with respect to each of these issuances, unless another exemption is otherwise noted herein. In each issuance exempt under Section 4(2), the Company relied upon the fact that no public offer was made, the shares may not be transferred in the absence of registration under the Act, and the purchasers were knowledgeable in issues regarding restricted securities and sophisticated in financial affairs generally.


(1) Shares of common stock were issued to Arup Sen, Chief Executive Officer and President, as payment for services rendered in lieu of cash compensation:

      (a) In the last six months of 1997, the Company issued 68,239 shares of common stock to Dr. Arup Sen, President and Chief Executive Officer, as payment for services rendered in lieu of cash compensation in the amount of $121,305.

      (b) In 1998, the Company issued 40,823 shares of common stock to Dr. Sen as payment for services rendered in lieu of cash compensation of $17,217.


(2) Shares of common stock were issued to outside directors as compensation under the Electropharmacology, Inc. 1996 Non-Employee Directors' Equity Compensation Plan (the "Compensation Plan"). The Compensation Plan provides for the issuance of common stock to outside directors as consideration for serving as a director of the Company.

      (a) During 1998 and in the last half of 1997, the Company issued 26,787 and 17,083 shares of common stock, respectively, under the Compensation Plan to the Company's outside directors as consideration for their service as a director for which the Company expensed approximately $20,000 and $25,000, respectively, relative to the issued common stock.

      (b) On December 31, 1997, the Company issued options to purchase 2,500 shares of common stock of the Company to each of three outside directors as additional compensation for serving as a director of the Company in 1997. These options were exercisable at the price of $0.28 per share.

      (c) In 1999, the Company issued 52,083 shares of common stock to its four outside directors as payment for services rendered as a director under the Compensation Plan in the aggregate amount of $22,500.

(3) Shares of common stock were issued under the Company's Employee Stock Purchase Plan to employees for cash or for services rendered. The Company's Employee Stock Purchase Plan ("ESPP") covered all employees who met certain service period requirements.

      (a) On September 15, 1997, the Company issued 707 shares of common stock to two employees, Se Yong Oh and Jay Ovalle, under the ESPP for cash payments of $1,140.

      (b) In the last six months of 1997, the Company issued 13,296 shares of common stock to Dr. Sen under the ESPP as payment of compensation in the amount of $15,691 for services rendered.

(4) Demand notes were issued to related parties. On October 10, 1997, the Company issued three notes payable to David Saloff, its Chief Financial Officer, Dr. Arup Sen, its President and Chief Executive Officer and Murray Feldman, an outside director totaling $65,926, in exchange for cash advances of $45,000 and deferral of the two officers' salaries of $20,926. These notes bear interest at the prime rate plus 1% and are due on demand.

(5) Stock options were granted to consultants, officers and employees under the Company's 1993 Stock Option Plan, which was approved by the stockholders.

      (a) On June 24, 1997, the Company issued to Dr. Arup Sen an option to purchase 25,000 shares of the Company common stock at an exercise price of $1.813 per share, as consideration for services rendered by Dr. Sen in his capacity as President and Chief Executive Officer.

      (b) In 1998, the Company issued options exercisable for a total of 926,252 shares of common stock to twelve people. The options were exercisable at prices which ranged from $.26 to $1.06 per share. Three issuances totaling 45,000 shares, to outside directors Bernard Carrico, Richard Kneipper, and Stephen Seiler, were received under the Compensation Plan, as consideration for these individuals joining the board of directors. Issuances to David Saloff, Arup
           Sen and to Krishna Jayaraman totaling 646,252 shares were made in consideration for their services as executive officers of the Company. The remaining option issuances in 1998 were exempt from registration pursuant to Rule 701. The Company relied on Rule 701 as (i) all of these options were issued pursuant to the Company's 1993 Stock Option Plan, a written compensatory benefit plan within the meaning of Rule 701, (ii) four of these individuals were employees of the Company, and two individuals were consultants not engaged in the offer or sale of securities in connection with capital raising and (iii) the aggregate value of the shares issuable under these options did not exceed $500,000.

      (c) In 1999, the Company issued options exercisable for 270,000 shares of common stock to four people. Issuances of options to purchase 270,000 shares at $.85 per shares to Arup Sen and David Saloff were made in consideration for their services as executive officers of the Company. The remaining options were issued to two employees of the Company at an exercise price of $.25 per share, for which the Company relied on Rule 701.

      (d) In the first quarter of 2000, the Company issued options exercisable for 37,000 common shares to five employees at an exercise price of $.21 per share. The Company relied on Rule 701 for an exemption from registration.

(6) Shares were issued in connection with the Company's reorganization on August 24, 1998, as follows:

      (a) The Company issued 297,000 common shares, valued at $118,800, in exchange for warrants to purchase 1,961,107 shares of common stock to the following individuals and/or entities: Norton Herrick, 1,300,000, Murray Feldman, 373,607, Paragon Capital Corporation at Spear, Leeds, Kellogg, LLC, 187,500, Mesa, 100,000. These warrants were exercisable at prices between $5.42 and $9.00 per warrant and expired on various dates between August 1998 and November 2005.

      (b) The Company issued to Norton Herrick 1,575,000 common shares valued at $627,571 for the conversion of 242,950 shares of preferred stock held by Mr. Herrick. The preferred stock was convertible at a price of $4.74 per share, at the option of the holder, into one share of common stock, subject to adjustment in certain circumstances, at any time until November 13, 2000 at which time the preferred stock would have automatically converted to common stock.

      (c) The Company issued 322,581 common shares to Jones, Day, Reavis and Pogue, in repayment of a $709,378 secured note payable and a $68,788 liability to the Jones, Day law firm, for accrued legal fees.

      (d) The Company issued to the seven shareholders of HealthTech Development Inc. ("HTD"), a privately held company which was merged into a subsidiary of the Company on August 24, 1998, 6,172,095 shares of the Company's common stock in consideration of which the Company acquired the net assets of HealthTech Development with a fair value of $3,315,297, of which $3,358,783 consisted of intangibles which were simultaneously determined to be permanently impaired and charged off.

      (e) The Company issued to Krishna and Shashikala Jayaraman, 6,000,000 limited partnership units of Gemini Health Technologies, L.P., a newly formed Delaware limited partnership (the "Partnership") owned by the Company in consideration of all of the Jayaramans' limited partnership interests in Gemini Biotech, Ltd., a privately held Texas limited partnership and all the stock of Gemini Biotech's general partner, Gemini Biotech, Inc. ("GBI"), These partnership units were exchangeable, subject to certain restrictions, for common shares, on the basis of one common share for each partnership unit. The consideration received was the net assets acquired of Gemini Biotech with a fair value of $4,071,429, of $3,952,331 consisted of intangibles which were simultaneously determined to be permanently impaired and charged off.

(7)   Securities were issued to Elan International Services, Ltd. for cash:

      (a) On September 30, 1998, the Company issued to Elan International Services, Ltd. ("Elan International") 7,500 shares of mandatorily redeemable, convertible preferred stock convertible into 6,250,000 common shares, and an eight- year warrant to acquire up to 1,000,000 shares of common stock at an exercise price of $2.50 per share in consideration of a total cash payment of $7.5 million. The preferred stock accrues a mandatory dividend of 10% per annum, payable semi-annually, in cash or in-kind, at the Company's option. 1,197 additional preferred shares have been issued or are currently issuable to Elan International as semi-annual in-kind dividends.

      (b) On October 30, 1998, the Company issued to Elan International 777,202 common shares for a cash payment of $600,000.

      (c) On January 4, 1999, the Company issued to Elan International 2,057,143 common shares for a cash payment of $900,000.

      (d) On May 14, 1999, the Company issued to Elan International 386.667 shares of mandatorily redeemable, convertible preferred stock convertible into 322,223 common shares, a six and one-half year warrant to purchase 1,520,821 common shares at an exercise price of $.75, and 378,177 common shares, for an aggregate cash payment of $500,000.

(8)   Other issuances of securities were made as follows:

      (a) On April 6, 1999, the Company issued to Cornell & Associates 106,322 common shares as payment for accounting and consulting service fees in the amount of $32,960.

      (b) On April 12, 1999, the Company issued to Goodman, Phillips & Vineberg, 266,913 common shares, as payment for legal services and fees in the amount of $84,626.

      (c) On July 13, 1999, the Company issued to CAP Partners LLC, as assignee of Cornell & Associates, 175,000 common shares as payment for accounting and consulting service fees in the amount of $55,943.

      (d) On November 4, 1999, the Company issued to Krishna and Shashikala Jayaraman and five other individuals designated by the Jayaramans as assignees, a total of 950,000 common shares. Consideration received by the Company included the surrender by the Jayaramans of their 6,000,000 partnership units in Gemini Health Technologies, L.P. which were convertible into 6,000,000 common shares valued at $1,320,000.

ITEM 27. EXHIBITS.

EXHIBIT NO.                                  DESCRIPTION
-----------------------------------------------------------------------

2.1 Asset Purchase Agreement among Electropharmacology, Inc. ("EPI") and ADM Tronics Unlimited, Inc. ("ADM") and AA Northvale Medical Associates, Inc. dated May 27, 1998 ("ADM Agreement") (1)

2.1.1       Letter Amendment to ADM Agreement dated August 18, 1998 (2)

2.1.2 Warrant to EPI to purchase up to 1,500,000 shares of ADM Our company dated August 18, 1998 (2)

2.1.3 Voting Trust Agreement between Jones, Day, Reavis & Pogue, Andre DeMino and EPI dated August 18, 1998 (2)

2.1.4 Letter Agreement between Jones, Day, Reavis & Pogue and EPI dated June 2, 1998 (2)

2.2 Agreement of Merger and Plan of Reorganization among EPI, EPI Sub., Inc. and HealthTech Development, Inc. ("HealthTech") dated June
            11, 1998 ("HealthTech Agreement") (3)

2.3         Capital Contribution Agreement between EPI HealthTech, Inc.
            ("EPI Sub"), Gemini Biotech, Ltd. ("Gemini"), Krishna and Shashikala Jayaraman and Gemini Biotech, Inc., dated June 18,\ 1998 (4)

2.4 Master Agreement dated as of June 28, 1998 among HealthTech, Gemini, EPI, EPI Sub, and each of David Saloff, George Levine, Paragon Capital at Spear, Leeds & Kellogg, Norton Herrick, Murray Feldman and 20th Century Associates ("the Pre-Closing EPI Stockholders"); Arup Sen, Richard Kneipper, James Kaput ("the HealthTech Stockholders"); Krishna Jayaraman, Shaskikala Jayaraman, and Gemini Biotech, Inc.("the Gemini Partners") and other EPI stockholders (4)

2.4.2 First Amendment to Master Agreement dated August 3, 1998 between EPI, EPI Sub, Gemini and the Gemini Partners (2)

2.4.3 Letter Agreement dated as of July 27, 1998 by and between Messrs. Herrick and Feldman (2)

2.4.4 Form of Amendment to Master Agreement between Pre-Closing EPI Stockholders and the HealthTech Stockholders (14)

2.4.5 Letter Amendment to Master Agreement between EPI and Norton Herrick dated March 29, 2000

2.5 Registration Rights Agreement dated as of June 28, 1998 among EPI, certain of the Pre-Closing EPI Stockholders, the HealthTech Stockholders and the Gemini Partners (4)

2.6 Agreement of Limited Partnership of Gemini Health Technologies L.P.dated June 18, 1998 by and between Krishna and Shaskikala Jayaraman and EPI HealthTech Inc.(2)

2.7 Unit Exchange Agreement by and between EPI, Krishna and Shaskikala Jayaraman, and Gemini Health Technologies L.P. dated June 18, 1998 (4)

2.8         Contribution Agreement between EPI Sub and EPI dated August
            18, 1998 (2)

2.9 Settlement Agreement between Electropharmacology, Inc. and Krishna and Shashikala Jayaraman dated September 23, 1999 (6)

3.1         Certificate of Incorporation, as amended (7)

3.2         Amendment to Bylaws dated June 24, 1997 (2)

3.2.1       Revised and Restated Bylaws of EPI (2)

3.3         Letter Agreement dated August 27, 1998 between Elan
            International Services, Ltd., Elan Pharma International Limited ("EPIL") and Electropharmacology, Inc. (8)

3.4         Securities Purchase Agreement between EPI and Elan
            International Services, Ltd. dated September 30, 1998 (9)

3.5         License Agreement between EPI and  EPIL dated September 30,
            1998 (10)

4.2 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (2)

4.3 Warrant to Elan International Services, Ltd. to purchase up to 1,000,000 shares of EPI Our company (2)

4.4 Registration Rights Agreement between EPI and EPIL dated September 30, 1998 (2)

4.5 Form of Warrant to Elan International Services, Ltd. to purchase up to 1,520,821 shares of our company dated May 14, 1999 (14)

5.0*        Opinion of Wendy Mitchler, Esq.

10.1 Employment Agreement between EPI and Krishna Jayaraman dated August 18,1998 (2)

10.2 Memorandum to Arup Sen from EPI Board of Directors regarding terms of employment dated August 25, 1998 (10)

10.2.1 Employment Agreement, dated November 11, 1996 between EPI and Arup Sen ("Sen Employment Agreement") (11)

10.2.2      First Amendment, dated June 15, 1997 to Sen Employment
            Agreement (12)

10.2.3 Revised and Restated Second Amendment, dated April 21, 1998, to Sen Employment Agreement (2)

10.3 Memorandum to David Saloff from EPI Board of Directors, dated August 25, 1998 regarding terms of employment (10)

10.4 Employee Nondisclosure, Confidentiality and Noncompetition Agreement dated August 24, 1998 between EPI and Arup Sen (2)

10.5 Form of Consulting Advisory and Non-Competition Agreement between EPI and each of James Kaput and Richard Kneipper (2)

10.5.1 Form of Consulting Advisor Confidentiality Agreement between EPI and each of James Kaput and Richard Kneipper (2)

10.6        Benefit Life Insurance Loan Agreement between Delargen
            Corp.dba Gemini Biotech, Ltd. and Benefit Life Insurance Company dated June 25, 1997 (2)

10.6.1      Modification of Benefit Life Insurance Company  Loan
            Agreement, Note (Adjustable Rate Note) and Other Loan
            Documents dated January 6, 1999 (2)

10.7        Promissory Note to Dr. Arup Sen from EPI dated October
            10, 1997. (11)

10.8        Promissory Note to Murray Feldman from EPI dated
            October 10, 1997. (11)

10.9        Promissory Note to David Saloff from EPI dated October
            10, 1997. (11)

10.10 Form of Non-Employee Directors' Equity Compensation Plan, effective as of January 1, 1996. (7)

10.11       EPI's 1993 Stock Option Plan, as amended November 1, 1996. (11)

10.12       Agreement between EPI, Arup Sen and Conceptua, Inc.
            dated February 29, 2000 (14)

10.13.1 Incubator License Agreement between the University of Florida Research Foundation, Inc. and EPI dated October 29, 1998
            (the "License Agreement") (14)

10.13.2     Amendment No. 1 to the License Agreement dated July 23, 1999 (14)

10.13.3     Amendment No. 2 to the License Agreement dated October 13,
            1999 (14)

10.14       Promissory Note to EPI from Dr. Arup Sen dated February 1, 1999 (13)

16.2 Letter from Ernst & Young, LLP regarding response to Change in Certifying Accountants, dated March 23, 1999 (12)

24.1        Consent of Sweeney, Gates & Co.

24.2*       Consent of Wendy Mitchler, Esq. (contained in Exhibit 5)

24.3        Power of Attorney

27.1        Financial Data Schedule (5)

-----------

* to be filed by amendment

(1) Previously filed as an exhibit to EPI's current Report on Form 8-K dated June 15, 1998 and incorporated by reference herein.

(2) Previously filed as an exhibit to Amendment No. 1 to EPI's Quarterly Report on Form 10-QSB dated March 31, 1999 for the quarter ended September 30, 1998 and incorporated by reference herein.

(3) Previously filed as an exhibit to EPI's Current Report on Form 8-K dated June 26, 1998 and incorporated by reference herein.

(4) Previously filed as an exhibit to EPI's Current Report on Form 8-K dated July 8, 1998 and incorporated by reference herein.

(5)         Filed herewith.

(6) Previously filed as an exhibit to EPI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 and incorporated by reference herein.

(7) Previously filed as an exhibit to EPI's Annual Report on Form 10-KSB for the year ended December 31, 1996 and incorporated by reference herein.

(8) Previously filed as an exhibit to EPI's Current Report on Form 8-K dated September 4, 1998 and incorporated by reference herein.

(9) Previously filed as an Exhibit to Amendment No. 6 to EPI's Quarterly Report on Form 10-QSB dated March 29, 2000 for the quarter ended September 30, 1998 and incorporated by reference herein.

(10) Previously filed as an Exhibit to Amendment No. 5 to EPI's Quarterly Report on Form 10-QSB dated January 26, 2000 for the quarter ended September 30, 1998 and incorporated by reference herein.

(11) Previously filed as an Exhibit to EPI's Annual Report on Form 10-KSB for the year ended December 31, 1997 and incorporated by reference herein.

(12) Previously filed as an Exhibit to EPI's Current Report on Form 8-K dated March 31, 1999 and incorporated by reference herein.

(13)        Previously filed as an Exhibit to EPI's Quarterly
            Report on Form 10-QSB for the quarter ended March 31, 1999 and incorporated by reference herein.

(14)        Previously filed as an Exhibit to EPI's Annual Report on
            Form 10-KSB for the year ended December 31, 1999 and incorporated by reference herein.

ITEM 28.  UNDERTAKINGS.

(a) The Registrant hereby undertakes the following:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or event which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in Alachua, Florida, on June 23, 2000.

                                          ELECTROPHARMACOLOGY, INC.




                                        By: /s/ Arup Sen
                                            ----------------------------------
                                            Arup Sen
                                            Chairman, President, Chief Executive
                                            Officer and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on June 23, 2000.

    Signatures                             Title
    ----------                             -----

      /s/ Arup Sen                        Chairman of the Board
______________________________            Chief Executive Officer, Chief
Arup Sen                                  Financial Officer and President

_____________*________________            Director
Murray Feldman

_____________*________________             Vice Chairman of the Board
Richard Kneipper

______________________________            Director
Bernard Carrico

_____________*________________            Director
Stephen Seiler


*The undersigned, by signing his or her name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and contemporaneously filed with the Securities and Exchange Commission

                                                By:      /s/ Arup Sen
                                                   ------------------------
							Arup Sen
							Attorney-in-Fact

                             EXHIBIT INDEX

EXHIBIT NO.                                    DESCRIPTION
-------------------------------------------------------------------

2.4.5 Letter Amendment to Master Agreement between EPI and Norton Herrick dated March 29, 2000

5.0*        Opinion of Wendy Mitchler, Esq.

24.1        Consent of Sweeney, Gates & Co.

24.2        Consent of Wendy Mitchler, Esq. (contained in Exhibit 5)

24.3*       Power of Attorney


* to be filed by amendment

                               Exhibit 24.1


                Consent of Independent Certified Public Accountants

Electropharmacology, Inc.

We consent to the reference to our firm under the captions "Experts", "Selected Financial Data" and "Summary Financial Data" and to the use of our report dated April 7, 2000 in the Registration Statement (Form SB-2) and related Prospectus of Electropharmacology, Inc. filed with the Securities and Exchange Commission on June 23, 2000.



                                          /s/ Sweeney, Gates & Co.



Ft. Lauderdale, Florida
June 23, 2000

                                 Exhibit 24.3

                              POWER OF ATTORNEY

        By signing below, I hereby constitute and appoint Arup Sen, my true and lawful attorney-in-fact and agent to do any and all acts and things and to execute any and all instruments in my name and behalf in my capacities as director and/or officer of Electropharmacology, Inc., a Delaware corporation (the "Company"), which said attorney-in-fact and agent, may deem necessary or appropriate or which may be required to enable the Company to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with a Registration Statement on Form SB-2 (and any abbreviated registration statement relating thereto permitted pursuant to Rule 462(b) under the Securities Act) for the purpose of registering pursuant to the Securities Act an aggregate of up to 5,000,000 shares of our company, par value $.01 per share ("Common Stock"), of the Company to be sold by the Company in a public offering, including specifically, but without limiting the generality of the foregoing, the power and authority to sign for me, in my name and behalf in my capacities as director and/or officer of the Company (individually or on behalf of the Company), such Registration Statement (and any such abbreviated registration statement), and any and all amendments and supplements thereto, and to file the same, with all exhibits thereto and other instruments or documents in connection therewith, with the Securities and Exchange Commission, and hereby ratify and confirm all that said attorney-in-fact and agent, may do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, I have executed this Power of Attorney as of June 12, 2000.




___/s/ Richard K. Kneipper_______              ___/s/ Stephen Seiler__________
Richard K. Kneipper                            Stephen Seiler


_________________________________              ___/s/ Murry Feldman___________
Bernard Carrico                                Murray Feldman